UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
☒  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐  Definitive Information Statement

INTERPHARM HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☐      No Fee Required
☒  Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum value of the transaction was based upon $65,100,000 in cash. The filing fee was determined by multiplying the proposed maximum value of the transaction by .0002.

4.	Proposed aggregate value of transaction:
$65,100,000.00

5.	Total fee paid:
$13,020.00

☐	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

INTERPHARM HOLDINGS, INC.
75 Adams Avenue
Hauppauge, New York 11788
631-952-0114

NOTICE OF APPROVAL OF ASSET PURCHASE AGREEMENT AND
REAL ESTATE CONTRACT
AND APPROVAL OF SALE OF ASSETS

BY

WRITTEN CONSENT OF STOCKHOLDERS

[May __, 2008]

NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the General Corporation Law of the State of Delaware ("Delaware Law") that, on April 24, 2008, the holders of a majority of the outstanding shares of Interpharm Holdings, Inc., a Delaware corporation (“we,” “us” or the “Company”), entitled to vote thereon, acting by written consent without a meeting of stockholders, approved

•
an asset purchase agreement, dated as of April 24, 2008, by and among the Company, our wholly owned subsidiary, Interpharm, Inc., a New York corporation, Amneal Pharmaceuticals of New York, LLC, a Delaware limited liability company (“Amneal”), and the shareholders of the Company indicated as majority shareholders on the signature pages to the asset purchase agreement (the “Majority Stockholders”),

•
a real estate contract, dated April 24, 2008, among our wholly owned subsidiaries, Interpharm, Inc., a New York corporation, and Interpharm Realty, LLC, a New York limited liability company, and Kashiv, LLC, a Delaware limited liability company affiliated with Amneal (the “real estate contract”), and

•	the transactions contemplated thereby.

In addition, on May 2, 2008, the same persons, acting by written consent without a meeting of stockholders, approved a first amendment, dated May 2, 2008, to the asset purchase agreement (the “first amendment”).

Under the asset purchase agreement, as amended by the first amendment (collectively referred to as the “asset purchase agreement”), and the real estate contract, we and our subsidiaries will sell substantially all of our assets and business to the buyers for an aggregate of $61.6 million in cash, subject to certain adjustments thereto and subject to the terms and conditions of the asset purchase agreement and real estate contract. Under the asset purchase agreement, at the closing, Amneal will also establish an escrow fund of $3.5 million for the potential payment of up to $3.5 million additional consideration to the Company and Interpharm, to the extent such funds are not used to indemnify Amneal and Kashiv pursuant to the terms of the asset purchase agreement and real estate contract.

As permitted by Delaware Law, no meeting of stockholders of the Company is being held to vote on the approval of the asset purchase agreement or the real estate contract or the approval of the sale of substantially all of our assets because such transactions have been approved by the requisite stockholders in an action by written consent of the stockholders of the Company. The terms and conditions of the asset purchase agreement and real estate contract and the various transactions contemplated thereby are described in detail in the enclosed Information Statement, which is incorporated by reference and made part of this notice.

/s/ Peter Giallorenzo
Peter Giallorenzo Chief Financial Officer Hauppauge, New York

INFORMATION STATEMENT
INTRODUCTION

After careful consideration, on April 24, 2008, the Board of Directors of the Company (the “Board of Directors”) unanimously adopted (i) the Asset Purchase Agreement, dated as of April 24, 2008 (the “original agreement”) by and among Interpharm Holdings, Inc., a Delaware corporation (the “Company”, “we” or “us”), our wholly-owned subsidiary Interpharm, Inc., a New York corporation (“Interpharm, Inc.”), Amneal Pharmaceuticals of New York, LLC, a Delaware limited liability company (“Amneal”), and the shareholders of the Company indicated as “majority shareholders” on the signature pages thereto (the “Majority Stockholders”), and (ii) the Contract for the Sale of Real Estate, dated as of April 24, 2008 (the “real estate contract”), among Interpharm, Inc., Interpharm Realty, LLC, a New York limited liability company (“Realty”) and Kashiv, LLC a Delaware limited liability company (“Kashiv”).

On May 2, 2008 the Board of Directors unanimously adopted the First Amendment to Asset Purchase Agreement dated May 2, 2008 (the “first amendment”), to the original agreement. The original agreement and the first amendment are hereinafter collectively referred to as the “asset purchase agreement” and such agreements and the real estate contract are hereinafter collectively referred to as the “sale agreements.” Under the sale agreements, the Company, Interpharm, Inc. and Realty (collectively referred to as the “sellers”) will sell substantially all of their assets to Amneal and Kashiv for an aggregate purchase price of $61.6 million in cash, subject to certain adjustments. Under the asset purchase agreement, at the closing, Amneal will also establish an escrow fund of $3.5 million for the potential payment of up to $3.5 million additional consideration to the Company to the extent such funds are not used to indemnify Amneal and Kashiv pursuant to the terms of the sale agreements.

In addition to adopting the sale agreements, the Board of Directors has adopted and approved all related agreements and transactions as described in this Information Statement.

The Board of Directors has determined that the sale of substantially all of the Company’s assets, as set forth in the sale agreements (the “asset sale”), including the sale under the real estate contract of the real property located at 50 Horseblock Road, Yaphank, New York (the “Real Property”), is advisable and in the best interests of the Company and its stockholders. References to the asset sale in this Information Statement also include the sale of the Real Property.

The asset sale involves risks, including the existence of conditions to the obligations of Amneal and Kashiv to complete the asset sale, all of which must either be satisfied or waived prior to the completion of such sale.

The sale agreements and related transactions are more fully described in the section entitled “The Asset Purchase Agreement and Related Documents.”

This Information Statement is being furnished to stockholders of the Company beginning __________, 2008 in connection with the proposed asset sale to Amneal and Kashiv. It is being furnished to the Company’s stockholders of record as of May 2, 2008. You should not assume that the information contained herein is accurate as of any date other than the date hereof. All information in this Information Statement concerning the Company has been supplied by the Company. All information contained in this Information Statement concerning Amneal and Kashiv has been supplied by Amneal.

Copies of the asset purchase agreement and the real estate contract are attached to this Information Statement as Annexes A and B, respectively.

As of May 2, 2008, there were (i) 66,738,426 shares of our Common Stock, par value $0.01 per share (“Common Stock”), (ii) 277,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred”), (iii) 4,855,389 shares of Series A-1 Preferred Stock $0.01 per share ("Series A-1 Preferred"), and (iv) 20,825 shares of Series D-1 Preferred Stock, par value $.01 per share (the “Series D-1 Preferred” and, together with the Series C Preferred, the “Voting Preferred Stock”) issued and outstanding. Under the Delaware General Corporation Law (“Delaware Law”) and the terms of our Certificate of Incorporation, as amended and as currently in effect, the asset sale requires the approval of the majority of the outstanding Common Stock and the Voting Preferred Stock voting together as a single class. The holders of Common Stock and Series C Preferred have one vote per share. The holders of Series D-1 Preferred have one vote per share of Common Stock into which such holders’ shares of Series D-1 Preferred are then convertible. The shares of Series D-1 Preferred outstanding as of May 2, 2008 are convertible into an aggregate of 21,052,632 shares of Common Stock. Accordingly, the approval of holders of shares of Common Stock, Series C Preferred and Series D-1 Preferred entitled to cast 44,034,030 votes, voting together as a single class, is required to approve the asset sale. The holders of a majority of the outstanding Common Stock and Voting Preferred Stock voting together as a single class have executed written consents approving the original agreement, the first amendment and the real estate contract and approving the transactions contemplated by each of those agreements in accordance with Section 228 of Delaware Law. Accordingly, in accordance with Delaware Law and the Certificate of Incorporation of the Company, as amended and currently in effect, the holders of a majority of the outstanding shares of Common Stock and Voting Preferred Stock, voting as a single class, have approved the asset sale and the asset purchase agreement. The actions by written consent are sufficient to approve the sale and the other transactions contemplated by the asset purchase agreement and the real estate contract without any further action or vote of the stockholders of the Company. Accordingly, no other actions are necessary to approve the asset sale, and no such actions are being requested.

The members of Amneal and Kashiv are not required to approve the asset sale.

The holders of Series A-1 Preferred do not have voting rights on the asset sale and the consent of the holders of Series A-1 Preferred was not necessary to obtain the stockholder approval of the transaction required by the Company’s Certificate of Incorporation, as amended, or under Delaware Law. However, the holders of a majority of the outstanding Series A-1 Preferred consented to the terms of the asset purchase agreement thereby waiving certain rights such holders would have in connection with the asset sale.

THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS DESIGNED TO INFORM YOU OF THE ASSET SALE AND TO PROVIDE YOU WITH INFORMATION ABOUT THE ASSET SALE AND THE BACKGROUND TO THE ASSET SALE.

NEITHER THE ASSET SALE, THE ASSET PURCHASE AGREEMENT NOR THE REAL ESTATE CONTRACT HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE ASSET SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE ASSET SALE OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY THE COMPANY OR ANY OTHER PERSON.

        The date of this Information Statement is ____________, 2008.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains "forward-looking statements" regarding our assumptions, projections, expectations, intentions or beliefs about future events. We caution you that these statements may and often do vary from actual results, and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.

 Forward-looking statements speak only as of the date of this Information Statement. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this Information Statement to reflect any change in our expectations or any change in events, conditions, assumptions or circumstances on which any such statement is based unless so required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC.

Annex A—Asset Purchase Agreement, As Amended	A-1
Annex B—Real Estate Contract	B-1
Annex C—Opinion of Houlihan Lokey	C-1

SUMMARY

 The following is a summary of information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and the exhibits attached hereto. We urge you to read this Information Statement, the Asset Purchase Agreement, as amended by the First Amendment, the Real Estate Contract and the Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. concerning the fairness of the asset sale transaction referred to herein to the Company from a financial point of view set forth on Annex A, Annex B and Annex C, respectively, in their entirety because they contain important information about the Company and the asset sale.

The Parties Involved in the Asset Sale

        The parties involved in the asset sale (which for purposes of this Information Statement includes the sale of the Real Property by our subsidiary, Interpharm, Inc.) are the Company, Interpharm, Inc. and Realty (collectively, the “sellers”) and Amneal and Kashiv (collectively, the “buyers”). See “Information Regarding the Parties.”

The Company, Interpharm, Inc. and Realty

The Company, through its operating wholly-owned subsidiary, Interpharm, Inc., has been engaged in the business of developing, manufacturing and marketing generic prescription strength and over-the-counter pharmaceuticals since 1984. We currently sell our products under (i) our own label to major retailers, wholesalers, managed care organizations and national distributors and (ii) under private label to wholesalers, distributors, repackagers, and other manufacturers. As of April 30, 2008, we manufactured and marketed 38 generic pharmaceutical products, which represent various oral dosage strengths for eleven unique products and different dosage strengths for 27 of these products.

The Company’s common stock was delisted from the American Stock Exchange on May 1, 2008 and is currently quoted in the Pink Sheets under the symbol "IPAH." The Company’s principal executive offices are located at 75 Adams Avenue, Hauppauge, New York 11788 and its telephone number is 631-952-0214. The Company is a Delaware corporation.

Interpharm, Inc. is a New York corporation and a wholly owned subsidiary of the Company.

Realty is a New York limited liability company which is the former owner of the Company's real property in Yaphank, New York and currently has no assets. Realty is a wholly owned subsidiary of the Company.

For addition information, See “Information Regarding the Parties.”

Amneal

       Amneal is a Delaware limited liability company and wholly owned subsidiary of Amneal Pharmaceuticals, LLC.  Kashiv, LLC is also a Delaware limited liability company and is owned by the principals of Amneal Pharmaceuticals, LLC.

       Amneal Pharmaceuticals, LLC, a Delaware limited liability company, is a pharmaceutical company that develops, manufactures and distributes generic pharmaceutical products, both over the counter and prescription.  Amneal Pharmaceuticals, LLC is privately owned and has operated since 2001, with its headquarters in Paterson, New Jersey.

       For additional information regarding Amneal and Kashiv, see "Information Regarding the Parties."

Structure of the Transaction and Consideration to be Received

       Under the agreements relating to the asset sale, the sellers will sell to Amneal and Kashiv substantially all of the assets of the Company and its subsidiaries, including the Real Property located at 50 Horseblock Road, Yaphank, New York, in exchange for an aggregate of $61.6 million in cash (which amount is subject to certain adjustments, including credits for advances by Amneal to the Company under the loan and security agreement, reductions for the mutually agreed value of certain liabilities assumed by Amneal and the amount of reductions in inventory of the sellers between the dates of signing and closing of the asset purchase agreement, increases for the face amount of receivables of the sellers which are assigned to Amneal and certain adjustments and prorations under the real estate contract). Under the asset purchase agreement, at the closing, Amneal will also establish an escrow fund of $3.5 million for the potential payment of up to $3.5 million additional consideration to the Company and Interpharm, Inc. to the extent such funds are not used to indemnify Amneal or Kashiv pursuant to the terms of the sale agreements.

The asset sale will become effective following the satisfaction or waiver of all closing conditions as contemplated by the sale agreements. See the section in this information statement entitled "The Asset Purchase Agreement and Related Documents."

Interpharm’s Reasons for the Transaction

The sellers agreed to enter into the sale agreements because, as a result of certain defaults by the Company under the Wells Fargo Credit Agreement (as defined below) and Restated Forbearance Agreement (as defined below) with Wells Fargo Bank, National Association (“Wells Fargo”), under the Amended and Restated Forbearance Agreement, dated as of March 25, 2008 (the “Restated Forbearance Agreement”), among the Company, Interpharm Inc. and Wells Fargo, the Company and Interpharm Inc. had a deadline of April 30, 2008 to procure a binding commitment for a sale if Interpharm Inc. could not refinance its obligations to Wells Fargo under the Credit Agreement and Security Agreement dated as of February 9, 2006 between Interpharm, Inc. and Wells Fargo (the “Wells Fargo Credit Agreement”) with a new lender. If the sellers could not refinance or otherwise satisfy their indebtedness to Wells Fargo, in accordance with the Restated Forbearance Agreement, Wells Fargo would be entitled to foreclose on the sellers’ assets securing such indebtedness (which assets constitute substantially all of the sellers’ assets) and effectively put the sellers out of business. The Board of Directors of the Company determined that the asset sale on the terms negotiated with Amneal and Kashiv was preferable to all other strategic and financial alternatives (including voluntary bankruptcy) then available to the Company and Interpharm, Inc. See the “Background of the Asset Sale.”

Opinion of the Company’s Financial Advisor

On May 7, 2008, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), the Company’s financial advisor in connection with the transaction, rendered a written opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the sellers in the asset sale, as of May 7, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Board of Directors and only addressed the fairness from a financial point of view of the consideration to be received by the sellers in the asset sale and does not address any other aspect or implication of the asset sale. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our stockholders to read carefully the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice or a recommendation to the Board of Directors or any stockholder as to how to act with respect to the asset sale or related matters. See “Opinion of Houlihan Lokey.”

Use of Proceeds

The Company will use the cash proceeds of the asset sale to (i) pay expenses incurred in connection with the asset sale (which are estimated to be $_________) and (ii) satisfy in full all liabilities and indebtedness of the Company not assumed by the buyers (estimated to be $______), including a Success Fee of $500,000 payable to Wells Fargo which is payable under the Restated Forbearance Agreement if the asset sale is consummated.

Under the asset purchase agreement, the Company has agreed that if the asset sale is consummated, it will not make any payment or distribution with respect to its equity securities, whether by way of redemption, dividend, distribution or otherwise, to the Majority Stockholders or any other holders of Company’s capital stock until more than 90 days after the closing date.

In addition to making the above payments, after the asset sale is consummated the Company intends to wind up its operations and distribute its remaining net assets, if any, to its stockholders. At the current time, the Company cannot accurately estimate the amount, if any, which will be available for distribution to its stockholders.

For additional information see "The Company's Plans Following the Asset Sale."

Proceeds Sharing Agreement

The Majority Stockholders have entered into an Amended and Restated Proceeds Sharing Agreement dated as of May 1, 2008 (the “Proceeds Sharing Agreement”) which provides, among other things, that in the event that the holders of the Company’s Common Stock receive aggregate cash distributions from the Company or Amneal with respect to their shares of Common Stock of less than $3 million and the holders of Series D-1 Preferred (“D-1 Holders”) receive aggregate cash distributions from the Company or Amneal of at least $13 million with respect to their Series D-1 Preferred, each of the D-1 Holders agrees to share proceeds with all holders of Common Stock to the extent that proceeds to such D-1 Holders are in excess of $6.5 million, until all holders of Common Stock have received proceeds from the Company, Amneal and the D-1 Holders equal to an aggregate of $3 million.

The Company is not a party to, nor obligated under, the Proceeds Sharing Agreement to make any payments to the holders of any class or series of the Company’s capital stock other than as may be required under the terms of such capital stock.

See “The Asset Purchase Agreement and Related Documents - Ancillary Agreement - Proceeds Sharing Agreement."

Indemnity

The asset purchase agreement obligates us to indemnify the buyers for:

•	any liabilities of any seller not assumed by the buyers;

•	any failure by us to observe or perform our covenants;

•	any representation or warranty made by us being untrue or incorrect in any respect;

•
any taxes of any seller or with respect to the business for all periods prior to the closing date, and any tax liability of any seller or the Company’s shareholders arising in connection with the transactions contemplated by the asset purchase agreement;

•	any failure of any seller to have good, verified marketable title to the assets to be sold under the asset purchase agreement free and clear of all liens (other than permitted liens);

•	any challenge to the transaction by any shareholder of the Company;

•
all reasonable attorneys fees and other losses in connection with pending litigation (other than litigation that Amneal agrees to assume) against the assets to be sold under the asset purchase agreement;

•	certain failures of the sellers to have effective, exclusive and original ownership of all of their tangible and intellectual property;

•	brokers fees, commissions or similar payments to Greiner-Maltz Company of Long Island or any of its affiliates with respect to the sale of the Real Property or otherwise; and

•
any failure by the Company to pay costs required to be paid by the Company under the asset purchase agreement to transfer to Amneal of the U.S. Drug Enforcement Agency (“DEA”) controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York and the Real Property; and

•	any costs of product recalls which occur 180 days after the closing date for product lots which were manufactured prior to the closing date.

See “The Asset Purchase Agreement and Related Documents - Indemnification and Escrow.”

Escrow

The parties have agreed, pursuant to an escrow agreement to be entered into with Sovereign Bank, as escrow agent, that Amneal shall place $3.5 in escrow for one year. The escrow fund shall be used to secure the indemnification obligations of the Company and Interpharm, Inc. under the sale agreements. Funds will be released to the Company after one year assuming no claims against the escrow. See "The Asset Purchase Agreement and Related Documents — Indemnification and Escrow."

Representations and Warranties of the Company and its Subsidiaries

The representations and warranties of the sellers contained in the sale agreements include customary representations regarding the sellers and the assets to be conveyed to Amneal and Kashiv. See "The Asset Purchase Agreement and Related Documents — Representations, Warranties, and Covenants.”

Conditions to Closing

Before the asset sale can be completed certain closing conditions must be satisfied or waived. See “The Asset Purchase Agreement and Related Documents — Conditions Precedent to the Closing of the Asset Sale."

Closing

Under the sale agreements, the closing of the asset sale is scheduled to be held on June 16, 2008, or, if the DEA has not issued a controlled substances license to Amneal for Interpharm, Inc.’s 75 Adams Avenue, Hauppauge, New York facility prior to June 16, 2008, the closing date shall be automatically extended to the earlier of July 16, 2008 or the third business day after the DEA license is issued. In the event that the DEA license has not been issued to Amneal prior to July 16, 2008 then, unless Amneal and the Company agree to extend the closing date or Amneal waives the condition that it be issued the DEA license prior to closing and elects to close, the asset purchase agreement shall automatically terminate at midnight on July 16, 2008.

Under rules promulgated by the SEC, the asset sale may not be consummated until at least 20 days following the mailing of this Information Statement. In addition, the closing of the asset sale is subject to the satisfaction or waiver of additional closing conditions under the sale agreements.

We anticipate that the asset sale will close on ______________, 2008, which is the third business day following the date on which the Company will fulfill its information statement filing and mailing obligations by having mailed this information statement to stockholders at least 20 days prior to consummating the asset sale. However, in the event that prior to (i) the earlier of June 16, 2008 and (ii) the third business day after the DEA license is issued, the sellers have not complied with certain of the conditions to the obligations of Amneal to close the sale agreements, the closing date of the sale agreements shall be automatically extended to the third business day following the date on which all of such conditions have been satisfied.

For additional information see "The Asset Purchase Agreement and Related Documents — Conditions Precedent to the Closing of the Asset Sale" and — "Termination, Amendments and Waivers."

Termination

Amneal and the Company have the option to terminate the sale agreements under certain circumstances, including the ability to terminate the sale agreements if the asset sale has not been completed by September 16, 2008, even if the reason the closing has not occurred is that all of Amneal’s conditions to close have not been satisfied. See "The Asset Purchase Agreement and Related Documents—Termination."

No Solicitation

    Except in connection with certain unsolicited third-party proposals received prior to the time a definitive Information Statement is filed with the SEC (which occurred on _____, 2008), the asset purchase agreement prohibits the Company from soliciting, and prohibits the Company from participating in discussing with third parties, or taking other actions related to, alternate transactions to the asset sale to Amneal. See “The Asset Purchase Agreement and Related Documents - No Solicitation of Alternative Transactions.”

Break-up Fee

If the asset purchase agreement is terminated in connection with the Company entering into a definitive agreement with a third party with respect to an alternative transaction, the Company would be required under certain circumstances to pay Amneal a termination fee of 4% of the purchase price in the asset sale (defined as the sum of (a) the $61.6 million base cash purchase price, (b) the $3.5 million escrowed amount and (c) the amount of the sellers’ liabilities assumed by Amneal in connection with the asset sale) and Amneal’s reasonable expenses related to the transaction.  In addition, Interpharm, Inc. would become obligated to repay all advances made to it by Amneal under the loan and security agreement entered into between such parties on April 24, 2008. See “The Asset Purchase Agreement and Related Documents - Break-up Fee.”

Expenses

    In general, all fees and expenses incurred in connection with the sale agreements and the transactions contemplated thereby will be paid by the party incurring the expenses whether or not the asset sale is completed. See “The Asset Purchase Agreement and Related Documents.”

Vote Required for Stockholder Approval

Since the asset sale may constitute a sale of "all or substantially all" of the assets of the Company as defined under Section 271 of Delaware Law, the Company has elected to obtain stockholder approval of the asset sale. Section 271 of Delaware Law requires the approval of the holders of a majority of the outstanding shares of the Company entitled to vote on that matter.

As of May 2, 2008, there were (i) 66,738,426 shares of our Common Stock, (ii) 277,000 shares of Series C Preferred, (iii) 4,855,389 shares of Series A-1 Preferred and (iv) 20,825 shares of Series D-1 Preferred issued and outstanding. The Series C Preferred and the Series D-1 Preferred (which are collectively referred to as the “Voting Preferred Stock”) are the only shares of preferred stock which carry rights to vote on the asset sale. Under Delaware Law and the terms of our Certificate of Incorporation, as amended and as currently in effect, the asset sale requires the approval of the majority of the outstanding Common Stock and Voting Preferred Stock voting together as a single class. The holders of Common Stock and Series C Preferred have one vote per share. The holders of Series D-1 Preferred have one vote per share of Common Stock into which such holders' shares of Series D-1 Preferred are then convertible. The shares of Series D-1 Preferred outstanding as of May 2, 2008 are convertible into 21,052,632 shares of Common Stock. Accordingly, the approval of holders of shares of Common Stock, Series C Preferred Stock and Series D-1 Preferred Stock entitled to cast 44,034,030 votes, voting together as a single class, is required to approve the asset sale. The Majority Stockholders, constituting the holders of a majority of the outstanding Common Stock and Voting Preferred Stock, voting together as a single class, have executed written consents approving the asset purchase agreement and the real estate contract and approving the transactions contemplated by each of those agreements in accordance with Section 228 of Delaware Law. Accordingly, in accordance with Delaware Law and the Certificate of Incorporation of the Company, as amended and currently in effect, the holders of a majority of the outstanding shares of Common Stock and Voting Preferred Stock, voting as a single class, have approved the asset sale and asset purchase agreement. The actions by written consent are sufficient to approve the sale and the other transactions contemplated by the asset purchase agreement and the real estate contract without any further action or vote of the stockholders of the Company. Accordingly, no other actions are necessary to approve the asset sale, and no such actions are being requested. The members of Amneal and Kashiv are not required to approve the asset sale.

See “Stockholder Consent to Asset Sale.”

Tax Consequences

 The asset sale does not generate any U.S. federal income tax consequences to the stockholders of the Company. See "Certain United States Federal Income Tax Considerations" for a summary of the tax consequences to the Company.

Appraisal Rights

Stockholders are not entitled to appraisal rights. See “Absence of Dissenters’ Rights.”

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

The following questions and answers are presented for your convenience only and briefly address some questions you may have about the asset sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire information statement, including the annexes.

Q:	Why am I receiving this information statement?

A:
This information statement describes the sale of substantially all of our business and assets and real property to Amneal and Kashiv and the approval of that sale by written consent of our stockholders. Our board of directors is providing this information statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, solely to inform you of, and provide you with information about, the asset sale before it is consummated.

Q:	Who is entitled to receive this information statement?

A:
Stockholders of record as of the close of business on the date the stockholders approved the asset sale (which for purposes of this information statement is May 2, 2008, the date such stockholders approved the first amendment to the asset purchase agreement), are entitled to receive this information statement and the accompanying notice of stockholder action by written consent, which describes the corporate action that has been approved by the written consent of our stockholders.

Q:	Am I being asked to vote on the asset sale?

A:
No, we are not asking you to vote for approval of the asset sale or to provide your written consent to the asset sale, because your vote or written consent is not required for approval of the asset sale, which has been already been approved by the written consents of the Majority Stockholders.

Q:	Will there be a stockholder meeting to consider and approve the asset sale?

A:	No, a stockholder meeting will not be held to consider and approve the asset sale. The asset sale has already been approved by the written consent of our stockholders.

Q:	Will any of the proceeds from the asset sale be distributed to me as a shareholder?

A:
After the asset sale is consummated the Company intends to pay all of its outstanding indebtedness and to wind up its operations and distribute its remaining net assets, if any, to its stockholders. Under the asset purchase agreement, the Company has agreed that if the asset sale is consummated, it will not make any payment or distribution with respect to its equity securities, whether by way of redemption, dividend, distribution or otherwise, to the Majority Stockholders or any other holders of Company’s capital stock until more than 90 days after the closing date. At the current time, the Company cannot accurately estimate the amount, if any, which will be available for distribution to its stockholders.

Q:	The asset purchase agreement was amended. What terms were changed?

A:
The parties amended the asset purchase agreement on May 2, 2008 to, among other things, decrease the base cash amount payable at closing to the Company to $61,600,000 from $65,000,000; to add certain matters for which the Company and Interpharm, Inc. would indemnify the buyers; to add certain pre-closing covenants; and to amend certain schedules to the asset purchase agreement. No other material terms were changed.

Q:	Is the asset sale subject to the satisfaction of any conditions?

A:
Yes. Before the asset sale can be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this information statement in the section entitled "The Asset Purchase Agreement and Related Documents—Conditions Precedent to Obligations of Amneal." If these conditions are not satisfied or waived, then the asset sale will not be consummated even though it has been approved by written consent.

Q:	When do you expect the asset sale to be consummated?

A:
We intend to consummate the asset sale on the date on which all of the remaining closing conditions specified in the asset purchase agreement are satisfied or waived. Assuming the  remaining closing conditions are satisfied or waived by such date, we expect to consummate the asset sale in ___________, 2008 but no earlier than 20 days after the date this information statement is first mailed to the stockholders.

Q:	What are the U.S. federal income tax consequences of the asset sale?

A:
The net proceeds from the asset sale will consist solely of cash. The sale of our assets will generally generate a capital gain or loss to us depending on whether the net proceeds are greater or less than our adjusted tax basis in such assets. We believe that we have net operating losses available that will be sufficient to offset any gains realized upon consummation of the asset sale.

Our stockholders will not directly experience any U.S. federal income tax consequences as a result of the consummation of the asset sale.

For additional information on the U.S. federal income tax consequences of the asset sale, see the section in this information statement entitled "Certain U.S. Federal Income Tax Considerations" beginning on page 35.

Tax matters are very complicated, and the tax consequences of any asset sale will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the asset sale and any related dividends.

Q:	What should I do now?

A:	No action by you is required.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this information statement or if you have questions about the asset sale, then you should contact us as follows:

Interpharm Holdings, Inc.
Attn: Peter Giallorenzo
75 Adams Avenue
Hauppauge, New York 11788

INFORMATION REGARDING THE PARTIES

The Company

Interpharm Holdings, Inc. through its operating wholly-owned subsidiary, Interpharm, Inc., has been engaged in the business of developing, manufacturing and marketing generic prescription strength and over-the-counter pharmaceuticals since 1984.

Realty is a New York limited liability company which is a wholly owned subsidiary of the Company. Realty is the former owner of the Company's real property in Yaphank, New York and currently has no assets.

We currently sell our products under (i) our own label to the major retailers, wholesalers, managed care organizations and national distributors, and (ii) under private label to wholesalers, distributors, repackagers, and other manufacturers. As of April 30, 2008, we manufactured and marketed 38 generic pharmaceutical products, which represent various oral dosage strengths for 11 unique products and different dosage strengths for 27 of these products.

Our principal executive offices are located at 75 Adams Avenue, Hauppauge, New York 11788, and our telephone number is 631-952-0214.

Amneal Pharmaceuticals of New York, LLC and Kashiv, LLC

Amneal is a Delaware limited liability company and wholly owned subsidiary of Amneal Pharmaceuticals, LLC.  Kashiv, LLC is also a Delaware limited liability company and is owned by the principals of Amneal Pharmaceuticals, LLC.

Amneal Pharmaceuticals, LLC, a Delaware limited liability company, is a pharmaceutical company that develops, manufactures and distributes generic pharmaceutical products, both over the counter and prescription.  Amneal Pharmaceuticals, LLC is privately owned and operated since 2001, and its headquarters is in Paterson, New Jersey.

Amneal, Kashiv, LLC and Amneal Pharmaceuticals, LLC each have a mailing address of 209 McLean Boulevard, Paterson, New Jersey 07504, and each of their telephone numbers is (973) 357-0222.

INFORMATION REGARDING THE TRANSACATION

Under the sale agreements, the Company and its subsidiaries will sell to Amneal and Kashiv substantially all of the assets of the Company and its subsidiaries, including the real property located at 50 Horseblock Road, Yaphank, New York, in exchange for an aggregate of $61.6 million in cash (which amount is subject to certain adjustments, including reductions for the mutually agreed value of certain liabilities assumed by the buyers and the amount of reductions in inventory of the Company and its subsidiaries between the dates of signing and closing of the asset purchase agreement, increases for the face amount of receivables of the sellers which are assigned to Amneal and certain adjustments and prorations under the real estate contract). $3.5 million of the purchase price paid at closing will be placed in escrow, as described below. In addition, all amounts advanced by Amneal to Interpharm, Inc. under the loan and security agreement discussed in the subsection entitled “Ancillary Agreements - Loan and Security Agreement” below shall be credited against the cash amount payable by Amneal at the closing of the asset sale. The asset sale will close following the satisfaction or waiver of all closing conditions as contemplated by the sale agreements. See the section in this information statement entitled "The Asset Purchase Agreement and Related Documents."

BACKGROUND OF THE ASSET SALE

On February 9, 2006, the Company and Interpharm, Inc. entered into a credit and security agreement (the "Wells Fargo Credit Agreement") with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Wells Fargo" or “Wells Fargo Business Credit”). Under the Wells Fargo Credit Agreement, the Company obtained a $41,500,000 credit facility from Wells Fargo. Copies of the Wells Fargo Credit Agreement and related documents are annexed to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2006.

On October 26, 2007, the Company, Interpharm, Inc. and Wells Fargo Business Credit entered into a Forbearance Agreement, which was subsequently amended on November 12, 2007. The amendment was necessary because as of June 30, 2007, the Company had defaulted under the Wells Fargo Credit Agreement with respect to (i) financial reporting obligations, including the submission of its annual audited financial statements for the fiscal year ended June 30, 2007 and (ii) financial covenants related to minimum net cash flow, maximum allowable leverage ratio, maximum allowable total capital expenditures and unfinanced capital expenditures for the fiscal year ended June 30, 2007 (collectively, the “Existing Defaults”).

Under the terms of the Forbearance Agreement, Wells Fargo agreed to waive the Existing Defaults based upon the receipt by Interpharm Inc. of at least $8,000,000 in proceeds from the sale of equity or subordinated debt. On November 7 and 14, 2007, the Company and Interpharm, Inc. received a total of $8,000,000 in gross proceeds from the issuance and sale of subordinated debt. In addition, the Forbearance Agreement served as an amendment to the Wells Fargo Credit Agreement with respect to certain financial covenants, including, but not limited to, the Company’s required “net income before tax” and “net cash flow” for certain periods.

On January 10, 2008, the Company and Interpharm, Inc. received notice of defaults under the Forbearance Agreement with respect to: (i) financial covenants relating to required net income before tax for the months ended October 31, 2007 and November 30, 2007, (ii) financial covenants relating to required net cash flow for the months ended October 31, 2007 and November 30, 2007 and (iii) an obligation to have a designated financial advisor provide an opinion as to Company’s and Interpharm, Inc.’s ability to meet their fiscal year 2008 projections.

As a result of the January 10, 2008 defaults, Wells Fargo began a review of the Company’s and Interpharm, Inc.’s borrowing base and eligible collateral. At that time, the Company and Interpharm, Inc. did not have any credit availability under the Wells Fargo Credit Agreement, had fallen behind on payments to raw material vendors and had limited ability to procure enough raw materials in order to meet customer orders. On January 21, 2008, Wells Fargo reduced the available credit facility by making wholesale accounts receivables from Cardinal Health, McKesson, and AmeriSource Bergen ineligible from the borrowing base.

On January 28, 2008, the Company’s Management, key investors and certain members of the Board of Directors met at the request of Wells Fargo. Wells Fargo registered concern as to the Company’s ability to continue as a going concern. In response to Wells Fargo’s actions, the Company’s management and its Board of Directors developed a plan to overhaul the operations of the Company and to seek financing of equity or debt or alternatively to consider a sale or merger of the business to enhance creditor and shareholder value. Management and a designee of the Board, Richard J. Miller, presented a restructuring plan (the “Plan”) to Wells Fargo on January 29, 2008 and negotiated the New Forbearance Agreement with Wells Fargo described below.

As part of the Plan, the Company agreed to reduce the payroll of the business and seek refinancing or sale of the business. In the ensuing four weeks, the Company interviewed several investment bankers to solicit their interest in representing the Company. The bankers suggested that the Company and its creditors and stockholders would be best served to refinance the business. The Board concluded to follow several paths of refinancing and sale and engaged a Board member, Richard Miller, to lead such efforts. In connection with Wells Fargo’s review, the Company and Interpharm, Inc. completed a restructuring of their operations pursuant to a new operating plan under which 20% of payroll expenses were eliminated by a reduction in force, research and development activities were substantially reduced and the Company and Interpharm, Inc. began the process to seek an alternative source of financing.

On February 5, 2008, the Company, Interpharm, Inc. and Wells Fargo entered into a new Forbearance Agreement (the “New Forbearance Agreement”) whereby Wells Fargo agreed to, among other things, (i) forbear from exercising its remedies arising from the Company’s and Interpharm, Inc.’s default under the Wells Fargo Credit Agreement until June 30, 2008 provided no further default occurred; (ii) provide a moratorium on certain principal payments; and (iii) advance the Company up to $2,999,999 under a newly granted real estate line of credit mortgage on the Company’s real estate, which amounts were to be due on June 30, 2008.

The New Forbearance Agreement limited the Company’s and Interpharm, Inc.’s borrowing base on which certain advances are made, including receivables from certain wholesaler customers which comprised approximately 19% of Interpharm, Inc.’s sales for the nine months ended March 31, 2008. Sales to these wholesale customers were made at a “wholesale acquisition cost” and then the difference between this cost and the price at which the products were resold by the wholesaler was charged against the receivable to Interpharm, Inc.

The New Forbearance Agreement also provided for a number of events of default, including (i) a material adverse change; (ii) failure of the Company to meet certain budget items by more than 10%; (iii) failure to receive a letter of intent for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by March 31, 2008; (iv) failure by the Company to receive a commitment for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by April 30, 2008; (v) failure of the Company to close a transaction for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by June 30, 2008; and (vi) the Wells Fargo indebtedness remaining outstanding on June 30, 2008.

In addition, the New Forbearance Agreement provided for the payment to Wells Fargo of a “Success Fee” of $500,000 in the event that the Company was able to complete a sale of its stock or assets. In the event that the entire Wells Fargo indebtedness was paid by February 28, 2008, the Success Fee was to be reduced to $250,000, if by March 31, 2008 it was to be reduced to $350,000 and if by April 30, 2008 it was to be reduced to $450,000.

In February 2008, the Company, through Richard Miller, one of its directors, sought refinancing of its debt to Wells Fargo from 29 lending groups and six equity firms. The Company also discussed the possible acquisition of its business with eight companies who expressed various levels of interest in the Company. A sale process was established whereby the Company would provide certain information under a confidentiality agreement to interested acquirers for their review in order to make an initial proposal to the Company. An initial proposal would require a bidder to propose a value for the business, the internal requirements for approval, and any regulatory hurdles to complete a transaction.

Two equity financing sources (“Equity source A” and “Equity source B”) expressed significant interest in March 2008. Equity source A expressed an interest in investing $5 million into the Company in connection with a refinancing of the Wells Fargo debt. After diligence with the Company and its investors, Equity source A determined that it was not interested in moving forward in a transaction. Equity source B reviewed materials, held discussions with the Company and informally proposed a $5 million mezzanine investment. After further discussions with the Company, Equity source B withdrew its interest in the investment opportunity.

On March 11, 2008, Mr. Miller met with Wells Fargo to update them on the performance of the Company and the refinancing and sale efforts. Mr. Miller reported the Company’s revenue in February 2008 exceeded budget by over 25% and that the Company had EBITDA from operations of over $800,000. In addition, the Company was in compliance with all covenants in the Forbearance Agreement. Mr. Miller outlined the potential lenders for refinancing as well as efforts to sell the business. Wells Fargo expressed satisfaction as to the speed of the turnaround of the business.

On March 13, 2008, the Company received a letter from Wells Fargo that it was reducing the advance rate on its inventory borrowing facility from fifty percent to thirty-nine percent effective March 17, 2008. The reduction eliminated almost all of the availability the Company had built in its working capital line. In response, the Company and its counsel met with the Wells Fargo on March 17, 2008 to discuss the inventory advance rate reduction, Wells Fargo’s contractual right to reduce the advance rate and the impact Wells Fargo’s actions would have on the Company’s business.

Wells Fargo informed the Company that it had reduced the advance rate based upon a recently procured appraisal of the Company’s and Interpharm, Inc.’s inventory which resulted in a reduction in available collateral against which to borrow. As a result, on March 25, 2008, the Company, Interpharm, Inc. and Wells Fargo entered into an Amended and Restated Forbearance Agreement (the “Restated Forbearance Agreement”) in which, in exchange for a $250,000 payment and other consideration, Wells Fargo agreed to provide the Company with additional borrowing availability through: (i) increasing the cap on Interpharm’s revolving credit line by approximately $2.3 million which was secured by a mortgage against its facility at 50 Horseblock Road in Yaphank, New York; (ii) increasing the percentage of inventory which was eligible as collateral for borrowing; and (iii) adding eligible receivables against which to borrow.

In addition to the foregoing, the Restated Forbearance Agreement provided that it was an event of default if the Company did not receive a letter of intent for a purchase of substantially all of its assets for an amount in excess of the amounts owing to Wells Fargo, or a proposal to refinance the amounts owing to Wells Fargo, by March 31, 2008.

On March 18, 2008, the Company received a proposal from a mezzanine lender (“Lender A”) for a $30 million term loan to be used to refinance the amounts owed to Wells Fargo. The contemplated interest rate was 12% with an additional stock dividend equal to 2%. In addition, the Company was to issue to Lender A a number of warrants equal to 5% of the number of fully diluted outstanding shares of common stock of the Company with an exercise price of $0.20 and which were to have a 10 year term.

The proposal also set forth a time frame of between April 4 and April 8, 2008 for Lender A’s credit committee approval. On April 9, 2008, Lender A informed the Company that it was amending its proposal due to the concerns over the impact of the Wells Fargo reduction in inventory advance rates of March 13, 2008. The new proposal included requirements of significant additional due diligence expenses that the Company would be required to prepay and lacked certainty of closing on the transaction by April 30, 2008.

The Company received another refinancing proposal on March 20, 2008 from a bank (“Lender B”). Lender B’s proposal was for a $20,000,000 senior secured revolving credit facility to refinance existing Wells Fargo indebtedness and to provide working capital. The security for the credit facility was to be the Company’s eligible accounts receivable. In early April 2008, Lender B advised that it would not proceed with the proposal due to Lender B’s deemed ineligibility of the Company’s receivables from pharmaceutical wholesalers with agreements providing that when and if the Company is unable to ship products, the wholesaler can obtain substitute products and chargeback any difference in price to the Company.

The only other refinancing proposal received by the Company was a proposal from a lender ("Lender C"). Lender C proposed a refinancing of the Real Property for $10 million which was declined by the Company as it would not have provided the necessary amount of money to repay Wells Fargo, by itself and the Company believed it could obtain a higher amount from a refinancing of the Real Property.

At the time that the Company and Interpharm entered into the Restated Forbearance Agreement, it had been in the process of seeking means of accounts receivable financing for the accounts against which Wells Fargo would not lend, a new credit line which could replace the Wells Fargo Credit Agreement and pay off Wells Fargo all amounts owed and/or a sale of the Company and/or substantially all of its assets.

In March and April, 2008, the Company, through its designated representative, Richard Miller, a director of the Company, held discussions with six potential buyers of the Company or substantially all of its assets. From March 14, 2008 to April 9, 2008, the Company received and responded to inquiries from four interested acquirers. On March 21, 2008, the Company received a proposed letter of intent from Amneal Pharmaceuticals, LLC, Amneal’s parent company, to acquire the Company for $55 million. Except for entering into a non-disclosure agreement in connection with a potential transaction prior to receiving the letter of intent, the Company had no prior relationships with Amneal Pharmaceuticals, LLC which became aware of the Company through a law firm that performed services for both the Company and Amneal Pharmaceuticals, LLC. The Company had several subsequent meetings and conversations with Amneal Pharmaceuticals, LLC management in an effort to communicate to Amneal Pharmaceuticals, LLC's management the value of the Company’s assets.

Three interested parties submitted term sheets. Bidder A conducted on-site due diligence on April 2, 2008, received follow-up due diligence materials and conducted follow-up due diligence calls that culminated in a proposal April 9, 2008. Bidder B met with the Company on March 31, 2008 and performed certain due diligence on the Company information that resulted in a proposal delivered April 2, 2008. Bidder B’s proposal was reviewed and compared for financial comparison, certainty of closure, and structural elements. Bidder C proposed a transaction on March 21, 2008, but was unable to demonstrate an ability to finance the transaction and therefore, the Company did not consider its bid. The Company responded to Amneal Pharmaceuticals, LLC, Bidder A and Bidder B with additional due diligence information and invited each to re-bid. Neither Bidder A nor Bidder B submitted a revised proposal.

On April 7, 2008 Amneal Pharmaceuticals, LLC revised its proposal to $65.5 million for the purchase of substantially all of the Company’s assets. After several days during which the parties held multiple calls and negotiations, Amneal Pharmaceuticals, LLC revised its proposal on April 11, 2008 to a total of $68.5 million, exceeding the next highest bid by $3.5 million – Bidder A had bid $50 million and Bidder B had bid $65 million. The Company’s Board of Directors approved the proposal and executed a letter of intent for a transaction with $68.5 million of purchase price consideration with interim financing for the Company.

On April 11, 2008, the Company reached agreement on a term sheet for the sale of substantially all of its assets to Amneal. Later that day, Amneal presented to the Company a draft Asset Purchase Agreement, Contract of Sale for the Company’s Real Property at 50 Horseblock Road in Yaphank, New York and a Loan and Security Agreement for a $1.5 million loan to the Company from Amneal pending the closing under the Asset Purchase Agreement. The parties began negotiating the draft agreements in meetings which began on April 14, 2008 and which concluded on April 24, 2008 when the transaction documents were executed.

After execution of the Amneal term sheet, the Company received a bid from a prospective purchaser for the Real Property of $12 million. The Compay declined the bid in favor of the Amneal asset sale.

Background to the Amendment to the Asset Purchase Agreement

Under the asset purchase agreement, Amneal had a period to April 30, 2008 (which period was extended to May 2, 2008 by written agreement of the parties) to conduct a due diligence review of the sellers and their assets. Based upon the results thereof, Amneal would have the right to terminate its purchase obligation and receive the return of its advances to Interpharm, Inc. under the loan and security agreement. Prior to the end of the due diligence period, the parties engaged in negotiations and discussion regarding several due diligence issues raised by Amneal. The result of those negotiations was that Amneal committed to continue with the asset sale transaction under the terms of the first amendment to the asset purchase agreement in lieu of exercising its right to terminate the Agreement.

In the first amendment, the parties agreed to a reduction of the base cash amount (a component of the purchase price which does not include $3.5 million to be deposited in escrow by Amneal for the potential payment of up to $3.5 million additional consideration to the Company and Interpharm, to the extent such funds are not used to indemnify Amneal or Kashiv pursuant to the terms of the sale agreements) from $65.0 million to $61.6 million. In addition, the parties agreed to add certain covenants and indemnity obligations of the Company and Interpham, Inc. as well as certain schedules to the original agreement.

THE COMPANY’S REASONS FOR THE ASSET SALE

The Company and Interpharm agreed to enter into the sale agreements because, as a result of certain defaults by the Company under the Restated Forbearance Agreement, under the Restated Forbearance Agreement with Wells Fargo they had a deadline of April 30, 2008 to procure a binding commitment for a sale if they could not refinance their obligations to Wells Fargo under the Wells Fargo Credit Agreement with a new lender. If the sellers could not refinance or otherwise satisfy their indebtedness to Wells Fargo, in accordance with the Restated Forbearance Agreement, Wells Fargo would be entitled to foreclose on the sellers' assets securing such indebtedness (which assets constitute substantially all of the sellers' assets) and effectively put the sellers out of business. The Board of Directors of the Company determined that an asset sale on the terms negotiated with Amneal and Kashiv was more favorable to the Company and its shareholders than other strategic and financial alternatives (including voluntary bankruptcy) then available to the Company.

THE COMPANY’S PLANS FOLLOWING THE ASSET SALE

After the asset sale is completed, we intend to pay off our indebtedness in full, wind up our affairs and distribute our remaining net assets, if any, to our stockholders. At the current time, we cannot accurately estimate the amount, if any, which will be available for distribution to our stockholders.

The Majority Stockholders have entered into a Proceeds Sharing Agreement which provides, among other things, that in the event that the holders of the Company’s Common Stock receive aggregate cash distributions from the Company or Amneal with respect to their shares of Common Stock of less than $3 million and the D-1 Holders receive aggregate cash distributions from the Company or Amneal of at least $13 million with respect to their Series D-1 Preferred, each of the D-1 Holders agrees to share proceeds with all holders of Common Stock to the extent that proceeds to such D-1 Holders are in excess of $6.5 million, until all holders of Common Stock have received proceeds from the Company, Amneal and the D-1 Holders equal to an aggregate of $3 million.

The Company is not a party to, nor obligated under, the Proceeds Sharing Agreement to make any payments to the holders of any class or series of the Company’s capital stock other than as otherwise provided under the terms of such capital stock.

ABSENCE OF DISSENTERS' RIGHTS

No dissenters' or appraisal rights are available to the stockholders under the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation or its bylaws in connection with the asset sale.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, or affiliate of the Company or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders, except as follows:

1. Maganlal Sutaria, M.D., is a member of the Company’s Board of Directors and serves as our Chairman of the Board. Dr. Sutaria and his wife, Vimla Sutaria, are the holders of a Junior Subordinated Secured 12% Promissory Note due 2010, in the principal amount of $3 million (the “Sutaria Note”) which evidences a $3 million loan made them to the Company on November 7, 2007. Upon the consummation of the asset sale, the Company is required to pay off in full all of its indebtedness, which indebtedness would include all principal and outstanding interest on the Sutaria Note.

2. Raj Sutaria, a son of Maganlal Sutaria and brother of Perry Sutaria, M.D., is an Executive Vice President of the Company, and a 33-1/3% equity holder of Sutaria Family Realty, LLC (“SFR”), which is the holder of the Company’s Secured 12% Promissory Note Due 2009 in the principal amount of $2.5 million (the SFR Star Note”). The SFR Star Note evidences a $2.5 million loan made by SFR to the Company on November 14, 2008. Upon the consummation of the asset sale, the Company is required to pay off in full all of its indebtedness, which indebtedness would include all principal and outstanding interest on the SFR Star Note.

3. Perry Sutaria, M.D., a son of Maganlal Sutaria and brother of Raj Sutaria, is a director of the Company. Perry Sutaria is also a 33-1/3% equity holder of SFR which is the holder of the SFR Star Note in the principal amount of $2.5 million which evidences a $2.5 million loan made by SFR to the Company on November 14, 2007. Upon the consummation of the asset sale, the Company is required to pay off in full all of its indebtedness, which indebtedness would include all principal and outstanding interest on the SFR Star Note.

4. Tullis-Dickerson Capital Focus III, L.P. (“TD-III”) is the holder of the Company’s Secured 12% Promissory Note Due 2009 in the principal amount of $833,333 (the TD-III Star Note”) which evidences an $833,333 loan made by TD-III to the Company on November 14, 2007. Upon the consummation of the asset sale, the Company is required to pay off in full all of its indebtedness, which indebtedness would include all principal and outstanding interest on the TD-III Star Note. Joan P. Neuscheler, a director of the Company, is the President of TD-III.

5. TD-III also is the holder of 10,412.5 shares of Series D-1 Preferred. The Company anticipates that after using the proceeds of the asset sale to pay its creditors who are currently owed $_______, up to $__________ of the remaining proceeds will be used to redeem the Series D-1 Preferred. TD-III is a party to the Proceeds Sharing Agreement which provides, among other things, that in the event that the holders of the Company’s Common Stock receive aggregate cash distributions from the Company or Amneal with respect to their shares of Common Stock of less than $3 million and the D-1 Holders receive aggregate cash distributions from the Company or Amneal of at least $13 million with respect to their Series D-1 Preferred, each of the D-1 Holders agrees to share proceeds with all holders of Common Stock to the extent that proceeds to such D-1 Holders are in excess of $6.5 million, until all holders of Common Stock have received proceeds from the Company, Amneal and the D-1 Holders equal to an aggregate of $3 million. In addition, the D-1 Holders and the holders of a majority of the outstanding shares of Series A-1 Preferred agreed that to the extent that each of the D-1 Holders receive at least $2 million, they would pay Bhupatlal K. Sutaria, the former President of the Company, the brother of Maganlal K. Sutaria and uncle of Perry and Raj Sutaria, an aggregate of $850,000 unless Bhupatlal K. Sutaria receives more than $250,000 as a common stockholder, in which case, the $850,000 would be reduced by such amount. The D-1 Holders and Series A-1 Preferred holders further agreed that if each of the D-1 Holders receive in excess of $2 million, the D-1 Holders and Series A-1 Preferred holders will pay Raj Sutaria an aggregate of $350,000 unless Raj Sutaria receives more than $200,000 as a common stock holder, in which case the $350,000 will be reduced by such amount.

6. On March 5, 2008 the Company’s Board of Directors approved a Management Incentive/Retention Plan under which the Compensation Committee of the Board of Directors might grant cash awards to persons selected by the Compensation Committee from a pool of money based on the sales price received by the Company for its assets less the Company’s bank debt. Based on the receipt by the Company of an assumed purchase price of $61.6 million for its assets pursuant to the asset purchase agreement and an assumed bank debt of $_____, the pool would be $_________ (10% of such difference). The persons who could participate in such pool include Cameron Reid, a former director and Chief Executive Officer of the Company who is currently a consultant to the Company under a consulting agreement described below; Jeffrey Weiss, an Executive Vice President – Sales and Marketing of the Company; Peter Giallorenzo, the Chief Operating Officer, Chief Financial Officer and an Executive Vice President of the Company; Kenneth Cappel, an Executive Vice President and General Counsel of the Company; and Raj Sutaria, an Executive Vice President of the Company.

7. The Company anticipates that after using the proceeds of the asset sale to pay its creditors who are currently owed $_______, up to $__________ of the remaining proceeds will be used to redeem the Company’s outstanding Series A-1 Preferred. Ravis Holdings I, LLC ("Ravis Holdings"), P&K Holdings, LLC ("P&K Holdings"), Dr. Maganlal K. Sutaria, Perry Sutaria, Raj Holdings I, LLC (“Raj Holdings”) are the holders of an aggregate of ______ shares of Series A-1 Preferred. Raj Sutaria is the sole member and Perry Sutaria is the sole manager of Raj Holdings. Ravi Sutaria, the is the sole member and Perry Sutaria is the sole manager of, Ravis Holdings. Perry Sutaria is the sole member and manager of P&K Holdings. Raj Sutaria is the son of Maganlal Sutaria and a brother of Perry Sutaria. Perry Sutaria is the son of Maganlal Sutaria and a brother of Raj Sutaria.

8. The Company and Cameron Reid, a former director and Chief Executive Officer of the Company, intend to enter into a consulting agreement under which Mr. Reid is required to perform services for the Company equivalent to those which he performed as Chief Executive Officer. Mr. Reid and the Company were parties to an employment agreement dated June 24, 2005 which was terminated on April 13, 2008. Under that employment agreement the Company has accrued salary payable to Mr. Reid in the aggregate amount of $200,000. It is intended that the consulting agreement shall provide for payment to Mr. Reid of his accrued salary (but no other fees), within 20 days after the consummation of the asset sale. In addition, Mr. Reid shall participate in the Management Incentive /Retention Plan for 9% of the total amount that can be paid to all participants in the Plan. If the asset sale is not consummated or Mr. Reid voluntarily terminates the consulting agreement prior to an asset sale closing, the Company shall have no obligation to pay any accrued salary to Mr. Reid.

THE ASSET PURCHASE AGREEMENT AND RELATED DOCUMENTS

Purchase and Sale of Assets

In exchange for $61.6 million (as such amount shall be adjusted pursuant to the terms of the asset purchase agreement and the real estate contract) and the potential payment of up to $3.5 million additional consideration to the Company and Interpharm, to the extent such funds are not used to indemnify Amneal and Kashiv pursuant to the terms of the sale agreements and the assumption by Amneal of certain liabilites of sellers, the sellers will sell and transfer to Amneal substantially all of the rights, properties and assets owned by the sellers (except for the excluded assets described below), free and clear of all liens encumbrances and other claims, except for certain liabilities that Amneal has agreed to assume. Kashiv has agreed to purchase the Real Property.

Excluded Assets

The assets of the sellers that Amneal will not be purchasing (the “Excluded Assets”) include the rights of the sellers under certain contracts which Amneal elects not to assume; certain receivables of the sellers; the sellers’ corporate minute books, stock ledgers, certificates of incorporation, bylaws, shareholders agreements, employee files and records, and related corporate documents and instruments; the shares of capital stock, limited liability company interests (except APR, LLC) or other securities which any seller holds in any of its subsidiaries; the rights of each Seller in and to the names and logos for “Interpharm”, “Interpharm Holdings” and certain other names and logos and any other assets Amneal elects to exclude before the closing. For a period of three years from and after the closing, Amneal shall have a royalty free transferable license to use the names “Interpharm” and “Interpharm Holdings” and the related logos in connection with its seeking to obtain regulatory approval to market and sell the products marked by the sellers.

Assumption of Liabilities by Amneal

As of and after the closing date of the sale agreement, Amneal shall assume certain liabilities, capital leases, trade payables and the performance obligations of the sellers under certain contracts.

Assumption of Mortgage on Real Property by Kashiv

The real estate contract provides that the sellers shall, upon request of Kashiv, use commercially reasonable efforts to cause the holder of the existing mortgage(s) encumbering the Real Property to assign such mortgage(s) to Kashiv’s lender at the closing. In such event Kashiv shall pay any and all costs in connection with the assignment. The amount paid by or on behalf of Kashiv to the holder(s) of such mortgage(s) shall be deemed a payment on account of the purchase price for the asset sale.

Payment of Purchase Price

    At the closing, the Company will receive an amount equal to $61.6 million plus or minus adjustments to such amount, including reductions for the mutually agreed value of all liabilities assumed by Amneal and the amount of reductions in inventory of the sellers between the dates of signing of the original agreement and closing of the asset sale and increases for the face amount of receivables of the sellers which are assigned to Amneal) as well as certain adjustments and prorations under the real estate contract. Amneal will also establish an escrow fund of $3.5 million for the potential payment of up to $3.5 million additional consideration to the Company and Interpharm, to the extent such funds are not used to indemnify Amneal and Kashiv pursuant to the terms of the asset purchase agreement and the real estate contract. In addition, all amounts advanced by Amneal to Interpharm, Inc. under the loan and security agreement discussed in the subsection entitled “Ancillary Agreements - Loan and Security Agreement” below shall be credited against the cash amount payable by Amneal at the closing of the asset sale.

Representations, Warranties, and Covenants

The sale agreements contain substantial representations and warranties of the Company and Interpharm, Inc. regarding the business and the assets being transferred to the buyers. These representations are effective as of the date of signing of the asset purchase agreement and as of the date of the closing of the asset sale. The primary representations and warranties made by the Company and Interpharm, Inc. are as follows:

•
Organization: proper organization, good standing, requisite power and authority to own, lease and operate its properties and to carry on business; qualification as a foreign corporation where necessary;

•
Authority: requisite power and authority to enter into and perform the sale agreements and transact the asset sale; due authorization of execution and delivery of the sale agreements and the consummation of the transactions contemplated by the sale agreements; due execution and delivery and enforceability of the sale agreements;

•	Consents: consents required to enter into the sale agreements and complete the asset sale;

•
No violations: execution and performance of sale agreements will not (i) violate the governing documents of any seller or any other subsidiary of the Company, (ii) violate any applicable laws or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any contract to which any seller or any other subsidiary of the Company is a party or by which the assets to be sold to the buyers are bound or any permit of any seller or any other subsidiary of the Company;

•	SEC Reports: Company has filed all forms, reports and documents (“SEC Reports”) required to be filed by it with the SEC since May 30, 2003;

o
as of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

o	maintenance of adequate and effective disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

o	preparation of financial statements included in the SEC Reports in accordance with GAAP; and

o	Compliance with all certification requirements under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

•	Litigation: Absence of pending or threatened litigation other than as disclosed.

•
Absence of Changes since December 31, 2007:   Except (i) as reflected in the Company’s unaudited consolidated balance sheet at December 31, 2007 or liabilities described in any notes, (ii) for liabilities incurred in the ordinary course of business or in connection with the asset purchase agreement or the transactions contemplated thereby, or (iii) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable laws, in each case to the extent arising after the date of signing of the asset purchase agreement, since December 31, 2007 no seller or any other subsidiary of the Company has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a financial statement or in the notes thereto. Since December 31, 2007 the business of the sellers has been conducted only in the ordinary course consistent with past practice and there has not been any change in the accounting methods, principles or practices of any seller or any other subsidiary of the Company.

The Company specifically notes, however, that since October 25, 2007, Wells Fargo Bank has limited the financing available to sellers under the terms of its Loan Agreement with sellers dated February 9, 2006, as amended, as modified by its forbearance agreements with sellers and, as a result of this limited financing, the sellers have experienced certain difficulties in obtaining raw materials and inventory items necessary to the operation of their business, which has had a materially adverse effect on the operations, inventory, sales, margins and financial condition of the business, and have resulted in sellers’ operation of the business in a manner which is not consistent with past practice, all as more particularly described in the Disclosure Memorandum.

•
 Ordinary Course: Except as described in the preceding paragraph, from December 31, 2007 to the date of signing of the asset purchase agreement: (i) the sellers’ business has been operated in the ordinary course, consistent with past practice; (ii) there has been no event, change or development which, individually or in the aggregate, has had a material adverse effect on the sellers, their business or their ability to perform their obligations under the asset purchase agreement; and (iii) there has not been any damage, destruction or casualty loss to the physical properties of any seller or any of their suppliers.

•
Intellectual Property:    The sellers and other subsidiaries of the Company whose intellectual property is being sold own all of the intellectual property to be transferred to Amneal, free and clear of any liens or restrictions of any kind (other than permitted liens). To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any sellers’ intellectual property by any third party. No seller owes any royalties or other payments to third parties in respect of any sellers’ intellectual property.

             The Company and Interpharm, Inc. have also made various additional customary representations and warranties in the asset purchase agreement and real estate contract with respect to following matters, among other things:

▪	capitalization of the sellers;

▪	matters related to the Company’s auditors;

▪	accuracy of the sellers’ books and records;

▪	approval by the Company’s stockholders and Board of Directors of the sale agreements;

▪	that sellers have not effected any securitization or “off-balance sheet arrangements” since May 30, 2003;

▪	the condition of and compliance with law of the Real Property and sellers’ manufacturing facilities;

▪	the identification, to the Company’s knowledge, of product liability, product defect, warranty, breach of contract or other similar claims related to the products made by sellers since May 30, 2003,

▪	the sufficiency of the assets being sold for the operation of the business as presently conducted and proposed to be conducted;

▪	the timely payment of all taxes and the accuracy and completeness of tax returns;

▪	clear title to the Real Property and no ownership of real property other than the Real Property;

▪	the interest of the Company and its subsidiaries in leases and subleases;

▪	the ownership by the Company and its subsidiaries of personal property (tangible and intangible) free and clear of liens (except for permitted liens);

▪	the possession by the Company and its subsidiaries of all permits necessary to conduct their business;

▪	compliance with laws, including environmental laws and regulations;

▪	the identification of material contracts and that such contracts are binding and in full force and effect;

▪	employee benefit plan compliance and related matters;

▪	identification of employees and status of employee relations;

▪
the identification of insurance policies and contracts for the benefit of the Company and its subsidiaries and that such policies are in full force and effect and are adequate for the business conducted;

▪
that all accounts receivable set forth in the December 31, 2007 consolidated balance sheet of the Company and its subsidiaries represent, and all accounts receivable accruing through the closing date of the asset purchase agreement will represent, valid and bona fide sales to third parties in the ordinary course of business, subject to no known defenses, set-offs or counterclaims and are collectible and will be collected in accordance with their terms at their recorded amounts, subject to any appropriate reserves reflected in the December 31, 2007 consolidated balance sheet (such representation being made only as to receivables which shall be assigned to Amneal);

▪	the inventory and product warranties of the Company and its subsidiaries;

▪	the identification of material customers of and suppliers to the Company and its subsidiaries;

▪	no illegal payments;

▪	Food and Drug Administration compliance and other regulatory matters;

▪	insolvency or bankruptcy of the sellers;

▪	absence of material misstatements or omissions in asset purchase agreement;

▪	no broker fees; and

▪	that the information presented in this Information Statement is true and correct in all material respects.

The representations and warranties made by Amneal cover the following topics as they relate to Amneal:

▪	organization and good standing;

▪	authorization, execution and delivery of the asset purchase agreement and related by Amneal;

▪
no violation of Amneal’s articles of organization or any statute, rule, regulation, order or decree of any public body or authority by which Amneal or its properties or assets are bound as a result of the execution and delivery of the asset purchase agreement and ancillary documents and the consummation of the transactions contemplated thereby;

▪
no consent, approval or other authorization of any Governmental Authority or third party being required as a result of or in connection with the execution and delivery of the asset purchase agreement and the ancillary documents or the consummation by Amneal of the transactions contemplated thereby;

▪	no broker fees;

▪	the ultimate parent entity of Amneal having as of the date of the asset purchase agreement less than $126.2 million in annual net sales and less than $126.2 million in total assets;

▪	Amneal having the wherewithal to fully fund and pay the purchase price for the assets being purchased by the buyers and paying when due all of the assumed liabilities; and

▪	to Amneal’s knowledge, it has no knowledge of APR, LLC outside of the information in the public domain or as disclosed to Amneal by the Company or Cameron Reid.

Operation of the Company’s Business Pending Closing

During the period between the signing of the original agreement and the closing of the asset sale as contemplated by the asset purchase agreement, the Company shall use all commercially reasonable and good faith efforts to preserve its goodwill, rights, property, assets and business, to keep available to itself and Amneal its employees, and to preserve and protect its relationships with its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it. Without the prior written consent of Amneal, the Company has agreed that until the closing it shall do the following:

▪	maintain its corporate existence;

▪
except as otherwise expressly provided in the asset purchase agreement, conduct its business only in the ordinary course consistent with the manner conducted as of the date of signing of the original agreement; and

▪
operate in such a manner as to assure that the representations and warranties of the Company set forth in the asset purchase agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

In addition, during the period between the signing of the original agreement and the closing of the asset sale as contemplated by the asset purchase agreement, without Amneal’s prior written consent (which consent shall not be unreasonably withheld or conditioned, and the request for which shall be timely responded to), the Company shall not, among other things:

▪
change its method of management or operations in any material respect (including, without limitation, accelerating receivables, delaying payments or liquidating assets, except in the ordinary course of business consistent with past practices);

▪
dispose of or acquire any assets or properties or make any commitment to do so, other than sales of inventory or acquisitions of raw materials, excipients or API, in each case in the ordinary course of business consistent with past practice;

▪
incur indebtedness for borrowed money, other than advances from Amneal or, after all $1,500,000 of the advances from Amneal under Interpharm, Inc.’s loan and security agreement with Amneal have been advanced, up to $200,000 (on substantially similar terms and the same interest rate as such advances from Amneal) in additional unsecured debt, provided that such unsecured debt is necessary for and used only for the sellers’ business operations and additional indebtedness to Wells Fargo Bank, N.A. under the Company’s existing lines of credit as in effect on the date of signing of the original agreement);

▪	make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person, or subject any of its properties or assets to any lien;

▪	make any change in the compensation paid or payable to any employee or director, except in the ordinary course of business and consistent with past practice;

▪	pay or agree to pay any bonus or similar payment (other than success bonuses payable contingent upon the closing of the asset purchase agreement);

▪	enter into any new contract involving payments by or to any sellers in excess of $5,000 per contract (and not more than $50,000 in the aggregate for all such contracts);

▪	make any change in its accounting practices or procedures;

▪	change by more than ten percent (10%) its customer pricing, rebates, prebates, chargebacks, returns or discounts (on a per customer, per SKU basis) of any product;

▪	modify, amend, cancel or terminate any contract to be assumed by Amneal;

▪
promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any of its employees, except in the ordinary course of business and consistent with past practice;

▪
issue any additional equity securities, options, warrants or other arrangements or commitments obligating any seller to issue any membership interests or other securities, except for stated exceptions;

▪
make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature; or consent to or acquiesce in the appointment of a trustee or receiver for any seller or any property thereof; or permit any bankruptcy reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law to be instituted by or against any seller; or consent to any involuntary petition filed pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction; or be adjudicated bankrupt;

▪	make any payment or distribution with respect to its equity securities, whether by way of redemption, dividend, distribution or otherwise; or

▪
take any other action which would be reasonably expected to have a Material Adverse Effect on its business or the affairs, assets, condition (financial or otherwise) or prospects, or could adversely affect or detract from the value of its assets or the business, except as required by law.

Additional Covenants

Between the date of signing of the asset purchase agreement and the Closing Date, the Company and Amneal shall each use their commercially reasonable efforts to (i) obtain promptly all such third party approvals and consents as are necessary or appropriate to the consummation of the transactions contemplated thereby, (ii) cause all conditions to the obligations of Amneal under the asset purchase agreement over which it is able to exercise influence or control to be satisfied prior to the Closing Date, and (iii) obtain promptly and timely comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated thereby.

On or promptly after the closing the sellers will cooperate in transferring to Amneal the new drug applications and ANDAs required to manufacture, market and sell finished dosage forms of each Product in the United States, its territories, commonwealths and possessions filed by or on behalf of any Seller with the FDA and any amendments or supplements thereto which were filed on behalf of any Seller on or prior to the Closing Date (the “Registrations”). Until the Registrations have been transferred to Amneal, Amneal shall act as the regulatory agent for all Registrations pending before the FDA and shall be responsible for maintaining them at its sole cost and expense and Amneal shall have responsibility for all communications with FDA and corresponding foreign bodies relating to the sellers’ products.

The sellers have agreed that for a period of 91 days after the closing date, the sellers shall not file or enter into any bankruptcy proceeding or liquidation, or convene a meeting of its creditors, or have a receiver appointed over all or part of their assets, or take or suffer any similar action in consequence of their debt. The Company has also agreed that it will not make any payment or distribution with respect to its equity securities to the Majority Stockholders or any holders of the Common Stock until more than 90 days after the Closing Date.

The sellers have also agreed (a) to make Amneal an additional insured on the Company’s tail liability insurance policy, (b) that the Company will dismiss certain pending claims, and (c) prior to the closing the Company shall remove certain hazardous materials from its facilities and resolve certain EPA violations to Buyer’s reasonable satisfaction.

Access and Information

        Prior to the closing of the asset sale, the Company must provide Amneal and its representatives and agents such access to the books and records of the Company and its subsidiaries and furnish to Amneal and its representatives and agents such financial and operating data and other information with respect to the business and the properties of sellers as they may reasonably request from time to time.

No Solicitation of Alternative Transactions

        Until the asset sale has been completed or the asset purchase agreement has been terminated, the Company and its subsidiaries and the Majority Stockholders have agreed to, and have agreed to cause their respective directors, officers, managers, partners, shareholders, members, employees, consultants, contractors, representatives, agents, accountants, bankers, attorneys and other advisors (collectively, “Representatives”) to, cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (defined as any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving any seller, or any purchase of more than 20% of the consolidated assets of sellers or more than 20% of the outstanding shares of capital stock or membership interests any seller ) and each seller and each Majority Stockholder shall not, and shall cause its respective Representatives, not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal.

   However, the asset purchase agreement also provides that if, at any time before the date on which the definitive Information Statement is filed with the SEC (which date was ______, 2008), the Company’s Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is, or is reasonably likely to be, necessary in order to comply with its fiduciary duties under law and that such Acquisition Proposal is reasonably likely to lead to a superior proposal for the common stockholders of Company as compared to the transactions contemplated by the sale agreements, and if done for the sole purpose of increasing sums available for distribution to the Company’s common stockholders, then, in such case, Company may, in response to an Acquisition Proposal (which term is defined as described in the preceding paragraph except that all references to 20% are changed to 50% for purposes of this current paragraph) not solicited after April 11, 2008 and which is submitted in writing by such Person to the Board of Directors of Company after April 11, 2008 and subject to compliance with non-solicitation sections of the asset purchase agreement (and provided that Company has complied in all respects with its obligations under such section) (x)  furnish information with respect to the Company and its subsidiaries (other than the terms of the asset purchase agreement, the letter of intent dated April 11, 2008 between the Company and Amneal Pharmaceuticals, LLC or any discussions or negotiations regarding any of the foregoing) to the person making such Acquisition Proposal (or its designated representatives) pursuant to a confidentiality and standstill agreement, provided that any such information has been or contemporaneously is provided to representatives of Amneal, (y) participate in discussions or negotiations regarding such Acquisition Proposal, and (z) terminate the asset purchase agreement (subject to certain rights of Amneal to make a matching offer and payment of the break-up fee and expenses described below).

  No Acquisition Proposal was submitted to the Company’s Board of Directors prior to the filing of this Information Statement with the SEC.

Conditions Precedent to the Closing of the Asset Sale

        Conditions Precedent to Obligations of Amneal.    The obligations of Amneal to complete the asset sale are subject to the satisfaction or waiver of each of the following closing conditions, among others:

▪
No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by the asset purchase agreement or to challenge the validity of such transactions or (ii) which could reasonably be expected to have, if adversely determined, a Material Adverse Effect;

▪	The Company and the Escrow Agent shall have entered into the Escrow Agreement;

▪
Each representation and warranty of Company contained in the asset purchase agreement, the Disclosure Memorandum and in any schedule to the asset purchase agreement shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or material adverse effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or material adverse effect qualifiers) on and as of the date of the asset purchase agreement and on and as of the Closing Date, and each of the covenants and agreements in the asset purchase agreement on the part of Company to be complied with or performed on or before the Closing Date shall have been complied with and performed.

▪
The Company shall have obtained and delivered to Amneal evidence of approval by the board of directors and the stockholders of each seller of the transactions contemplated by the asset purchase agreement and copies of all consents, approvals or permits required to be obtained for the consummation of the asset sale and no such consents or consents, approvals or permits shall have been withdrawn or suspended;

▪	The DEA has issued to Amneal a controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York by July 16, 2008;

▪	Amneal shall have received a non-disclosure, non-solicitation and non-competition agreement from each seller;

▪
since December 31, 2007, there shall not have been (i) any change resulting in a material adverse effect on the sellers, their business or their ability to perform their obligations under the asset purchase agreement, or (ii) any damage, destruction or loss affecting the assets, properties, business, operations or condition of Company or any other seller or the Company’s business, whether or not covered by insurance, which could reasonably be expected to result in a material adverse effect on the sellers, their business or their ability to perform their obligations under the asset purchase agreement, or (iii) any inspection of the Real Property by the FDA which discloses items that could reasonably be expected to materially and adversely effect Amneal’s ability to manufacture at the Real Property any products which individually or in the aggregate, have resulted in revenues to the Company of in excess of $5 million in the twelve months prior to the closing and which have been approved by the FDA;

▪
the Company shall have procured “tail-coverage” on the claims-made products liability insurance policies covering each seller on such terms as may be reasonably satisfactory to Amneal, and Amneal shall be named as additional insured thereon;

▪
the Company shall have resolved, to Amneal’s reasonable satisfaction, all violations raised by the U.S. Environmental Protection Agency in its Notice of Violation to Company dated October 4, 2007 with respect to its facility at 50 Horseblock Road in Yaphank, New York and any other real property owned or leased by any seller;

 Each of the conditions listed above is solely for the benefit of Amneal and may be waived by Amneal without notice, liability or obligation to any person.

Conditions Precedent to Obligations of the Company.    The Company’s obligations to complete the asset sale are subject to the satisfaction or waiver of each of the following conditions at or prior to the closing of the transactions contemplated by the asset purchase agreement:

▪
No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by the asset purchase agreement or to challenge the validity of such transactions, other than those asserted, threatened or instituted by the Sellers or Majority Stockholders;

▪
Each representation and warranty of Amneal contained in the asset purchase agreement and in any schedule shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or material adverse effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or material adverse effect qualifiers) on and as of the date of the agreement and on and as of the Closing Date and Amneal shall have complied with and performed each of  the covenants and agreements required by the sale agreements;

▪
all material authorizations, consents, approvals, waivers and releases, if any, necessary for Amneal to consummate the transactions contemplated by the asset purchase agreement shall have been obtained by Amneal, including the resolution of all comments of the SEC to this Information Statement and the Company shall have mailed this Information Statement;

▪	Amneal and the Escrow Agent shall have entered into the Escrow Agreement; and

▪	the closing of the sale of the Real Property pursuant to the real estate contract shall have occurred.

Each of the conditions listed above is solely for the benefit of the Company and may be waived by the Company without notice, liability or obligation to any person.

Termination, Amendments and Waivers

 At any time prior to the closing, the sale agreements may be terminated, among other things, by reason of the following:

• by mutual written consent of Amneal and the Company;

• by either party if the closing shall not have occurred on or before September 16, 2008; provided, however, that at the time of such notice the party exercising such termination right shall have complied in all material respects with its obligations under the sale agreements;

• by Amneal, upon written notice to Company, if any of Amneal’s conditions to its obligations to close shall not have been fulfilled in all material respects at the time at which the closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, provided that at the time of such notice Amneal must have complied in all material respects with its obligations under the asset purchase agreement; and provided, further, that the Company shall have ten (10) days after the date such notice is sent by Amneal in which to fulfill such conditions not fulfilled unless satisfaction of such a condition is or becomes impossible;

• by the Company, upon written notice to Amneal, if any of the Company’s conditions to its obligations to close shall not have been fulfilled in all material respects at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, provided that at the time of such notice the Company must have complied in all material respects with its obligations under the asset purchase agreement; and provided, further, that Amneal shall have ten (10) days after the date such notice is sent by the Company in which to fulfill such conditions not fulfilled unless satisfaction of such a condition is or becomes impossible;

▪ by the Company, in connection with Company’s entering into a definitive agreement to effect an Acquisition Proposal provided that Company has complied, with the terms of the asset purchase agreement regarding the Company’s entertaining Acquisition Proposals described in the section entitled “No Solicitation of Alternative Transactions” above and provided, further, that an election by Company to terminate the asset agreement for such reason shall not be effective until Company shall have paid Amneal a Break-up Fee described below and reimbursed Amneal’s out of pocket costs and expenses plus paid Amneal an amount equal to all advances made by Amneal to the Company under the loan agreement described in the section “Loan and Security Agreement” above.

▪ by Amneal, if (i) Company enters into a definitive agreement to effect an Acquisition Proposal, (ii) the Company’s Board of Directors recommends that Company’s shareholders accept or approve any Acquisition Proposal or (iii) the Company’s Board of Directors withdraws or modifies, in a manner material and adverse to the Company, its recommendation regarding the transactions contemplated by the asset purchase agreement, in any case, regardless of whether Company has complied with the provisions of the asset purchase agreement relating to the Company’s entertaining Acquisition Proposals.

▪ automatically, if a DEA controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York 11788 and the Real Property has not been issued to Amneal by July 16, 2008 and Amneal and the Company do not mutually agree to extend the closing date of the sale agreements or Amneal waives the condition that it be issued such a license prior to the closing.

The Company shall be required to immediately reimburse Amneal for all advances made by Amneal to Interpharm, Inc. under the loan and security agreement in the event of a termination of the asset purchase agreement (i) by Amneal due to a failure to satisfy all of Amneal’s closing conditions, (ii) by either party if the closing does not occur on or prior to September 16, 2008, (iii) by mutual agreement of the parties, (iv) if a DEA controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York and the Real Property has not been issued to Amneal by July 16, 2008, and the Company and Amneal do not agree to extend the closing date or waive the condition, (v) if the real estate contract is terminated by Amneal in accordance with its terms and (vi) for any of the reasons set forth in the subsection entitled “Break-up Fee” immediately below.

In the event of any termination of the asset purchase agreement by the Company due to a failure to satisfy all of the Company’s closing conditions after ten days prior notice to Amneal, all advances made by Amneal to Interpharm, Inc. under the loan and security agreement shall be retained as liquidated damages and the Company and Interpharm, Inc. shall have no further claims against any of the sellers under the sale agreements or arising from such agreements.

Break-up Fee

        If the asset purchase agreement is terminated (a) by the Company because it enters into a definitive agreement to effect an Acquisition Proposal in accordance with the provisions set forth in the asset purchase agreement allowing it to respond to certain Acquisition Proposals, (b) by Amneal, if either the Company for any reason enters into a definitive agreement to effect an Acquisition Proposal, the Company’s Board of Directors recommends that the Company’s shareholders accept or approve any Acquisition Proposal or the Company’s Board of Directors withdraws or modifies, in a manner material and adverse to the Company the Board of Directors’ approval and recommendation of the asset sale agreements, or (c) by the Company because the sale agreements have has not been closed prior to September 16, 2008 and within twelve months after such termination the Company enters into a definitive agreement with respect to, or consummates an Acquisition Proposal, then the Company must pay Amneal a break-up fee in an amount equal to 4% of the purchase price for the asset sale, reimburse Amneal’s out of pocket costs and expenses plus pay Amneal an amount equal to all advances made by Amneal to the Company under the loan and security agreement. The foregoing amounts are payable immediately after the occurrence of the applicable event which triggers the termination of the asset purcase agreeent.

Indemnification and Escrow

        The Company is obligated to indemnify the buyers and their representatives from, against and in respect of any and all Losses (defined as damages, losses, obligations, liabilities, claims, deficiencies, costs, taxes, penalties, fines, interest, monetary sanctions and expenses (including amounts paid in settlement and reasonable attorneys fees and costs) suffered, sustained, incurred or required to be paid by any of them by reason of or in the following circumstances:

▪	any representation or warranty made by the Company in the sale agreements being untrue or incorrect in any respect;
▪	any failure by the Company to observe or perform its covenants and agreements set forth in the sale agreements;

▪	any liability of any seller to the extent it is not assumed by the buyers;
▪
any taxes of any seller or with respect to the business for all periods prior to the closing date, and any tax liability of any seller or the Company’s shareholders arising in connection with the transactions contemplated by the asset purchase agreement;

▪	any failure of any seller to have good, verified marketable title to the assets to be sold to Amneal free and clear of all liens (other than permitted liens);
▪	any challenge to the transactions contemplated by the asset purchase agreement by any shareholder of the Company;
▪
all reasonable attorneys fees and other losses in connection with pending litigation (other than litigation that Amneal agrees to assume) against the assets to be sold under the asset purchase agreement;

▪
any failure by an employee of the sellers or an agent, consultant or contractor or subcontractor involved in the development, support, customization, maintenance or modification of any intellectual property of the sellers to either (i) be a party to an enforceable arrangement or agreement with the sellers according sellers effective, exclusive and original ownership of all tangible and intellectual property arising or (ii) have executed appropriate instruments of assignment in favor of sellers conveying to sellers effective and exclusive ownership of all such property;

▪	brokers fees, commissions or similar payments to Greiner-Maltz Company of Long Island or any of its affiliates with respect to the sale of the Real Property or otherwise;
▪
any failure by the Company to pay costs required to be paid by the Company under the asset purchase agreement to remedy deficiencies which Amneal has notified the Company would be an impediment to the transfer to Amneal of the DEA controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York; and

▪	any costs of product recalls which occur within 180 days after the closing date for product lots which were manufactured prior to the closing date.

    The Company will not be liable for any indemnification claims made by the buyers or their representatives unless the aggregate amount of Losses incurred by them is in excess of $250,000, in which case the Company is liable for the entire amount of the damages (i.e., from the first dollar).

    Amneal is obligated to indemnify the Company and its Representatives from, against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of or in the following circumstances:

▪	any representation or warranty made by Amneal in or pursuant to the asset purchase agreement being untrue or incorrect in any respect;
▪	any failure by Company to observe or perform its covenants and agreements set forth in the asset purchase agreement or any other ancillary document;
▪	Amneal’s failure to discharge any assumed liabilities;
▪
the operation of Amneal or the conduct of Amneal’s business following the Closing, including, without limitation, any loss, liability, obligation, lien, damage, cost or expense arising from products produced or processed by Amneal after the Closing, provided that the act that gives rise to said Losses does not arise from a breach by any seller of any of the asset purchase agreement or ancillary documents.

The maximum amount of Losses incurred by a party for which any party shall be liable for indemnification under the sale agreements shall not exceed $3.5 million.

Escrow Agreement

        Amneal, Kashiv, the Company, Interpharm, Inc. and Sovereign Bank, as a third-party escrow agent (the "Escrow Agent") will enter into an Escrow Agreement dated on or before the closing.

        At the closing, $3.5 million of the purchase price (the "Escrow Fund") will be placed in escrow and held by the Escrow Agent for the purpose of securing the indemnification obligations of the Company and Interpharm, Inc. set forth in the asset purchase agreement and real estate contract. The Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

Ancillary Agreements

Restrictive Covenant Agreement

        It is a condition precedent to the closing of the asset sale that the Company and Interpharm, Inc. enter into a Restrictive Covenant Agreement (the "Noncompete Agreement"). Under the terms of the Noncompete Agreement, each of the Company and Interpharm, Inc. will agree that for a period of five years from the Closing Date of the asset purchase agreement, it shall not, without Amneal’s prior written consent, directly or indirectly (i) be Materially Interested in any business or activity which competes or endeavors to compete with the manufacture and sale of any of Products, (ii) in relation to any business or activity which is in competition with any of the Products, deal, negotiate or contract with any Client or Prospective Client, or canvass, solicit or endeavor to take away from the Buyer the business or custom of any Client or Prospective Client, or assist any third party to do so or (iii) endeavor to entice away from Amneal, or in any way seek to affect the terms of business on which Amneal deals with, any person who or which on the Closing Date of the asset purchase agreement or at any time during the 12 month period immediately preceding the Closing Date was an agent or distributor of any seller or a supplier of goods or services to any seller under the asset purchase agreement, or assist any third party to do so.

        For purposes of the Noncompete Agreement, “Materially Interested” is defined as being directly or indirectly employed, appointed or engaged by or in any manner concerned or interested whether as partner, shareholder, member or otherwise, save for the ownership for investment purposes only of not more than 1% or less of any class of publicly traded equity and “products” is defined as having the same definition as the term in the asset purchase agreement, namely, all products of the sellers approved, pending approval and in development by any seller, whether or not discontinued or previously marketed.

        In addition, under the Noncompete Agreement each of the Company and Interpharm, Inc. will agree that for a period of two years after the Closing Date of the asset purchase agreement, it shall not, without Amneal’s prior written consent, directly or indirectly, solicit or endeavor to entice away from Amneal, or employ or engage, any person who was on the Closing Date, or at any time during the 12 month period immediately preceding the Closing Date, a director or Employee (as such term is defined in the asset purchase agreement) of any seller and hired by Amneal on or after the Closing Date, or assist any third party to do so. In addition, each of the Company and Interpharm, Inc. will agree at all times from and after the Closing Date, it: (i) will at all times hold in strictest confidence all of the sellers’ proprietary and confidential information, (ii) will not, without Amneal’s prior written consent, directly or indirectly, use (other than as an employee of Amneal) or disclose to any person any such confidential information or (iii) make critical, negative or disparaging remarks about the sellers’ business or Amnel or its affiliates, or their respective officers, directors, shareholders, managers, members, partners employees or representatives.

Loan and Security Agreement

Simultaneously with the execution of the asset purchase agreement Amneal and Interpharm, Inc. entered into a loan and security agreement (the “loan and security agreement”) providing for Amneal to make an initial loan to Interpharm Inc. of $500,000 and up to 4 additional loans of $250,000 each on the last business day of each of the four weeks after the initial loan is made. Interest on the outstanding principal of the loans made pursuant to the loan agreement accrues at the rate of 6% per annum. The loans are secured by a security interest, subordinate to the security interest held by Wells Fargo and the holders of certain subordinated notes of the Company, in the accounts, equipment, inventory, general tangibles and all other assets of Interpharm, Inc. and the proceeds of such collateral. The loans are repayable after the termination of the asset purchase agreement, but if the asset sale is consummated, the outstanding principal and accrued interest on the loans shall be credited against the purchase price for the asset sale and the loans shall then be deemed discharged.

Interpharm, Inc. shall have no obligation to repay the loans if the asset purchase agreement is terminated by the Company due to a failure to satisfy the closing conditions of the sellers and in certain other situations.

As of May___, 2008 Amneal had loaned an aggregate of $________ to Interpharm, Inc. under the loan agreement.

Proceeds Sharing Agreement

On May 1, 2008, Aisling Capital II, L.P. and Tullis-Dickerson Capital Focus III, L.P. (together, the "Series D-1 Holders"), Ravis Holdings I, LLC ("Ravis Holdings"), P&K Holdings, LLC ("P&K Holdings"), Dr. Maganlal K. Sutaria, Perry Sutaria, Raj Holdings I, LLC ("Raj Holdings", and together with Perry Sutaria, and Dr. Maganlal K. Sutaria, the "Series A-1 Holders", and the Series A-1 Holders together with the Series D-1 Holders, the "Preferred Holders"), Raj Sutaria, Ravi Sutari and Bhupatalal K. Sutaria, entered into an Amended and Restated Proceeds Sharing Agreement (the "Proceeds Sharing Agreement").

As a condition to entering into the Proceeds Sharing Agreement, each of the Majority Stockholders executed and delivered to the Company a signed written consent of stockholders approving the asset purchase agreement and the asset sale. In the Proceeds Sharing Agreement the Majority Stockholders also agreed to refrain from exercising any dissenter rights or rights of appraisal under applicable law with respect to the asset sale and vote in favor of the asset sale at any regular or special meeting of stockholders (or vote by written consent). In addition, under the Proceeds Sharing Agreement, each of the Series D-1 Holders agreed, severally and not jointly, that, if, as a result of the asset sale, it receives distributions from the Company based on its holdings of the Series D-1 Preferred Stock in excess of $6,500,000 (the “Excess Amount”), such Series D-1 Holder shall direct the Company to distribute or shall itself distribute, the Excess Amount to all holders of the Common Stock on a pro rata basis; provided, that, the Excess Amount distributed to the holders of Common Stock may not exceed $3,000,000.

Pursuant to the Proceeds Sharing Agreement, the Preferred Holders agreed, severally and not jointly, that, if, as a result of the asset sale, the Series D-1 Holders receive distributions from the Company based on their holdings of the Series D-1 Preferred Stock in excess of $2,000,000, each Preferred Holder shall pay to Bhupatlal K. Sutaria such Preferred Holder’s pro rata share of $850,000, except that if Bhupatlal K. Sutaria receives aggregate proceeds with respect to his shares of common stock in an amount greater than $250,000, then any such excess amount shall reduce, dollar for dollar, the aggregate amount of $850,000 payable to him as described earlier in this sentence.

The Preferred Holders agreed, severally and not jointly, that, if, as a result of the asset sale, the Series D-1 Holders receive distributions from the Company based on their holdings of the Series D-1 Preferred Stock in excess of $2,000,000, each Preferred Holder shall pay to Raj Sutaria such Preferred Holder’s pro rata share of $350,000, except that if Raj Sutaria receives aggregate proceeds with respect to his shares of common stock in an amount greater than $200,000, then any such excess amount shall reduce, dollar for dollar, the aggregate amount of $350,000 payable to him as described earlier in this sentence.

GOVERNMENTAL AND REGULATORY MATTERS

    Except with respect to the expiration of the 20-calendar day period from the dissemination of this Information Statement to the Company’s stockholders until the asset sale may be consummated, the parties are not aware of any governmental or regulatory approvals required in connection with the consummation of the asset sale.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to the Company upon the asset sale. The discussion does not cover all aspects of U.S. federal income taxation and does not address state, local, foreign or other tax laws. The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

The asset sale does not generate any U.S. federal income tax consequences to the stockholders of the Company. The Company, on the other hand, will recognize gain or loss on the sale of its assets to Amneal. The Company’s gain or loss with respect to each asset sold will equal the difference between the portion of the purchase price allocable to that asset and the Company’s basis in that asset. The amount of purchase price generally allocated to each asset will be determined based on the fair market value of that particular asset.

Any ordinary income or capital gain recognized for federal income tax purposes may be offset by any available capital loss carryforwards. At December 31, 2007 the Company has remaining Federal net operating losses of $44,053,000 available through 2027. We believe that these net operating losses will be sufficient to offset any gains realized upon consummation of the asset sale.

ACCOUNTING TREATMENT OF THE ASSET SALE

           The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by the Company, less transaction expenses, if any, over the net book value of the net assets sold will be recognized as a gain.

STOCKHOLDER CONSENT TO THE ASSET SALE

           Under Section 228 of the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and vote.

    As of May 2, 2008, there were (i) 66,738,426 shares of our Common Stock, (ii) 277,000 shares of Series C Preferred, (iii) 4,855,389 shares of Series A-1 Preferred and (iv) 20,825 shares of Series D-1 Preferred issued and outstanding. Under Delaware Law and the terms of our Certificate of Incorporation, as amended and as currently in effect, the asset sale requires the approval of the majority of the outstanding Common Stock and Voting Preferred Stock voting together as a single class. The holders of the Common Stock and Series C Preferred have one vote per share. The holders of Series D-1 have one vote per share of Common Stock into which such holders’ shares of D-1 Preferred are then convertible. The shares of Series D-1 Preferred outstanding as of May 2, 2008 are convertible into 21,052,632 shares of Common Stock. Accordingly, the approval of holders of  shares of Common Stock, Series C Preferred Stock and Series D-1 Preferred Stock entitled to cast 44,034,030 votes, voting together as a single class, is required to approve the asset sale. The Majority Stockholders, constituting the holders of a majority of the outstanding Common Stock and Voting Preferred Stock, voting together as a single class, have executed written consents approving the asset purchase agreement and the real estate contract and approving the transactions contemplated by each of those agreements in accordance with Section 228 of Delaware Law.

Accordingly, in accordance with Delaware Law and the Certificate of Incorporation of the Company, as amended and currently in effect, the holders of a majority of the outstanding shares of Common Stock and Voting Preferred Stock, voting as a single class, have approved the asset sale and the asset purchase agreement. The actions by written consent are sufficient to approve the sale and the other transactions contemplated by the asset purchase agreement and the real estate contract without any further action or vote of the stockholders of the Company. Accordingly, no other actions are necessary to approve the asset sale, and no such actions are being requested. The members of Amneal and Kashiv are not required to approve the asset sale.

         Pursuant to Section 228 of the Delaware Law, the Company is delivering the accompanying notice of the stockholders' consent to all holders of the Company’s common stock as of May 2, 2008 who did not participate in the action by written consent.

FINANCING OF THE ASSET SALE

        The asset sale is not conditioned on any financing arrangements by Amneal and the consideration to be received by the Company at the closing will be immediately available funds.

OPINION OF HOULIHAN LOKEY

On May 7, 2008, Houlihan Lokey rendered a written opinion to the Board of Directors, to the effect that, as of May 7, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the sellers in the asset sale was fair, from a financial point of view, to the sellers.

Houlihan Lokey’s opinion was directed to the Board of Directors and only addressed the fairness from a financial point of view of the consideration to be received by the sellers in the asset sale and does not address any other aspect or implication of the asset sale. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our stockholders to read carefully the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information are intended to be, and do not constitute advice or a recommendation to the Board of Directors or any stockholder as to how to act with respect to the asset sale or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the following agreements and documents:

– the original asset purchase agreement;

– the first amendment;

– the real estate contract;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including (a) financial projections for the fiscal year ending June 30, 2009, prepared by the management of the Company, relating to the Company as a going concern, (b) cash flow projections for the thirteen week period ending June 20, 2008 (together, the “Projections”) and (c) a liquidation analysis prepared by the management of the Company (the “Liquidation Analysis”);

•
spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the asset sale and related matters, including management’s views of the operational and financial risks and uncertainties attendant with not pursuing the asset sale;

•	reviewed the current and historical market prices and trading volume for Company Common Stock;

•
reviewed a certificate addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, or that it discussed or reviewed, or that was publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections and Liquidation Analysis reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as to the future financial results and condition of the Company (or the future results of any liquidation thereof) and Houlihan Lokey expressed no opinion with respect to such projections, analysis or the assumptions on which they are based. Houlihan Lokey noted that the Projections and Liquidation Analysis are subject to significant uncertainty, particularly in light of the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. In this regard, Houlihan Lokey relied upon and assumed that the Company is unable to obtain financing in an amount or on terms that will allow the Company to continue as a going concern and therefore, absent the asset sale, the Company will have no alternative other than to seek protection under U.S. bankruptcy laws, which would likely result in a liquidation of the Company. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which the Company or any of its security holders may be a party (other than as specifically described in its opinion with respect to the asset sale).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements listed above and all other related documents and instruments that are referred to those agreements are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the asset sale will be satisfied without waiver thereof, and (d) the asset sale will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the asset sale will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the asset sale will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in an adverse effect on the amount or timing of receipt of the consideration. The Company informed Houlihan Lokey that (i) it has very little or no unrestricted cash on hand, (ii) financial projections that represent the best currently available estimates and judgments of the Company management as to the future financial results and operations of the Company exist only through June 30, 2009, and (iii) as referred to above, the Company was unable to obtain financing sufficient to continue as a going concern. As a result, in reaching the conclusion in its opinion, Houlihan Lokey did not perform a discounted cash flow analysis. In addition, Houlihan Lokey reviewed data regarding publicly traded companies in the same industry as the Company and recent change of control transactions involving companies in the same industry as the Company. However, because of (i) the Company’s lack of financing, (ii) the lack of publicly traded companies in the same industry as the Company facing similar going concern issues, and (iii) the lack of recent change of control transactions involving companies in the same industry as the Company facing similar going concern issues, Houlihan Lokey did not rely, in whole or in part, on either a comparable public companies analysis or a comparable mergers and acquisitions transaction analysis in reaching the conclusion set forth in its opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of any of the sellers or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, other than (a) the Liquidation Analysis, and (b) certain appraisals relating to the Real Property and the machinery and equipment of the sellers (collectively, the “Appraisals”). Houlihan Lokey relied upon and assumed, without independent verification, the accuracy of the conclusions set forth in the Liquidation Analysis and the Appraisals, and assumed that the assumptions, estimates and conclusions contained in the Liquidation Analysis accurately reflect the outcome of an orderly liquidation of the sellers’ assets. Houlihan Lokey is not a real estate, machinery or equipment appraisal firm, and did not express any opinion with respect to such subject matter. If the conclusions set forth in the Appraisals and the Liquidation Analysis are not accurate, the conclusion set forth in the Houlihan Lokey opinion could be materially affected. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or asset. Houlihan Lokey noted, however, that the Liquidation Analysis reflects the belief of management of the Company that the liquidation value of the Company’s assets is substantially lower that the amount of the consideration. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which any of the sellers is or may be a party or is or may be subject. Houlihan Lokey assumed, with the Company’s consent, that the consideration will not be reduced pursuant to Schedule 2.3(c) of the asset purchase agreement by more than $5 million as a result of any liability assumed by the buyers related to pending litigation.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the asset sale, the assets, businesses or operations of any of the sellers, or any alternatives to the asset sale, (b) negotiate the terms of the asset sale, or (c) advise the Board of Directors or any other party with respect to alternatives to the asset sale. In reaching its conclusion, Houlihan Lokey considered the status of the Company’s ongoing negotiations with its lenders with respect to the Company’s defaults on the covenants of its credit facilities and Houlihan Lokey’s discussions with Company management as to the Company’s financing alternatives and recent efforts to raise additional capital and seek other strategic alternatives, including a potential sale of the Company and/or its assets. The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring after May 7, 2008.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Board of Directors in connection with the exercise of its fiduciary duties, and may not be relied on by any other person or used for any other purpose without Houlihan Lokey’s prior written consent. The opinion should not be construed as creating any fiduciary duty on the part of Houlihan Lokey to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Board of Directors, any security holder or any other person as to how to act with respect to any matter relating to the asset sale.

Houlihan Lokey was not requested to opine as to, and the opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of any of the sellers, their respective security holders or any other party to proceed with or effect the asset sale, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the asset sale or otherwise (other than the consideration to the extent expressly specified in the opinion), including the terms of the Proceeds Sharing Agreement, (iii) the fairness of any portion or aspect of the asset sale to the holders of any class of securities, creditors or other constituencies of any of the sellers, or to any other party, including the terms of the Proceeds Sharing Agreement, except as set forth in the opinion, (iv) the relative merits of the asset sale as compared to any alternative business strategies that might exist for any of the sellers or any other party or the effect of any other transaction in which any of the sellers or any other party might engage, (v) the fairness of any portion or aspect of the asset sale to any one class or group of any of the sellers’ or any other party’s security holders vis-à-vis any other class or group of any of the sellers’ or such other party’s security holders (including without limitation (a) the allocation of any consideration amongst or within such classes or groups of security holders, whether pursuant to the Proceeds Sharing Agreement, or otherwise, (b) the allocation of the consideration amongst the sellers, or (c) the allocation of the consideration amongst the assets purchased in the asset sale), (vi) whether or not any of the sellers, their respective security holders or any other party is receiving or paying reasonably equivalent value in the asset sale, (vii) the solvency, creditworthiness or fair value of any of the sellers or any other participant in the asset sale under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the asset sale, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended by Houlihan Lokey in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Company’s consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the sellers and the asset sale.

In preparing its opinion to the Board of Directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed asset sale and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in the Company’s analyses and the sensitivity reference range indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of the Board of Directors or management with respect to the asset sale. The type and amount of consideration payable in the asset sale were determined through negotiation between the Company and Amneal, and the decision to enter into the asset sale was solely that of the Board of Directors.

The following is a summary of the material analyses performed by Houlihan Lokey in connection with Houlihan Lokey’s opinion rendered on May 7, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Review of Solicitation Process and Situational Factors

•
Houlihan Lokey reviewed its understanding as to the solicitation process undertaken by the Company in exploring third party interest in a refinancing transaction, a capital infusion transaction and a strategic acquisition of the Company.

•
Starting in January 2008, the Company approached 29 lenders regarding a refinancing of its Wells Fargo credit facilities, six private equity firms regarding a capital infusion and 13 strategic buyers regarding a sale of the Company.

–	Five of 29 lenders contacted expressed initial interest in refinancing the Wells Fargo facilities, but all lenders subsequently declined to pursue a refinancing.

–
Two of the six private equity firms contacted expressed interest regarding a capital infusion. Terms discussed with one of the firms were unacceptable to existing holders of Company preferred stock; other firm subsequently declined to pursue a capital infusion.

–	Four of 13 strategic buyers contacted expressed initial interest regarding a sale of the business and the Company entered negotiations with the highest bidder, Amneal.

•	Without the emergency working capital from Amneal, the Company would have been forced to declare bankruptcy within two weeks.

–
If the Company is unable to consummate the asset sale with the Amneal, the Company will likely have no alternative other than to seek protection under the U.S. bankruptcy laws, which will likely result in a liquidation of the Company.

Review of Financial Analysis

Hypothetical Liquidation Analysis-Company Case. Houlihan Lokey reviewed a hypothetical liquidation analysis for the Company prepared by the Company, which was based in part on the Company’s balance sheet as of March 31, 2008 (except for accounts receivable) and various assumed realization values. The Company’s assumed recovery values are set forth below:

Type of Asset	Net Book Value as of 3/31/08	Estimated Liquidation Value (in millions)

Cash and Equivalents	$0.6	$0.6
Accounts Receivable (Net of Allowances) (as of 4/16/08)	13.8	7.0
Inventory - Raw Materials	2.4	0.6
Inventory - Work in Progress	2.4	0.0
Inventory - Finished Goods	2.9	0.1
Prepaid Expenses and Other Current Assets	1.0	0.0
Building - 50 Horseblock Road (including land)	11.9	20.3
Machinery & Equipment	17.5	2.6
Other Assets	1.7	1.7
Total	$54.3	$33.1

Hypothetical Liquidation Analysis-Sensitivity Case. Houlihan Lokey also sensitized the Company’s liquidation analysis described above to account for more aggressive recovery assumptions regarding accounts receivables, inventory, real estate and certain machinery and equipment. This analysis indicated that in such events the high end of the recovery range for the Company’s assets was approximately 25% below the estimated proceeds from the transaction. The sensitized assumed recovery reference range is set forth below:

			Sensitivity Reference Range
	Book Value	Recovery %	Low	High
			(in millions)

Cash and Equivalents	$0.6	100% - 100%	$0.6	$0.6
Accounts Receivable (Net of Allowances) (as of 4/16/08)	13.8	70% - 80%	9.7	11.0
Inventory - Raw Materials	2.4	50% - 75%	1.2	1.8
Inventory - Work in Progress	2.4	25% - 50%	0.6	1.2
Inventory - Finished Goods	2.9	50% - 75%	1.5	2.2
Prepaid Expenses and Other Current Assets	1.0	0% - 0%	0.0	0.0
Building - 50 Horseblock Road (including land)	11.9	143% - 188%	17.0	22.3
Machinery & Equipment	17.5	35% - 39%	6.2	6.8
Other Assets	1.7	100% - 100%	1.7	1.7
Total	$54.3		$38.5	$47.7

Selected Companies Analysis. Houlihan Lokey did not rely in whole or in part, on a comparable public companies analysis in reaching the conclusion set forth in its opinion because of the Company’s lack of ability to obtain financing and the lack of publicly traded companies in the same industry as the Company facing similar going concern issues.

Selected Transactions Analysis. Houlihan Lokey did not rely, in whole or in part, on a comparable mergers and acquisitions transactions analysis is reaching the conclusion set forth in its opinion because of the Company’s lack of ability to obtain financing and the lack of recent change of control transactions involving companies in the same industry as the Company facing similar going concern issues.

Discounted Cash Flow Analysis. For the reasons discussed above, Houlihan Lokey did not perform a discounted cash flow analysis.

Other Matters

Houlihan Lokey was engaged by the Company to provide an opinion to the Board of Directors regarding the fairness from a financial point of view of the consideration to be received by the sellers in the asset sale. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, the Company paid Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the asset sale. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, any of the sellers, the buyers or any other party that may be involved in the asset sale and their respective affiliates or any currency or commodity that may be involved in the asset sale. The Company has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain liabilities arising out of its engagement.

Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to any of the sellers, the buyers and other participants in the asset sale and their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of May 6, 2008, certain information with respect to the beneficial ownership of our voting securities by (i) any person known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Maganlal K. Sutaria	Common Stock	1,243,500	(2)	1.84%
75 Adams Avenue
Hauppauge, NY 11788

Raj Holdings I, LLC(3)	Common Stock	15,526,100	(3)	23.26%
75 Adams Avenue
Hauppauge, NY 11788

Bhupatlal K. Sutaria	Common Stock	452,970	(4)	*
75 Adams Avenue
Hauppauge, NY 11788

Rametra Holdings I, LLC	Common Stock	8,014,930	(5)	12.01%
75 Adams Avenue
Hauppauge, NY 11788

David Reback	Common Stock	61,000	(6)	*
75 Adams Avenue
Hauppauge, NY 11788

Stewart Benjamin	Common Stock	46,000	(7)	*
75 Adams Avenue
Hauppauge, NY 11788

Ravi Holdings I, LLC	Common Stock	10,518,645	(8)	15.76%
75 Adams Avenue
Hauppauge, NY 11788

Perry Sutaria	Common Stock	44,093,769	(9)	66.07%
75 Adams Avenue
Hauppauge, NY 11788

Kennith C. Johnson	Common Stock	50,000	(10)	*
75 Adams Avenue
Hauppauge, NY 11788

Cameron Reid	Common Stock	5,924,298	(11)	8.17%
75 Adams Avenue
Hauppauge, NY 11788

P&K Holdings, LLC	Common Stock	8,014,928	(12)	12.01%
75 Adams Avenue
Hauppauge, NY 11788

Richard J. Miller	Common Stock	25,000	(13)	*
75 Adams Avenue
Hauppauge, NY 11788

Joan P. Neuscheler	Common Stock	14,586,088	(14)	18.5%
c/o Tullis Dickerson Co., Inc.
Two Greenwich Plaza
Greenwich, Connecticut 06830

Tullis-Dickerson Capital Focus III, L.P.	Common Stock	14,561,088	(15)	18.5%
Two Greenwich Plaza
Greenwich, Connecticut 06830

Aisling Capital II, L.P.	Common Stock	14,978,763	(16)	18.5%
888 Seventh Avenue, 30th Floor
New York, New York 10106

George Aronson	Common Stock	72,451		*
75 Adams Avenue
Hauppauge, NY 11788

Peter Giallorenzo	Common Stock	20,000	(17)	*
75 Adams Avenue
Hauppauge, NY 11788

Kenneth Cappel	Common Stock	125,625	(18)	*
75 Adams Avenue
Hauppauge, NY 11788

Jeffrey Weiss	Common Stock	235,875	(19)	*
75 Adams Avenue
Hauppauge, NY 11788

All Directors and	Common Stock	62,050,060	(20)	77.07%
Officers as a
Group (15 persons)

* Less than 1%

(1) Computed based upon a total of 66,738,426 shares of common stock outstanding as of May 6, 2008.

(2) The foregoing figure reflects the ownership of 543,500 shares of common stock and vested options to acquire 700,000 shares. It does not include 1,874,000 shares of Series A-1 Preferred Stock held by an annuity Dr. Sutaria controls.

(3) Raj Sutaria is the sole member of Raj Holdings I, LLC, which holds 15,526,100 shares of common stock. The sole manager of Raj Holdings I, LLC is Perry Sutaria.

(4) The foregoing figure includes 452,970 shares of common stock held directly by Mr. Bhupatlal Sutaria, but does not include 199,411 shares held by his spouse.

(5) Mona Rametra is the sole member of Rametra Holdings I, LLC, which holds 8,014,930 shares of common stock. The sole manager of Rametra Holdings I, LLC is Perry Sutaria.

(6) The foregoing figure comprises 61,000 shares of common stock which may be acquired upon exercise of currently exercisable options.

(7) The foregoing figure comprises 46,000 shares of common stock which may be acquired upon exercise of currently exercisable options.

(8) Ravi Sutaria is the sole member of Ravi Holdings I, LLC, which holds 10,518,645 shares of common stock. The sole manager of Ravi Holdings I, LLC is Perry Sutaria.

(9) Includes an aggregate of 42,074,603 shares of common stock owned directly by the following New York limited liability companies of which Perry Sutaria is the sole manager: P&K Holdings, LLC; Raj Holdings I, LLC; Ravi Holdings I, LLC; and Rametra Holdings I, LLC. Does not include his beneficial interest in Series A-1 Preferred Stock held by a trust of which he is a beneficiary. The balance of 2,019,166 shares are shares held directly by Perry Sutaria.

(10) The foregoing figure comprises vested options to acquire 50,000 shares of common stock.

(11) The foregoing figure includes vested options to purchase 3,000,000 shares of common stock, warrants to purchase 1,842,103 shares of common stock, an aggregate of 907,185 shares of common stock currently issuable upon conversion of a convertible promissory note held by Mr. Reid and 175,000 shares held directly Mr. Reid.

(12) Perry Sutaria is the sole member and manager of P&K Holdings, LLC, which holds 8,014,928 shares of common stock.

(13) The foregoing figure comprises vested options to acquire 25,000 shares of common stock.

(14) Includes all 14,561,088 shares beneficially owned by Tullis-Dickerson Capital Focus III, L.P. (“TD III”) as set forth in the table. Ms. Neuscheler is a principal of TD III and shares voting and dispositive power with respect to such shares, but disclaims beneficial ownership of such shares. Also includes vested options to acquire 25,000 shares of common stock.

(15) Beneficial ownership is based on information contained in Amendment No. 4 to a Statement on Schedule 13D filed by TDIII and certain other persons with the SEC on May 6, 2008. Tullis-Dickerson Partners III, L.L.C., Joan P. Neuscheler, James L.L. Tullis, Thomas P. Dickerson and Lyle A. Hohnke are also named in such Amendment No. 4 as beneficially owning all of the shares reported as beneficially owned by The shares reported as beneficially owned include 568,647 shares of common stock, 2,281,914 shares of common stock issuable upon the exercise of warrants (which were amended and restated on February 12, 2008 to, among other things reduce the exercise price) to purchase common stock at $.95 share, an aggregate of 10,526,316 shares of common stock issuable upon conversion of Series D-1 Convertible Preferred Stock, 877,194 shares of common stock issuable upon the conversion of Secured Convertible 12% Notes due 2009 and 307,017 shares of common stock issuable upon the exercise of additional warrants to purchase common stock at $.95 per share which were issued to TDIII on February 12, 2008. Ms. Neuscheler, a director of the Company, is a principal of TD III. Ms. Neuscheler disclaims beneficial ownership of such shares within the meaning of SEC Rule 13d-3.

(16) Beneficial ownership is based on information contained in Amendment No. 3 to a Statement on Schedule 13D filed by Aisling Capital II, LP and certain other persons with the SEC on May 6, 2008. Aisling Capital Partners, Aisling Capital Partners LLC, Steve Elms, Dennis Purcell and Andrew Schiff are also named in such Amendment No. 3 as beneficially owning all of the shares reported as beneficially owned by Aisling Capital II, LP. The shares reported as beneficially owned include 548,315 shares of common stock, 2,281,914 shares of common stock issuable upon the exercise of warrants (which were amended and restated on February 12, 2008 to, among other things reduce the exercise price) to purchase common stock at $.95 share, 10,960,000 shares of common stock issuable upon the initial conversion of 10,412 shares of Series D-1 Preferred, 881,517 shares of common stock issuable upon the initial conversion of $861,826 in principal amount of Secured Convertible 12% Notes due 2009 and 307,017 shares of common stock issuable upon the exercise of additional warrants to purchase common stock at $.95 per share which were issued to Aisling Capital II, LP on February 12, 2008.

(17) The foregoing figure includes vested options to acquire 20,000 shares of common stock, but does not include options to acquire 80,000 shares of common stock which are not exercisable within 60 days.

(18) The foregoing figure includes vested options to acquire 125,625 shares of common stock, but does not include options to acquire an aggregate of 114,375 shares of common stock which are not exercisable within 60 days.

(19) The foregoing figure comprises vested options to acquire 110,875 shares of common stock and 125,000 shares acquired through a subscription agreement, but does not include options to acquire an aggregate of 149,125 shares of common stock which are not exercisable within 60 days.

(20) The foregoing figure includes vested options to acquire an aggregate of 4,973,188 shares. The foregoing also includes the shares referred to in footnotes (9) and (14).

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the address indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

The Company's Common Stock was delisted from the American Stock Exchange on May 1, 2008 and on May 13, 2008 the Company filed a Form 15 with the SEC which had the effect of immediately terminating the Company’s periodic reporting obligations under the Securities Exchange Act of 1934.

ANNEX A

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of April, 2008 (the “Signing Date”) by and among (i) Amneal Pharmaceuticals of New York, LLC, a Delaware limited liability company (“Buyer”), (ii) Interpharm Holdings, Inc., a Delaware corporation, and Interpharm, Inc., a New York corporation (collectively, “Company”), and (iii) the shareholders of Company indicated as “Majority Shareholders” on the signature pages hereto (the “Majority Shareholders”). Capitalized terms used herein and not otherwise defined shall have the definition ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, Company and its Subsidiaries (collectively, the “Sellers”) operate a business of developing, manufacturing and distributing pharmaceutical products (the “Business”); and

WHEREAS, Company desires for it and the other Sellers to sell substantially all of their assets to Buyer, and Buyer desires to acquire such assets and to assume certain specified liabilities of Sellers.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Action” means any suit, action, judicial or administrative action or proceeding.

“ACM” means any asbestos or asbestos-containing material.

“Acquisition Proposal” means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving any Seller, or any purchase of more than 20% of the consolidated assets of Sellers or more than 20% of the outstanding shares of capital stock or membership interests any Seller (other than pursuant to the exercise of stock options or conversion rights under securities outstanding as of the Signing Date in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of any Seller, or any similar transaction, or any agreement, arrangement or understanding requiring any Seller to abandon, terminate or fail to consummate any transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any modification of the economic terms) shall constitute a new Acquisition Proposal.

“Affiliate” shall mean (x) any Person directly or indirectly controlling, controlled by, or under common control with another Person, (y) any director, officer, manager, partner, Employee, shareholder or member of a Person, or (z) any father, mother, brother, sister or descendant of a natural person or any spouse thereof; provided, however, that none of the parties in clause (z) shall be deemed Affiliates for purposes of Section 9.3(g)(iii); and provided, further, that in the case of a Company shareholder or noteholder which is a private equity firm, a portfolio company of such shareholder or noteholder which does not have any direct or indirect proprietary, leasehold or financial interest (other than financial interests consisting of arm’s length transactions) in any of the Acquired Assets or the Business shall not be deemed an Affiliate of Company or any other Seller. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

“AMEX” means the American Stock Exchange.

“ANDA” means an Abbreviated New Drug Application filed with the FDA.

“API” means active pharmaceutical ingredients.

“Business Day” shall mean any day other than a Saturday, Sunday and all legal public holidays specified in 5 U.S.C. § 6103(a), as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.).

“cGMP” means current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, storage and handling of each Product, all as set forth from time-to-time by the FDA pursuant to the FD&C Act and the rules and regulations promulgated thereunder (including specifically, Title 21, parts 210 and 211 of the Code of Federal Regulations of the United States).

“Claims” means all actions, suits, proceedings, investigations, claims or grievances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all written and oral contracts, leases, sales, purchase orders, commitments and other agreements, and any amendments to any of the foregoing.

“Design Documentation” means all documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development, maintenance or marketing of Sellers Software Programs.

“DGCL” means the Delaware General Corporation Law, as amended.

“Employee” means any (i) officer or employee of any Seller, and (ii) any independent contractor or consultant whose engagement by any Seller accounts for the majority of their working time.

“Employee Benefit Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “welfare benefit plans” (as defined in Section 3(l) of ERISA), membership interest bonus, membership interest option, restricted membership interest, membership interest appreciation right, membership interest purchase, bonus, incentive, deferred compensation, severance, vacation plans, and any other employee benefit plan, program, policy or arrangement maintained or contributed to by Sellers or any of their ERISA Affiliates, or to which Sellers or any of their ERISA Affiliates contribute or are obligated to make payments thereunder or otherwise may have any liability.

“Environmental Requirements” means all Laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any Governmental Authority relating to the regulation of, imposing standards of conduct or liability regarding, or protection of, human health and safety (including, without limitation, employee health and safety), public welfare, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code that includes Sellers.

“Escrow Amount” means Three Million Five Hundred Thousand Dollars ($3,500,000).

“Escrow Period” means the period commencing on the Closing Date and expiring three hundred sixty five (365) days later.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means any and all legal, accounting, financial advisory, consulting and other similar fees and expenses of third parties that are incurred or paid by a party in connection with the preparation and negotiation of this Agreement and the other Transaction Documents and the consummation of transactions contemplated hereby and thereby.

“Facility” means the approximately 38 acres of land located at 50 Horseblock Road, Yaplank, New York, together with the approximately 90,000 sq. ft. building and other Improvements located thereon.

“FDA” means the U.S. Food and Drug Administration.

“FD&C Act” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations thereunder, including cGMP regulations, as the same may be amended or revised.

“Financial Statements” means, collectively, the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Sellers included in the SEC Reports.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any governmental regulatory or administrative body, department, commission, board, bureau, agency or instrumentality, any court or judicial authority or any public, private or industry regulatory authority, in each case whether federal, state, local or foreign.

“High Volume Account” means any retailer, wholesaler or distributor whose annual and/or projected annual aggregate purchase amounts (on a company-wide level), in units or in dollars, of a Product from Sellers was, is, or is projected to be among the top twenty highest of such purchase amounts by Sellers’ customers on any of the following dates: (i) the end of the last quarter that immediately preceded the Signing Date; or (ii) the end of the last quarter that immediately preceded the Closing Date.

“HSR Laws” means the Hart-Scott-Rodino Antitrust Improvements Act and the regulations promulgated thereunder, each as amended.

“Improvements” means all improvements of any and every nature (including without limitation all buildings, structures, fixtures and building systems) located in or affixed to the Sellers’ Real Property, and all components thereof.

“Indemnified Party” shall mean (i) with respect to Losses described in Section 8.1, Buyer, and (ii) with respect to Losses described in Section 8.3, Company.

“Indemnifying Party” shall mean (i) with respect to Losses described in Section 8.1, Company, and (ii) with respect to Losses described in Section 8.3, Buyer.

“Indebtedness” means, with respect to Sellers, all indebtedness of any Seller for borrowed money, whether current or funded, or secured or unsecured, including, without limitation: (a) all indebtedness of any Seller for the deferred purchase price of property or services, whether or not represented by a note, (b) all indebtedness of any Seller created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Seller (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any Seller secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which any Seller is liable as lessee, (e) any liability of any Seller in respect of banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by any Seller or which any Seller have agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss (excluding any contingent indemnification obligations or similar contingent obligations assuring against loss).

“Intellectual Property” means all worldwide intellectual property rights and all rights associated therewith, including without limitation: (i) all issued and existing letters patent U.S. or foreign, including , extensions (whether arising from patent or regulatory law), supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals and all foreign equivalents thereof (all of the foregoing described in this subsection (i), collectively “Issued Patents”); (ii) all published or unpublished non-provisional and provisional patent applications, U.S and foreign, including any continuation, divisional, continuation in part or division thereof, or any substitute application therefore or foreign equivalent thereof (all of the foregoing described in this subsection (ii), collectively “Patent Applications” and, with the Issued Patents, the “Patents”); (iii) all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”); (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”); (v) Product Technology; (vi) all trade secrets, know-how, techniques, data, inventions, practices, methods, and other confidential or proprietary technical, business, marketing, research, development, and other information, and (vii) all other intangible assets, properties and rights, including know how (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights). Intellectual Property includes all of the foregoing created or obtained through the efforts of third parties for or on behalf of Seller.

“Interpharm Realty” means Interpharm Realty, LLC, a New York limited liability company and wholly owned subsidiary of Company.

“Knowledge” shall mean, with respect to Company or Sellers, any fact, circumstance, event or other matter that (i) any of the officers or directors of any Seller actually knows (hereinafter referred to as “Actual Knowledge”), or (ii) any of the foregoing parties should reasonably know in the normal discharge of his or her assigned duties and responsibilities.

“Laws” shall mean any law, statute, ordinance, rule, regulation, order, decree or mandatory guideline of any Governmental Authority (including, without limitation, the FD&C Act and FDA regulations), as the same may be amended or revised from time to time.

“Liens” means all liens, mortgages, pledges, security interests, charges, Claims, options, grant-backs, judgments, court orders or other encumbrances.

“Losses” means all damages, losses, obligations, liabilities, Claims, deficiencies, costs, Taxes, penalties, fines, interest, monetary sanctions and expenses (including, without limitation, amounts paid in settlement in accordance with Section 8.4) incurred by an Indemnified Party, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce an Indemnified Party’s right to indemnification hereunder.

“Material Adverse Effect” means any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the Business or to the condition (financial or otherwise), assets, operations, financial condition, results of operations or prospects of Sellers, taken as a whole (the “Company Condition”), or that would materially and adversely effect the ability of any Seller to perform its obligations hereunder or that would prevent or delay the consummation of the transactions contemplated hereunder; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any loss of or diminution in business from any customer or vendor primarily attributable to the execution, announcement, pendency or pursuit of the consummation of this Agreement and the transactions contemplated by this Agreement; (ii) any change, event, state of facts or development generally affecting the general political, economic or business conditions of the United States; (iii) any change, event, state of facts or development generally affecting the generic pharmaceutical industry; (iv) any change, event, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken or failure to act, to which Buyer has consented in writing (excluding any Seller’s actions or omissions in violation of this Agreement); (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions; (vi) changes in Laws or Generally Accepted Accounting Principles after date hereof or interpretation thereof; (vii) any action taken at Buyer’s request by Sellers or any of their respective affiliates, other than in cure of a Seller’s violation of this Agreement; (viii) any matter set forth in the Disclosure Memorandum, as in effect on the initial date of delivery thereof and without giving affect to any amendments or supplements thereto, except for any material worsening of such matter; (ix) any matter set forth in the Company’s SEC Reports as of the Signing Date, except for any material worsening of such matter; or (x) any matter described in Section 3.21(a) below, except for any material worsening of the Business or the Company Condition after the Signing Date.

“Materials of Environmental Concern” means (i) any “hazardous substance” as defined in § 101(14) of CERCLA or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) any ACM; (iv) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, under any Environmental Requirements; or (v) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Most Recent Audit Date” means June 30, 2007.

“Multiemployer Plan” means any multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are or have been made by any Seller or any of their ERISA Affiliates or as to which any Seller or any of their ERISA Affiliates may have liability and that is covered by Title IV of ERISA.

“NDC” means a national drug code as issued by the FDA.

“NDC Numbers” means the NDC number for each of the Products, respectively.

“Permits” means any licenses, certificates, approvals, permits and other authorizations issued or to be issued by any Governmental Authority.

“Permitted Liens” means (i) Liens set forth on Schedule 2.1(h), (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens securing the Assumed Liabilities, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) zoning, building and other similar restrictions.

“Person” means any corporation, partnership, association, trust, limited liability company, joint venture, Governmental Authority or natural person.

“Product Marketing Materials” means all marketing materials used specifically in the marketing or sale of any Product as of the Closing Date, including, without limitation, all advertising materials, training materials, product data, mailing lists, sales materials (e.g., detailing reports, vendor lists, sales data), marketing information (e.g., competitor information, research data, market intelligence reports, statistical programs (if any) used for marketing and sales research), customer information (including customer net purchases information to be provided on the basis of either dollars and/or units for each month, quarter or year), sales forecasting models, educational materials, and advertising and display materials, speaker lists, promotional and marketing materials, website content and advertising and display materials, artwork for the production of packaging components, television masters and other similar materials related to the Product(s).

“Product Reports” means the following: (i) summary of Product complaints from physicians related to the Products; (ii) summary of Product complaints from customers related to the Products; and (iii) Product recall reports filed with the FDA related to the Products.

“Product Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information related to the Products that are owned or licensed by any Seller.

“Product Technology” means the technology, trade secrets, know-how, and proprietary information (whether patented, patentable or otherwise) specifically related to the manufacture, validation, packaging, release testing, stability and shelf life of the Products, including all product formulations, in existence and in the possession of any Seller as of the Closing Date, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, bioequivalency, quality assurance, quality control and clinical data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other information related to the manufacturing process, and supplier lists; in all cases that is used by any Seller in the manufacture of the Products, in each case including any of the foregoing created or obtained through the efforts of third parties for or on behalf of Seller.

“Representatives” of a Person means their directors, officers, managers, partners, shareholders, members, Employees, consultants, contractors, representatives, agents, accountants, bankers, attorneys and other advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” or “Subsidiaries” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any federal, foreign, state, county, and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales or use tax or other withholding, social security, Medicare, unemployment compensation or other employment-related tax, or any other tax, together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Transaction Documents” means this Agreement (including the Schedules hereto), the Disclosure Memorandum, the Loan and Security Agreement, the Bill of Sale, the Facility Purchase Agreement, the Restrictive Covenant Agreements, the Certificate of Indebtedness and all other documents, instruments and certificates contemplated by Article VI.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations thereunder.

1.2 Other Definitions. The following capitalized terms defined elsewhere in this Agreement are defined in the sections indicated below.

Term	Section

Accounting Firm	2.6(c)
Actual Knowledge	1.1 (within definition of “Knowledge”)
Acquired Assets	2.1
Agreement	Introduction
APR Interest	2.1(u)
Assumed Contracts	2.1(h)
Assumed Liabilities	2.3
Base Cash Amount	2.5(a)
Basket	8.9
Bill of Sale	6.2(e)
Break-up Fee	7.2(b)
Business	Recitals
Buyer	Introduction
Buyer Advances	2.5(d)
Buyer Designee	3.6(d)
Buyer Disagreement Notice	2.6(c)
Buyer FDC Numbers	9.3(e)
Cash Amount Adjustments	2.6
Certificate of Indebtedness	6.2(m)
Ceiling	8.10(a)
Claim Notice	8.4(a)
Closing Cash Amount	2.5(a)
Closing Date	6.1
COBRA	3.15(g)
Common Stock	3.6(b)
Company	Introduction
Company Disagreement Notice	2.6(c)
Company Shareholders Meeting	9.4(a)

Term	Section

DEA License	6.1(c)
Disclosure Memorandum	3
Dispute Notice	8.6
Due Diligence	2.8
Due Diligence Period	2.8
Equipment	2.1(a)
Escrow Agent	2.10
Escrow Fund	2.10
Excluded Assets	2.2
Excluded Receivables	2.9(a)
Facility Purchase Agreement	6.2(f)
FDA Inspection	5.5(b)
Inventory	2.1(b)
Information Statement	5.10
Inventory Shortfall	8.12(a)
IP Contractors	3.14(e)
Leased Real Property	3.8(a)
Licensed Intellectual Property	3.14(c)
Loan and Security Agreement	2.5(d)
Majority Shareholders	Introduction
Most Recent Balance Sheet	3.4(e)
Non-Paying Party	6.1(b)
Owned Real Property	3.8(a)
Outside Date	7.1(d)
Preliminary Statement	2.6(c)
Products	2.1(d)
Purchase Price	2.5(a)
Recommendation	5.6(b)
Receivables	2.1(c)
Registrations	9.3(a)
Required Shareholders Approval	3.6(b)
Restrictive Covenant Agreements	6.2(h)
SEC Reports	3.4(a)
Sellers	Recitals
Sellers Contracts	3.12
Sellers Intellectual Property	3.14(a)
Sellers Real Property	3.8(a)
Sellers Registered Intellectual Property	3.14(b)
Sellers Software Programs	3.14(f)
Series A-1 Preferred Stock	3.6(b)
Series D-1 Preferred Stock	3.6(b)
Signing Date	Introduction
Specified Employee	9.1(a)

Term	Section

Statement	2.6(c)
Third Party	5.7
Third Party Intellectual Property	3.14(d)
Transaction Written Consent	3.6(c)

1.3 Construction. In interpreting this Agreement, the following rules of construction shall apply:

(a) Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

(b) The word “including” (and, with correlative meaning, the word “include”) means that the generality of any description preceding such word is not limited, and the words “shall” and “will” are used interchangeably and have the same meaning.

(c) References in this Agreement to “Articles”, “Sections”, or “Exhibits” shall be to Articles, Sections or Exhibits of or to this Agreement unless otherwise specifically provided.

(d) References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(e) References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

(f) References to any Person include the successors and permitted assigns of such Person.

(g) References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 6.1), Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the assets of each Seller (other than the Excluded Assets) (collectively, the “Acquired Assets”), free and clear of all Liens (other than Permitted Liens), expressly including, but not limited to:

(a) All vehicles, machinery, equipment (including HVAC equipment), furniture, fixtures and other tangible personal property which are specifically set forth on Schedule 2.1(a) or are otherwise acquired by any Seller after the Signing Date or owned by any Seller at the Closing Date (“Equipment”);

(b) All raw materials (including API), supplies, work in progress and inventory of finished products, including without limitation (i) those specifically set forth on Schedule 2.1(b), owned by any Seller and forming part of the Business (collectively, “Inventory”) and (ii) those acquired or produced after the Signing Date and not sold in the ordinary course of business with Schedule 2.1(b) to be supplemented by Company not later than ten (10) Business Days prior to the Closing Date to reflect such additional Inventory and the shelf life for each item listed thereon;

(c) All of the accounts, notes and other receivables of any Seller and all rights relating thereto existing or accrued as of the Closing Date (“Receivables”), including without limitation those specifically set forth on Schedule 2.1(c), other than the Excluded Receivables (as defined in Section 2.9 below);

(d) All products approved, pending approval and in development by any Seller, whether or not discontinued or previously marketed (the “Products”), including without limitation (i) those specifically set forth on Schedule 2.1(d) and (ii) those produced after the Signing Date and not sold in the ordinary course of business;

(e) All Intellectual Property owned by any Seller or licensed by any Seller under the Assumed Contracts, including without limitation (i) the rights of each Seller in and to any and all product names and logos, (ii) the Product Scientific and Regulatory Material, (iii) the Product Intellectual Property, and (iv) the Product Marketing Materials.

(f) All other owned intangible assets of each Seller, including but not limited to the customer list and supplier list used in the Business;

(g) All ANDAs relating to Products under development by any Seller, including without limitation (i) those specifically set forth on Schedule 2.1(g), (ii) any correspondence with the FDA in any Seller’s files with respect to such ANDAs, (iii) the right of reference to the Drug Master Files included in such ANDAs, and (iv) annual reports relating to the ANDAs which are filed with the FDA, and adverse event reports, history and statistics pertaining to the Products;

(h) All Contracts of any Seller which are specifically set forth on Schedule 2.1(h) (the “Assumed Contracts”);

(i) The existing lists of all customers for the Products (both current customers and all Persons who were customers within the 24 month period prior to the Signing Date); a list of the annual net sales to such customers; a list including the name, and business contact information, of the Employee(s) for each High Volume Account that is or has been responsible for the purchase of the Products on behalf of the High Volume Account;

(j) All outstanding customer purchase orders for the Products;

(k) A list of all NDC Numbers;

(l) The Product Reports;

(m) All books, records, and facility and equipment qualification documents related to the manufacturing, packaging and testing of drug products at the site including, but not limited to, manufacturing, packaging, and laboratory facility qualification; HVAC qualification; compressed air qualification; process equipment qualification; laboratory instrument qualification; and water system validation;

(n) All books and records related to the Products under development including, but not limited to laboratory notebooks, technical reports, batch records, product evaluation reports, call reports and the like in any way relating to the Business;

(o) All business and accounting records, data, supplier, dealer, broker, distributor and customer lists, manuals, books, files, procedures, systems, business records, production records, advertising materials and other proprietary information relating to the Business, and copies of employee files and records;

(p) All prepaid expenses in the ordinary course;

(q) All rights in and to any Permits;

(r) All Claims, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, and other rights of action against third parties;

(s) All transferable warranties or similar rights in favor of Sellers;

(t) All telephone and facsimile numbers and all domain names associated with the Business;

(u) Sellers’ entire right and interest in and to ten (10) Class A limited liability company membership interests in APR, LLC, a Delaware limited liability company (the “APR Interest”);

(v) The right to enforce, for Buyer’s benefit as a third party beneficiary, any and all of Sellers’ rights which directly or indirectly pertain to non-disclosure, non-solicitation, non-competition, non-disparagement and assignment of property covenants made by Sellers’ Employees or directors under any Contract, whether or not an Assumed Contract, and all rights under said Contract ancillary to the foregoing; and

(w) All other intangible personal property and the goodwill associated with the Business.

2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, no Seller shall sell to Buyer, and Buyer shall not acquire from any Seller, any of the following assets (collectively, the “Excluded Assets”): (i) any Seller’s’ corporate minute books, stock ledgers, certificates of incorporation, bylaws, shareholders agreements, all employee files and records, and related corporate documents and instruments, (ii) except as set forth in Section 2.1(u) above, all shares of capital stock, limited liability company interests or other securities which any Seller holds in any Subsidiary, (iii) all Contracts of each Seller other than the Assumed Contracts, (iv) except as set forth in Section 9.4 below, the rights of each Seller in and to the names and logos for “Interpharm”, “Interpharm Holdings”, “Micro Computers Store”, Innovative Business Micros” “Logix Solutions and “Saturn Chemical,” (v) any Excluded Receivables, and (vi) the assets listed on Schedule 2.2.

2.3 Assumption of Liabilities. As of and after the Closing Date, Buyer shall assume only the following liabilities and responsibilities (collectively, the “Assumed Liabilities”), and no others:

(a) the capital leases set forth on Schedule 2.3(a);

(b) the trade payables set forth on Schedule 2.3(b);

(c) the pending litigation against the Acquired Assets or the Business set forth on Schedule 2.3(c); provided, however, that Buyer shall not assume any pending litigation matter (and the parties shall cause Schedule 2.3(c) to be amended to remove any pending litigation matter) if and to the extent that (i) Buyer has elected, by written notice to Company given at any time prior to the expiration of the Due Diligence Period, to not assume such pending litigation, or (ii) Buyer and Company are unable to mutually agree upon a dollar value to assign to the liability of Company associated with such pending litigation after good faith negotiations during the Due Diligence Period in accordance with Section 2.6(a)(ii) below;

(d) the performance obligations of each Seller under all Assumed Contracts, but solely with respect to performance obligations arising after the Closing Date; provided, however, that Buyer shall have assumed substantially all of the outstanding Contracts that are not subject to either (i) any dispute with or adverse claim by any Seller or the other contracting party, or (ii) any pending or threatened litigation, and provided, further, however that subject to the prior proviso, Buyer shall not assume any Contract (and the parties shall cause Schedule 2.1(h) to be amended to remove any Contract from the list of Assumed Contracts) if and to the extent that Buyer has elected, by written notice to Company given not less than five (5) Business Days prior to Closing, to not assume such Contract; and

(e) all other Contracts entered into by any Seller after the date of this Agreement but prior to the Closing which were consented to in writing by Buyer prior to their execution by such Seller.

Schedule 2.1(h) shall be amended prior to the Closing to include all Contracts described in clause (e) above.

2.4 Excluded Liabilities. Except as expressly provided in Section 2.3 above, Buyer shall not assume or be liable for any liabilities, obligations or duties of any Seller, whether known or unknown, absolute, contingent or otherwise. Without limiting the preceding sentence, except as expressly provided in Section 2.3 above, Buyer will not assume or be responsible for any of the following:

(a) any liability or obligation of any Seller for any Taxes;

(b) any liability or obligation, to the extent associated with or arising out of any Excluded Asset;

(c) any Indebtedness of any Seller;

(d) any liability or obligation of any Seller to indemnify any Person;

(e) any Claims or pending or threatened litigation against the Acquired Assets or the Business relating to events occurring prior to the Closing Date regardless of when such Claims are asserted or such litigation or proceedings commenced;

(f) any liability or obligation of any Seller relating to intercompany obligations or other obligations between any Seller and any shareholder or any other Affiliate of such Seller;

(g) any liability or obligation of any Seller for Expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents;

(h) accrued workers’ compensation and medical insurance liabilities;

(i) any liability or obligation under any Employee Benefit Plan;

(j) any liability or obligation owed to Employees or directors, including, but limited to any severance, success or other fees contingent upon consummation of this transaction and any liabilities for accrued but unpaid vacation, sick leave or other paid time off;

(k) any liability or obligation associated with or arising out of any Receivables, except for (i) the obligation to honor any sales returns which are made more than sixty (60) days after the Closing Date and are dated not less than twelve (12) months prior to its expiration at the time of its return, (ii) any product recall for product lots whose manufacturing began prior to the Closing Date and were completed after the Closing Date, and (iii) to the extent covered by reserves as of the Closing Date, for any returns, credits, allowances, rebates, prebates or chargebacks;

(l) any liability or obligation of any Seller under any Contract which is not an Assumed Contract; or

(m) any liability or obligation of any Seller under this Agreement.

2.5 Purchase Price.

(a) Amount of Purchase Price. In full and complete consideration for the acquisition of the Acquired Assets, at the Closing Buyer shall (i) pay to Company the sum of Sixty Five Million Dollars ($65,000,000.00) (the “Base Cash Amount”), as adjusted pursuant to Section 2.6 below (the Base Cash Amount, as so adjusted, the “Closing Cash Amount”), (ii) deliver to the Escrow Agent the Escrow Amount, and (iii) assume the Assumed Liabilities as set forth in Section 2.3 hereof (clauses (i)-(iii) collectively, the “Purchase Price”).

(b) Payment of Closing Cash Amount. On the Closing Date, the Closing Cash Amount shall be payable in such amounts and to such bank accounts as may be directed in writing by Company at least three (3) Business Days prior to the Closing in immediately available funds.

(c) Cash To be Paid into Escrow. On the Closing Date, Buyer shall deposit with the Escrow Agent a cash amount equal to the Escrow Amount, to be held and released by the Escrow Agent in escrow in accordance with Section 2.10 below.

(d) Advances Against Closing Cash Amount. From the Signing Date until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Section 7.1, Buyer or an Affiliate thereof shall advance, as a credit against the Closing Cash Amount, such amounts (the “Buyer Advances”) required by the Loan and Security Agreement in the form attached as Exhibit A hereto (the “Loan and Security Agreement”) or made by Buyer pursuant to Section 5.1(b)(xii) below. If this Agreement shall be terminated for any reason in accordance with Section 7.1 below, then all Buyer Advances shall be subject to the repayment terms set forth in the Loan and Security Agreement.

2.6 Adjustments to Base Cash Amount.

(a) Adjustments to Base Cash Amount. At Closing, the Base Cash Amount shall be adjusted as follows (the “Cash Amount Adjustments”):

(i) the Base Cash Amount shall be reduced by an amount equal to the aggregate Buyer Advances existing at Closing;

(ii) the Base Cash Amount shall be reduced by an amount equal to the amount of the Assumed Liabilities assumed under Sections 2.3(a), 2.3(b) and 2.3(c); provided, however, that the dollar amount ascribed to the liability of the pending litigation assumed under Section 2.3(c) shall be as mutually agreed by Buyer and Company after good faith negotiations during the Due Diligence Period (subject to the provisos to Section 2.3(c)) and, if the parties cannot so agree on a dollar amount to be ascribed to the liability for any pending litigation matter, such pending litigation matter shall not be assumed by Buyer;

(iii) the Base Cash Amount shall be increased by an amount equal to the amount of the face value of the Receivables (other than the Excluded Receivables) outstanding as of the Closing which have not been outstanding more than ninety (90) days for retail accounts and one hundred twenty (120) days for wholesale accounts since invoicing (less reserves for returns, allowances, credits, rebates, prebates and chargebacks in amounts satisfactory to Buyer and consistent with Sellers’ past practices);

(iv) the Base Cash Amount shall be reduced by an amount equal to the amount of the purchase price for the Facility under the Facility Purchase Agreement; and

(v) the Base Cash Amount shall be reduced by an amount equal to the amount of any reductions in the aggregate dollar value ascribed to Inventory (net of reserves) between the Signing Date and the Closing Date, as determined in accordance with Section 2.6(b) below.

(b) Determination of Inventory. On or prior to the fifth (5th) Business Day prior to the Closing Date, Company shall deliver to Buyer a written statement setting forth in reasonable detail a list of Inventory and the calculation by Company of the dollar values thereof and the computations used in connection therewith. The dollar values ascribed to Inventory shall be based on Company’s accounting and valuation methods consistent with past practices and consistently applied, provided that any Inventory with a shelf life of less than fourteen (14) months (except for Midrin which shall have a minimum shelf life of twelve (12) months) shall be ascribed no value. During the two (2) Business Day period following the receipt by Buyer of such statement, Buyer and its Representatives shall be permitted to: (i) review during normal business hours and make copies reasonably required of (x) the working papers of Company relating to the preparation of such statement and (y) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of such statement; and (ii) perform a reasonable spot check (physical count) of the Inventory. In the event Buyer disagrees with the dollar values ascribed to Inventory reflected on such statement, Buyer and Company shall seek in good faith to resolve in writing any differences which they may have with respect thereto on or prior to Closing Date. At the close of business on the day before Closing, parties will update (as of such date) the list of Inventory and the calculation of the dollar values thereof for the changes from the date the above referenced Inventory statement was first delivered to Buyer. At Closing, the Base Cash Amount shall be adjusted in accordance with Section 2.6(a)(v) above based on the determinations made pursuant to this Section 2.6(b). Such determination and adjustment shall be final and binding on all parties, and no further adjustments based on Section 2.6(a)(v) above shall be made pursuant to Section 2.6(c) below.

(c) Adjustment Process.

(i) Notwithstanding anything herein to the contrary, for purposes of this Section 2.6(c), the terms “Cash Amount Adjustments” and “Closing Cash Amount” shall be deemed to exclude the adjustments under Section 2.6(a)(v), which shall instead be determined in accordance with Section 2.6(b) above and adjusted at the Closing.

(ii) On or prior to the fifth (5th) Business Day prior to the Closing Date, Company shall deliver to Buyer a written statement (the “Preliminary Statement”) setting forth in reasonable detail the calculation by Company of the Closing Cash Amount, the Cash Amount Adjustments and the computations used in connection therewith. During the two (2) Business Day period following the receipt by Buyer of the Preliminary Statement, Buyer and its representatives shall be permitted to review during normal business hours and make copies reasonably required of (x) the working papers of Company, and, if relevant, its independent auditors relating to the preparation of the Preliminary Statement and (y) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Preliminary Statement.

(iii) In the event Buyer disagrees with the Closing Cash Amount or the Cash Amount Adjustments reflected on the Preliminary Statement, Buyer shall notify Company of such disagreement within two (2) Business Days after receipt thereof (the “Buyer Disagreement Notice”), such Buyer Disagreement Notice to include the amount Buyer believes to be the correct Closing Cash Amount and/or Cash Amount Adjustments, as the case may be. If the Buyer Disagreement Notice is not received by Company within such two Business Day period, the Closing Cash Amount and the Cash Amount Adjustments included in the Preliminary Statement shall be used in order to determine the Purchase Price paid at Closing.

(iv) If a Buyer Disagreement Notice which disputes the Closing Cash Amount or the Cash Amount Adjustments included in the Preliminary Statement is received by Company within such two (2) Business Day period, then:

(x) the Closing Cash Amount used in order to determine the Purchase Price paid at Closing shall be the lower of: (A) the Closing Cash Amount included in the Preliminary Statement; and (B) the Closing Cash Amount included in the Buyer Disagreement Notice; and

(y) within thirty (30) days after the Closing, Buyer shall prepare and deliver to Company a written statement (the “Statement”) setting forth in reasonable detail its calculation of Closing Cash Amount and the Cash Amount Adjustments.

(v) During the ten (10) day period following the receipt by Company of the Statement, Company and their Representatives shall be permitted to review during normal business hours and make copies reasonably required of (x) the working papers of Buyer, Company and, if relevant, its independent auditors relating to the preparation of the Statement and (y) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement. The Statement shall become final and binding upon the parties on the tenth (10th) day following delivery thereof, except to the extent that Company gives written notice of disagreement with the Statement (the “Company Disagreement Notice”) to Buyer prior to such date. Any Company Disagreement Notice shall (A) specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Cash Amount and the Cash Amount Adjustments are mathematically correct and/or have been prepared in accordance with the definition of the Closing Cash Amount and the Cash Amount Adjustments, and the definitions included in such definitions) and (B) if independent auditors are engaged by Company in connection with the preparation of the Company Disagreement Notice, be accompanied by a certificate of the independent auditors of Company that they concur with each of the positions taken by Company in the Company Disagreement Notice. If a Company Disagreement Notice complying with the preceding sentence is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Buyer and Company resolve in writing any differences they have with respect to the matters specified in the Company Disagreement Notice or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

(vi) During the fifteen (15) day period following the delivery of a Company Disagreement Notice that complies with the preceding paragraph, Buyer and Company shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Company Disagreement Notice. During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Company and, if relevant, the designated independent auditors (if any) of Company relating to the preparation of the Company Disagreement Notice and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Company Disagreement Notice.

(vii) If, at the end of such fifteen (15) day period, the differences as specified in the Company Disagreement Notice are not resolved, Company and Buyer shall within ten (10) days following the end of such fifteen (15) day period engage a nationally recognized independent accounting firm mutually and reasonably acceptable to Buyer and Company (the “Accounting Firm”) and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Company Disagreement Notice. In acting hereunder, the Accounting Firm shall be acting as accounting experts and not as arbitrators. In resolving any disputed item, the Accounting Firm shall: (i) be bound by the provisions of this Section 2.6 and the definitions of Closing Cash Amount and Cash Amount Adjustments and the definitions included in such definitions; and (ii) limit its review to matters still in dispute as specifically set forth in the Company Disagreement Notice (and only to the extent such matters are still in dispute following such fifteen (15) day period). The Accounting Firm’s determination of any item that is a component of Closing Cash Amount or Cash Amount Adjustments and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Company Disagreement Notice (or, if different, the value claimed by the relevant party at the end of such fifteen (15) day period). Company and Buyer shall each use their reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. Company and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(viii) Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Cash Amount or Cash Amount Adjustments pursuant to this Section 2.6 shall be borne, in its entirety, by the party whose calculation of the Closing Cash Amount as initially submitted to the Accounting Firm is furthest away from the Closing Cash Amount as determined by the Accounting Firm. The fees and expenses of Buyer’s independent auditors (if any) incurred in connection with the issuance of the Statement and review of the Company Disagreement Notice, if any, shall be borne by Buyer, and the fees and expenses of the independent auditors of Company incurred in connection with their review of the Statement and their preparation of the Company Disagreement Notice, if any, shall be borne by Company.

(ix) If the Closing Cash Amount as determined by the Accounting Firm is greater than the Closing Cash Amount used in order to determine the Purchase Price paid at Closing, Buyer shall, within five (5) Business Days after the final determination of the Closing Cash Amount and Cash Amount Adjustments, make payment to Company, by wire transfer of immediately available funds, of the amount of such excess. If the Closing Cash Amount as determined by the Accounting Firm is less than the Closing Cash Amount used in order to determine the Purchase Price paid at Closing, Company shall, within five (5) Business Days after the final determination of the Closing Cash Amount and Cash Amount Adjustments, make payment to Buyer, by wire transfer of immediately available funds, of the amount of such shortfall. Buyer and Company agree that the amount of any payment to be made pursuant to this Section 2.6(c)(viii) shall bear interest from (and including) the Closing Date to (but excluding) the date of payment at a rate per annum equal to the “prime rate” of interest in effect at Wells Fargo on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily, on the basis of a year of 365 days and the actual number of days elapsed, and compounded annually.

(x) Any payment required to be made under this Section 2.6 shall be deemed an adjustment to the Purchase Price.

2.7 Allocation of Consideration Among Acquired Assets. Buyer and Sellers shall file all income tax returns or reports, including without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs to reflect an allocation of the Consideration among the Acquired Assets in a manner consistent with the allocations set forth on Schedule 2.7 and Buyer and Sellers shall not take any position inconsistent therewith before any Governmental Authority charged with the collection of taxes or in any judicial proceedings relating to such tax reporting.

2.8 Due Diligence Contingency. Buyer shall have a period, commencing on the Signing Date and ending on the earlier of the Closing Date and April 30, 2008 (the “Due Diligence Period”), to conduct (directly and through its Representatives) any and all legal, regulatory, financial, business, environmental and other investigations, evaluations and inspections regarding the assets, liabilities, prospects, vendors, customers, Employees, operations and affairs of the Business, Sellers and their Products and the Sellers Real Property (the “Due Diligence”) as desired by Buyer (including, but not limited, to a review of the ANDAs and the intellectual property matters applicable to each of such Products). If Buyer is not satisfied, in its sole discretion, with the results of its Due Diligence, it may elect to exercise its termination rights pursuant to Section 7.1(e), upon the conditions and subject to the limitations set forth therein.

2.9 Excluded Receivables.

(a) Buyer shall have the right to elect, by written notice to Company given at any time within the Due Diligence Period, to not assume such Receivables as it may choose having an aggregate face amount of not more than Three Hundred Thousand Dollars ($300,000) (any Receivables which Buyer so elects not to assume are hereinafter referred to as “Excluded Receivables”). Buyer shall, at no cost to Buyer, use commercially reasonable efforts (consistent with its own receivables collection practices) to assist Company in the collection of and/or collect the Excluded Receivables on Company’s behalf.

(b) From and after the Closing, Company shall have the right and authority to collect for its own account all Excluded Receivables and to endorse any checks or drafts received with respect to any Excluded Receivables. Buyer will promptly deliver to Company any cash or other property received directly or indirectly by it with respect to the Excluded Receivables, including any amounts payable as interest.

2.10 Escrow Fund Arrangement.

(a) On the Closing Date, Buyer will deliver to Sovereign Bank or such financial institution as may be proposed by Buyer and reasonably acceptable to Company (the “Escrow Agent”) by wire transfer of immediately available funds, a cash amount equal to the Escrow Amount, which amount shall be held in accordance with Section 2.5(c) above (together with all interest earned thereon, the “Escrow Fund”) all pursuant to the terms of an agreement among the Escrow Agent, Buyer and Company in form and substance as may be mutually agreed by the parties (the “Escrow Agreement”). Each of Company and Buyer covenants to endeavor to negotiate in good faith and use its diligent efforts to reach mutual agreement on the terms of the Escrow Agreement prior to the expiration of the Due Diligence Period. The Escrow Fund shall be available for any of Buyer’s indemnity claims as set forth in Article VIII below or any payment required to be made to Buyer under Section 2.6.

(b) The Escrow Fund shall be held as a trust fund, shall be the property of Buyer pending disbursement to Sellers and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the respective terms of the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
COMPANY

As promptly as practicable after the Signing Date but not later than April 24, 2008, Company shall deliver to Buyer a Disclosure Memorandum dated as of the date of this Agreement and signed by an officer of Company duly authorized by its Board of Directors (the “Disclosure Memorandum”) setting forth certain information regarding Sellers and the Business. The disclosures set forth in the Disclosure Memorandum qualify only those representations and warranties specifically referenced and referred to in the Disclosure Memorandum as relating to such disclosures and a disclosure related to any particular representation and warranty shall not qualify any other representation unless so expressly stated. To induce Buyer to enter into and perform this Agreement, Company hereby represents and warrants that, except as otherwise set forth in the Disclosure Memorandum, each of the representations, warranties and statements in the following paragraphs of this Article III is true and correct as of the date of this Agreement and as of the Closing Date:

3.1 Existence and Good Standing.

(a) Interpharm Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Interpharm, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each of them has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted. Each of the other Sellers is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted.

(b) Each Seller is qualified or licensed as a foreign corporation or limited liability company in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, which jurisdictions are listed on Part 3.1(b) of the Disclosure Memorandum.

(c) Except as set forth on Part 3.1(c) of the Disclosure Memorandum, no Seller has any Subsidiaries or otherwise owns any interest in any other Person.

3.2 Capitalization. The authorized capital stock and issued and outstanding capital stock or limited liability company interests, as applicable, of each Seller, together with the shareholders or members thereof, are as set forth on Part 3.2 of the Disclosure Memorandum. All of the outstanding capital stock or limited liability company interests, as applicable, of Sellers has been duly authorized, validly issued and is fully paid and nonassessable and none of such capital stock or limited liability company interests, as applicable, was issued in violation of any preemptive or preferential right. Except as set forth on Part 3.2 of the Disclosure Memorandum, there are no (i) outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating any Seller to issue any capital stock, limited liability company interests or other securities, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Seller, or (iii) agreements, written or oral, relating to the acquisition, disposition, voting or registration under applicable securities laws of any capital stock, limited liability company interests or other securities of any Seller. All of the Business is carried out and owned by Sellers.

3.3 Authorization.

(a) Company (and to the extent a party thereto, each of the other Sellers) has full power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party, subject to receipt of the Required Shareholder Approval in accordance with the DGCL. The execution and delivery of this Agreement and such other agreements and documents by Company (and to the extent a party thereto, each of the other Sellers) and the consummation by Company (and to the extent a party thereto, each of the other Sellers) of the transactions contemplated hereby has been duly authorized by such Seller and its board of directors, and no other action on the part of such Seller is necessary to authorize the transactions contemplated hereby, subject to receipt of the Required Shareholder Approval in accordance with the DGCL and, if applicable to Company, the applicable rules and regulations of AMEX (except to the extent that failure to be in compliance with such rules and regulations would not render this Agreement or the Transaction Written Consent invalid, void or unenforceable in any material respect). This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3.4 SEC Reports; Financial Statements.

(a) SEC Reports. Company has filed all forms, reports and documents required to be filed by it with the SEC since May 30, 2003 (including, without limitation, Sellers’ Annual Report on Form 10-K for the years ended June 30, 2006 and June 30, 2007, Sellers’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007 and December 31, 2007, and Company’s proxy statement for its 2006 and 2007 Annual Meetings of Shareholders and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to any Annual Reports), pursuant to the federal securities laws and the SEC’s rules and regulations thereunder, and SOX and all rules and regulations thereunder (collectively, and together with all forms, reports and documents filed by Company with the SEC after the date of this Agreement, including any amendments thereto, the “SEC Reports”). The SEC Reports were or will, as applicable, be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Seller other than Company is or has been required to file any form, report, registration statement or other document with the SEC.

(b) Disclosure Controls and Procedures. Sellers maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning Sellers is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

(c) Financial Statements. The Financial Statements included in the SEC Reports, as of their respective dates, (i) complied (or, in the case of the SEC Reports filed after the date hereof, will comply) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared (or, in the case of the SEC Reports filed after the date hereof, will be prepared) in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and (iii) present fairly (or, in the case of the SEC Reports filed after the date hereof, will present fairly) the consolidated financial position of Sellers as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not, or with respect to any such financial statements contained in any of the SEC Reports to be filed subsequent to the Signing Date are not reasonably expected to be, material in amount or effect).

(d) SOX Certifications. To the extent required by Law, Company has complied with all certification requirements under Sections 302 and 906 of SOX. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither Company nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Undisclosed Liabilities. Except (i) as reflected in Sellers’ unaudited consolidated balance sheet at December 31, 2007, a copy of which is attached as Part 3.4(e) of the Disclosure Memorandum (the “Most Recent Balance Sheet”) or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) for liabilities incurred in the ordinary course of business since December 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iii) performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Laws, in each case to the extent arising after the date hereof, no Seller has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a financial statement or in the notes thereto. Since the date of the Most Recent Balance Sheet, the Business has been conducted only in the ordinary course consistent with past practice and there has not been any change in the accounting methods, principles or practices of any Seller.

(f) Off-Balance Sheet Arrangements. Sellers have not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since May 30, 2003. Sellers has delivered or made available to Buyer copies of the documentation creating or governing all such all securitization transactions and off-balance sheet arrangements.

(g) Auditors. Except for assistance in the preparation of the Seller’s tax returns, Marcum & Kliegman LLP has not performed any non-audit services for any Seller since the Most Recent Audit Date. There has been no change in Sellers’ accountants since the Most Recent Audit Date. No Seller has been in any material disputes with Marcum & Kliegman LLP since the Most Recent Audit Date, which, in any such case, were required to be disclosed in the SEC Reports and were not so disclosed.

(h) Books and Records. The books of account of Sellers, including the Financial Statements and the Most Recent Balance Sheet, are true, complete and correct and fairly reflect, in accordance with GAAP, (i) all transactions relating to Sellers and (ii) all items of income and expense, assets and liabilities and accruals relating to Sellers. No Seller has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of such Seller.

3.5 No Violation. Except as set forth on Part 3.5 of the Disclosure Memorandum, the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Company (and to the extent a party thereto, the other Sellers) and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificates of incorporation, bylaws or other governing documents of any Seller, (ii) violate any Laws by which any Seller or any of its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any Contract to which any Seller is a party or by which the Acquired Assets are bound or any Permit of any Seller.

3.6 Consents; Shareholder Approvals.

(a) Consents. Set forth on Part 3.6 of the Disclosure Memorandum is a complete and accurate list of all material consents, approvals or other authorizations of any Governmental Authority, or under any material Contract to which any Seller is a party or by which its assets are bound, which are required as a result of or in connection with the execution or delivery of this Agreement and the other agreements, documents and instruments to be executed by any Seller hereunder or the consummation by any Seller of the transactions contemplated hereby and thereby.

(b) Shareholder Approvals. The affirmative vote of a majority of the outstanding shares of Company’s common stock, par value $.01 per share (the “Common Stock”), Company’s Series A-1 Preferred Stock, par value $.01 per share (the “Series A-1 Preferred Stock”), Company’s Series D-1 Preferred Stock, par value $.01 per share (the “Series D-1 Preferred Stock”), voting together as a single class, in favor of the adoption of this Agreement at a meeting at which a quorum is present (such votes are hereinafter collectively referred to as the “Required Shareholder Approval”) are the only votes of the holders of any class or series of any Seller’s securities necessary to approve this Agreement and the transactions contemplated hereby.

(c) Obtained Approvals. On or before the Signing Date, Company has delivered to Buyer: (i) a resolution of the Board of Directors of Company approving each of the Transaction Documents and authorizing its officers to execute, deliver and consummate each of the transactions under each of the Transaction Documents; (ii) Wells Fargo Bank, N.A.’s signature to both (A) a binding written approval of the execution, delivery and consummation of each of the transactions under this Agreement and the Facility Purchase Agreement and (B) an intercreditor agreement with Buyer in respect of the Buyer Advances; and (iii) a binding written consent approving the execution, delivery and consummation of each of the transactions under each of the Transaction Documents (the “Transaction Written Consent”) signed by the holders of (A) a majority of the outstanding shares of the Series A-1 Preferred Stock, (B) all of the outstanding shares of the Series D-1 Preferred Stock, and (C) a majority of the outstanding shares of the Common Stock. Set forth on Part 3.6 of the Disclosure Memorandum is a complete and accurate list of each of the Company shareholders who have signed the Transaction Written Consent and the number of shares of each class and series of capital stock of the Company owned by each of them.

3.7 Tax Matters.

(a) Returns and Reports. All Tax returns and reports required to be filed prior to the date hereof by or on behalf of Sellers are true, correct and complete in all respects, have been duly and timely filed in accordance with all applicable Laws and such returns and reports required to be filed on or before the Closing Date will be, or have been, duly and timely filed or extensions of time within which to file such returns will have been obtained, and the income, activities, operations and transactions of Sellers have been or will be properly included and correctly reflected thereon.

(b) Payment. Each Sellers has paid or, in case of Taxes not yet due, have made adequate provision on the Most Recent Balance Sheet for the payment of all Taxes for which it (or any other Seller) is or may become liable for payment. All Tax deficiencies assessed against any Seller for which it (or any other Seller) may be directly or indirectly liable as a result of any examination of Tax returns of it (or any other Seller) has been paid. No Seller is, as of the date hereof, the subject of any audit or other proceeding in respect of payment of Taxes for which it (or any other Seller) may be directly or indirectly liable and no such proceeding has been threatened.

(c) Extensions. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to payment by, or assessment against, any Seller for any Tax for which it (or any other Seller) may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(d) Proceedings. No Actions or Claims have been asserted or are threatened against any Seller in respect of any Tax for which it (or any other Seller) may be directly or indirectly liable.

(e) Tax Liens. There are no Tax Liens as of the date hereof upon any of the assets of any Seller, except for statutory Liens for Taxes not yet due or delinquent.

(f) Withholding. The amounts of Taxes withheld by or on behalf of each Seller with respect to all compensation paid to Employees of such Seller for all periods ending on or before the date hereof and the Closing Date have been (or will be, as the case may be) proper and accurate in all respects, and all deposits required with respect to compensation paid to such Employees have been (or will be) made in compliance in all respects with the provisions of all applicable Tax Laws.

3.8 Real Property, Personal Property and Assets.

(a) Real Property.

(i) No Seller owns, nor has it previously owned, nor does any Seller hold any options or contractual obligations to purchase or acquire any interest in, any real property (an “Owned Real Property”) other than the Facility. Each Seller has good and valid title to all of its respective Owned Real Property, in each case free and clear of all Liens except Permitted Liens.

(ii) Set forth on Part 3.8(a)(ii) of the Disclosure Memorandum is a list of all leases and subleases of any real property to which any Seller is a party (each, a “Leased Real Property”). Each Seller has good and valid title to the leasehold estates in all of its respective Leased Real Property, in each case free and clear of all Liens except Permitted Liens.

(iii) Each Owned Real Property and Leased Real Property and each of the Improvements thereon (collectively, the “Sellers Real Property”) is in good operating condition and repair, ordinary wear and tear excepted, and is suited for the operation of the Business as presently conducted and as presently proposed to be conducted. There is no condition or defect of the Sellers Real Property thereon that could materially affect their use or operation in the Business. Sellers enjoy peaceful and undisturbed possession of all Sellers Real Property. Sellers have valid easements and rights of way necessary to conduct the Business as it is currently conducted and proposed to be conducted, and following the consummation of the Closing, such easements and rights of way will remain valid and in full force and effect. No options have been granted by any Seller to others to purchase, lease or otherwise acquire any interest in any Sellers Real Property or any part thereof. Sellers have the exclusive right of possession of all Sellers Real Property.

(iv) To the Knowledge of Company, all aspects of the Sellers Real Property and the present use, occupancy and operation thereof are in compliance, in all material respects, with all Laws and private restrictive covenants of record, and there has not been any proposed change thereto that would affect any of the Sellers Real Property or its use, occupancy or operation. No Seller has received any written or oral communications alleging any conflict or dispute relating to any Sellers Real Property or the activities thereon. To the Knowledge of Company, no portion of the Sellers Real Property is subject to any classification, designation or preliminary determination of any Government Authority or pursuant to any Law that would restrict its use, development, occupancy or operation in connection with the Business. Neither Sellers nor any other Person have caused any work or Improvements to be performed upon or made to any of Sellers Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

(v) All requisite certificates of occupancy and other permits and approvals required to be obtained by any Seller with respect to Sellers Real Property and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and allow Sellers to operate the Business as presently conducted and as presently proposed to be conducted.

(b) Personal Property. Each Seller owns all of its respective Inventory, Equipment and other personal property (both tangible and intangible) free and clear of any Lien, except for Permitted Liens. Such equipment and other personal property are usable in the ordinary course of business and conform in all material respects to all applicable Laws relating to their use and operation as they are currently used in the conduct of the Business and constitute all of the assets necessary to the operation of the Business as currently conducted. Attached hereto as Part 3.8(b) of the Disclosure Memorandum is a complete and accurate listing of the tangible personal property owned or leased by Sellers.

(c) Compliance. Except for such violations as could not reasonably be expected to have a Material Adverse Effect, the continued operation, use and occupancy of the Sellers Real Property as currently conducted, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. There are no violations of any Law affecting any portion of the Sellers Real Property or the activities conducted thereon and no written notice of any such violation has been issued by any Governmental Authority.

(d) Utilities. All utilities (including, without limitation, water, gas, electricity, trash removal, telephone service, cable service and high speed internet service) are available to the Sellers Real Property in sufficient quantities to adequately serve the same. Company has obtained rights for sewer disposal for the Facility with local municipalities which, when implemented, will provide adequate sewer disposal for the Facility. Currently, the Facility uses a hold-and-haul tank that provides sufficient capacity for current operations.

(e) Sufficiency of Assets. The Acquired Assets constitute all of the assets, properties, licenses, rights, Permits and Contracts that are being used in and that are necessary or desirable for the operation of the Business as presently conducted and as presently proposed to be conducted.

(f) Ownership of Assets. Notwithstanding anything to the contrary herein, no Seller other than the Company owns or has any interest in any assets or properties whatsoever.

(g) APR Interest. Except as set forth in Part 3.8(g) of the Disclosure Memorandum, since Company’s acquisition of the APR Interest, Company has not entered into any Contracts relating to the APR Interest or to the ownership or economic rights arising from or associated with the APR Interest.

3.9 Licenses and Permits. Each Seller possesses all necessary Permits to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on Part 3.9 of the Disclosure Memorandum is a complete and accurate list of all material Permits held by each Seller and all applications pending before any Governmental Authority for the issuance of any Permits or the renewal thereof. To the Knowledge of Company, there are no other such Permits which are material to any Seller or the Business, which any Seller has not obtained or which in good industry practice any Seller should hold for the conduct of the Business. No Seller is in default, nor has it received any written notice of, nor is there, to the Knowledge of Company, any Claim or, to the Actual Knowledge of Company, threatened Claim of default, with respect to any such Permit. Except as otherwise governed by applicable Laws, each Permit is renewable by its terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the closing of the transactions contemplated by this Agreement. No present or former Representative, shareholder or Affiliate of any Seller, and no other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which any Seller owns, possesses, operates under or pursuant to or uses.

3.10 Compliance with Laws. Each Seller and its ownership and operation of the Business is in compliance with all applicable Laws in all material respects. No Seller has Knowledge of any changes to the Business nor in any regulations, licensing requirements or orders to which any Seller or any Seller’s Employees (because of their activities on behalf of their employer) is subject that would have a Material Adverse Effect.

3.11 Environmental Laws and Regulations.

(a) Each Seller is and has been at all times in compliance with all applicable Environmental Requirements relating to the Business and the Sellers Real Property and any use, storage, treatment, disposal, including any arrangement therefor, or transportation of any Materials of Environmental Concern. To the Actual Knowledge of Company, the ownership and operations by any third parties of the Sellers Real Property, are and have been at all times in compliance with all applicable Environmental Requirements.

(b) During the occupancy and operation of the Sellers Real Property by Sellers, and, to the Actual Knowledge of Company, prior to Sellers’ occupancy or operation, no release, leak, discharge, spill, disposal, or emission of any Materials of Environmental Concern has occurred in, on or under the Sellers Real Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements. Sellers do not use, treat, store, dispose or transport any Materials of Environmental Concern. There is no pending or, to the Actual Knowledge of Company, threatened litigation or administrative proceeding or investigation (whether civil, criminal or administrative) concerning the Business or the Sellers Real Property involving any Materials of Environmental Concern or Environmental Requirements. To the Knowledge of Company, there is no material quantity of friable ACM within the Sellers Real Property, and there are no above-ground or underground storage tank systems located at the Sellers Real Property.

(c) The execution and delivery of this Agreement by Company and the consummation by each Seller of the transactions contemplated hereby will not affect the validity or require the transfer of any permits under Environmental Requirements, and will not require notification, registration, reporting, filing, investigation or remediation under any Environmental Requirement, including without limitation, any environmental transfer Law.

(d) Sellers have provided Buyer with the reports set forth on Part 3.11 of the Disclosure Memorandum, which set forth all reports in the possession of or available to Sellers with respect to the compliance status or liability of Sellers, their operations and the Sellers Real Property under Environmental Requirements.

3.12 Sellers Contracts. Part 3.12 of the Disclosure Memorandum sets forth a complete and accurate list, in each case whether written or unwritten, of all of each Seller’s:

(a) Contracts with customers which either (i) are in writing or (ii) involve payments of $50,000 or more in any twelve (12) month period;

(b) Contracts for capital expenditures or the acquisition or construction of fixed assets involving $10,000 or more in any twelve (12) month period per Contract;

(c) Contracts for the purchase or lease of goods or services (including without limitation, raw materials, API, excipients, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services) involving $10,000 or more in any twelve (12) month period;

(d) Contracts under which the amount payable by any Seller is dependent on the revenue, income or other similar measure of any Seller or any other Person and which involve or may be reasonably be expected to involve $10,000 or more in any twelve (12) month period;

(e) Contracts with respect to any Intellectual Property of any Seller, including without limitation all licenses and service contracts with respect to Intellectual Property;

(f) Contracts to which any Seller is a party relating to Indebtedness;

(g) Contracts between any Seller with any Affiliates of any Seller;

(h) Contracts which place any material limitation on the method of conducting, or scope of, the Business or which limit the freedom of any Seller to engage in any line of business or to compete with any other Person;

(i) employment, collective bargaining, severance, consulting, deferred compensation, benefit and similar plans or Contracts;

(j) Contracts granting a first refusal, first offer or similar preferential right to purchase or acquire any Seller’s capital stock or assets; and

(k) other material Contracts, plans or arrangements of any Seller which are not otherwise described in clauses (a) though (j) above.

All the foregoing, including all amendments or modifications thereto, are referred to as the “Sellers Contracts.” Sellers have furnished to Buyer copies of all Sellers Contracts (or written descriptions thereof, in the case of oral Sellers Contracts). Each Sellers Contract (or description) sets forth the entire agreement and understanding between the applicable Sellers and the other parties thereto. Each Sellers Contract is valid, binding and in full force and effect, and there is no event or condition which has occurred or exists, which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any Contract by any Seller or any other party thereto, or could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof. No Seller has any reason to believe that the parties to any Sellers Contract will not fulfill their obligations thereunder in all material respects.

3.13 Litigation and Related Matters. Set forth on Part 3.13 of the Disclosure Memorandum is a complete and accurate list of (a) all Claims pending against any Seller or, to the Actual Knowledge of Company, threatened against any Seller, the Business, the Acquired Assets, or any property or rights of any Seller, at law or in equity, before or by any Governmental Authority and (b) all worker’s compensation Claims outstanding against any Seller. None of the Claims listed on Part 3.13 of the Disclosure Memorandum either (i) could reasonably be expected to have any Material Adverse Effect or (ii) affects or could reasonably be expected to affect the right or ability of Buyer to carry on the Business substantially as now conducted or the ability of any Seller to enter into this Agreement or any other agreement contemplated hereby or to consummate the transactions contemplated hereby or thereby. Each of the Claims set forth on Part 3.13 of the Disclosure Memorandum is fully covered by insurance. No Seller is subject to any continuing order, writ, injunction or decree of any Governmental Authority applicable specifically to the Business or its operations, assets or Employees, nor is any Seller in default with respect to any order, writ, injunction or decree of any Governmental Authority with respect to the Business or its assets, operations or Employees.

3.14 Intellectual Property.

(a) Sellers Intellectual Property. Each Seller (i) owns and has independently developed or (ii) has the valid right or license to any and all Intellectual Property used by such Seller in the Business (the “Sellers Intellectual Property”). Sellers Intellectual Property is sufficient to use and exploit in furtherance of the Business as currently proposed. One or more Sellers own and have good and exclusive right or title to each item of Sellers Intellectual Property (that is not Licensed Intellectual Property, as defined below), free and clear of any Liens or other restrictions of any kind (other than Permitted Liens), and have the sole and exclusive right to bring actions for infringement or unauthorized use thereof. No Seller has granted any third party rights to or under any Sellers Intellectual Property nor has any Seller granted any third party the right to sublicense any Seller Intellectual Property.

(b) Sellers Registered Intellectual Property. Set forth on Part 3.14(b) of the Disclosure Memorandum is a complete and accurate list of all of the following (collectively, the “Sellers Registered Intellectual Property”): (i) Issued Patents and Patent Applications, (ii) registered Trademarks and applications for Trademark registrations in each Sellers’ names, and (iii) registered Copyrights and applications for Copyright registration in each Sellers’ names. Each item of Sellers Registered Intellectual Property is valid, enforceable, subsisting, and in good standing, with all necessary fees and filings made.

(c) Licensed Intellectual Property. Set forth on Part 3.14(c) of the Disclosure Memorandum is a complete and accurate list of each item of Intellectual Property licensed by any Seller pursuant to a Contract (“Licensed Intellectual Property”) and identifies each such item that is incorporated in or an essential component of any Product. No Seller is in violation of any Contract to which any Seller is a party or otherwise bound and which relates to any Licensed Intellectual Property.

(d) Infringement or Misappropriation. To Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Sellers Intellectual Property by any third party, including without limitation any Employee or former Employee of any Seller. No Seller has brought any Action for infringement or misappropriation of any Sellers Intellectual Property or breach of any license agreement, services agreement or other agreement involving any Sellers Intellectual Property against any third party. No Seller has been sued (or received any notice or any threat of being sued) in any Action which involves a Claim of infringement or misappropriation of any Intellectual Property right of any third party (“Third Party Intellectual Property”) or which contests the validity, ownership or right of any Seller to exercise any Sellers Intellectual Property. To Company’s Knowledge, the Sellers Intellectual Property does not and will not infringe or misappropriate any Third Party Intellectual Property and there is no substantial basis for a claim that the design, development, use, marketing, licensing, sale, offer for sale, provision, manufacturing, reproduction, importation and/or distribution of the Products or any other Sellers Intellectual Property is infringing or has infringed on or misappropriated any Third Party Intellectual Property.

(e) Development of Sellers Intellectual Property. Set forth on Part 3.14(e) of the Disclosure Memorandum is a complete and accurate list of all agents, consultants, contractors and subcontractors involved in the development, support, customization, maintenance or modification of any Sellers Intellectual Property (that is not Licensed Intellectual Property) (the “IP Contractors”) along with a list of his, her or its respective engagement agreements with any Seller. All Employees and IP Contractors who have contributed to or participated in the conception and development of Sellers Intellectual Property (that is not Licensed Intellectual Property) on behalf of Sellers have executed nondisclosure agreements and either (i) have been a party to an enforceable arrangement or agreement with Sellers in accordance with applicable law that has accorded Sellers full, effective, exclusive and original ownership of all tangible property and Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Sellers as assignee that have conveyed to Sellers effective and exclusive ownership of all tangible property and Intellectual Property thereby arising. Sellers Intellectual Property (that is not Licensed Intellectual Property) was developed exclusively by IP Contractors and by Employees of Sellers within the scope of such Employee’s employment. No current or prior officer, Employee or IP Contractor claims any ownership interest or similar right in any Sellers Intellectual Property.

(f) Sellers Software Programs. Set forth on Part 3.14(f) of the Disclosure Memorandum is a complete and accurate list of all software programs that are owned or licensed (other than off the shelf software) by any Seller (the “Sellers Software Programs”). Each Seller owns full and unencumbered right and good, valid and marketable title to or license to use its respective Sellers Software Programs free and clear of all Liens (other than Permitted Liens). To the Actual Knowledge of Company, there are no material defects, malfunctions or nonconformities in any Sellers Software Programs (including, without limitations, any customization and installation thereof), and there are no material errors in any Design Documentation. The Design Documentation is sufficient and adequate to enable a person of reasonable skill and experience in the relevant art to operate Sellers Intellectual Property. To the Actual Knowledge of Company, no software contained within Sellers Software Programs contains any timer, virus, copy protection device, disabling code, clock, counter, trap door, back door, time bomb or other limiting design or routine which causes such software (or any portion thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed.

(g) Royalties. No Seller owes any royalties or other payments to third parties in respect of any Sellers Intellectual Property.

(h) Protection of Intellectual Property. Sellers have implemented commercially reasonable steps in the physical and electronic protection of Sellers Intellectual Property from unauthorized disclosure, use or modification.

3.15 Employee Benefit Plans.

(a) Set forth on Part 3.15(a) of the Disclosure Memorandum is a complete and accurate list of all Employee Benefit Plans.

(b) Neither any Seller nor any of its ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any Multiemployer Plan covering Employees (or former Employees) employed in the United States. Neither any Seller nor any of its ERISA Affiliates has incurred any liability or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any Multiemployer Plan or (ii) on account of unpaid contributions to any such Multiemployer Plan.

(c) At the Closing, all contributions to, and payments from, the Employee Benefit Plans which are required to have been made by any Seller, or any of its ERISA Affiliates, with respect to any period ending on or before the Closing Date will have been timely made in accordance with the Employee Benefit Plans.

(d) Neither any Seller nor any of its ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

(e) The Employee Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f) There are (i) no investigations pending by any governmental entity involving the Employee Benefit Plans or, to the Knowledge of Company, any Multiemployer Plan, and (ii) no pending or, to the Knowledge of Company, threatened Claims, other than routine Claims for benefits), suits or proceedings against any Employee Benefit Plan, against the assets of any of the trusts under any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan with respect to the operation of such plan or asserting any rights or Claims to benefits under any Employee Benefit Plan or against the assets of any trust under such plan, nor, to the Knowledge of Company, are there any facts which would give rise to any liability.

(g) None of the “welfare benefit plans” (as defined in Section 3(l) of ERISA) maintained by any Seller provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or except at the expense of the participant or the participant’s beneficiary.

3.16 Employees; Employee Relations.

(a) Set forth on Part 3.16(a) of the Disclosure Memorandum is a complete and accurate list of the following information: (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by any Seller to each Employee or director; (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by any Seller to each Employee or director; and (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by any Seller to, or made to any Seller by, each Employee or director. Since the Most Recent Audit Date, Seller has not increased the compensation of any Employee, officer or director other than in the ordinary course of business consistent with past practice and has not granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any Employee, officer or director.

(b) No Seller is a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization, and no Seller has ever experienced any material labor difficulties. There are no material labor disputes existing, or to the Knowledge of Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by Employees. No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of Company, is threatened. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Knowledge of Company, are threatened.

(c) No Actions or Claims exist under any Laws affecting the employment relationship, and to the Actual Knowledge of Company, no Actions or Claims are threatened under any such Laws and, to the Knowledge of Company, no facts or circumstances exist which would give rise to any such Actions or Claims. No Seller is subject to any settlement or consent decree with any present or former Employee, employee representative or any Governmental Authority relating to Claims of discrimination or other Claims in respect to employment practices and policies. No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any Seller. No Seller has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to any Seller and no such investigation is in progress. Each Seller has complied with all applicable Laws relating to the employment or engagement of its Employees, including but not limited to, those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, discrimination and the withholding of payroll taxes.

(d) No Seller has incurred any liability or obligation under the WARN Act or similar state laws.

3.17 Insurance. Set forth on Part 3.17 of the Disclosure Memorandum is a complete and accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, each Seller. All such policies are in full force and effect and are adequate for the Business. No Seller has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending Claims made by or on behalf of any Seller under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of any Seller. No gaps in coverage have accrued with respect to the policies listed on Part 3.17 of the Disclosure Memorandum or any other policies retained by any Seller. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

3.18 Accounts Receivable. The accounts receivable set forth in the Most Recent Balance Sheet and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, subject to no known defenses, set-offs or counterclaims and are collectible and will be collected in accordance with their terms at their recorded amounts subject to any reserves for doubtful accounts, returns, allowances, credits, rebates, prebates and chargebacks but not in excess of the amount of the reserves reflected in the Most Recent Balance Sheet. The reserve for doubtful accounts, returns, allowances, credits, rebates, prebates and chargebacks reflected in the Most Recent Balance Sheet is net of fully accrued amounts for future deductions by customers of the Business relating to sales booked on or before the date of the Most Recent Balance Sheet, was established in accordance with GAAP consistently applied and is adequate and was calculated in accordance with historical practice. Notwithstanding anything to the contrary herein, Company makes no representations in this Section 3.18 regarding, and the representations in this Section 3.18 shall not apply with respect to, any Excluded Receivables.

3.19 Inventory; Product Warranties.

(a) The inventories of the Products (i) were acquired and maintained in the ordinary course of business, (ii) are of good and merchantable quality in all material respects, (iii) were manufactured in conformance with the ANDAs for such Product, in conformance with cGMP and in conformance with all applicable Laws, (iv) are not adulterated or manufactured, prepared, preserved, packaged or stored under unsanitary conditions within the meaning of the FD&C Act and FDA regulations, or in any way contrary to cGMP, (iv) at Closing shall have a minimum shelf life of fourteen (14) months (except for Midrin which shall have a minimum shelf life of twelve (12) months), and (v) shall not be a product which would violate any applicable section of the FD&C Act or any FDA regulation or any other applicable Law.

(b) Except as set forth on Part 3.19(b) of the Disclosure Memorandum, (i) to Company’s Knowledge, each Seller’s manufacturing facilities conforms in all respects to applicable Laws and approvals governing such facilities and have been adequate to produce the quantities of the Products which each Seller’s customers have ordered from any Seller since May 30, 2003, and (ii) Seller has not received any written notices to the contrary. All laboratory, scientific, technical and/or data supplied by any Seller to the FDA for submission or communication with FDA relating to the Products have been true and correct in all material respects.

(c) Set forth on Part 3.19(c) of the Disclosure Memorandum is a complete and accurate list of all outstanding product liability, product defect, warranty, breach of contract or other similar Claims (including any pending Claims) related to the Products made since May 30, 2003, in each case to the extent Company has received written notice or otherwise has Knowledge of such Claims.

3.20 Customers and Suppliers.

(a) Customers. Set forth on Part 3.20(a) of the Disclosure Memorandum is a complete and accurate list of all material customers of each Seller. To the Knowledge of Company, no such customer intends or has threatened (orally or in writing) to cease to do business with any Seller following the consummation of the transactions contemplated hereby or intends to modify such relationship in a manner which is less favorable to Buyer, and Company has no Knowledge of facts that would be reasonably likely to result in such a termination or modification.

(b) Suppliers. Set forth on Part 3.20(b) of the Disclosure Memorandum is a complete and accurate list of all materially significant suppliers of each Seller. To the Knowledge of Company, no such supplier intends or has threatened (orally or in writing) to cease to do business with any Seller following the consummation of the transactions contemplated hereby or intends to modify such relationship in a manner which is less favorable to Buyer, and Company has no Knowledge of facts that would be reasonably likely to result in such a termination or modification. Except as set forth on Part 3.20(b) of the Disclosure Memorandum, no Seller has experienced any difficulties in obtaining any inventory items necessary to the operation of the Business which has had an adverse effect on the Business or the operations or financial condition of any Seller and, to the Knowledge of Company, no such shortage of supply of inventory items is threatened or pending. No Seller is required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of Sellers’ suppliers.

3.21 Absence of Certain Changes or Events.

(a) Since October 25, 2007, Wells Fargo Bank has limited the financing available to Sellers under the terms of its Loan Agreement with Sellers dated February 9, 2006, as amended, as modified by its Forbearance Agreement with Sellers dated October 25, 2007, as modified by its Forbearance Agreement with Sellers dated February 5, 2008, and its Amended and Restated Forbearance Agreement with Sellers dated March 25, 2008. As a result of this limited financing, Sellers have experienced certain difficulties in obtaining raw materials and inventory items necessary to the operation of the Business, which has had a materially adverse effect on the operations, inventory, sales, margins and financial condition of the Business, and have resulted in Sellers’ operation of the Business in a manner which is not consistent with past practice, all as more particularly described on Part 3.21(a) of the Disclosure Memorandum.

(b) Except as described in Section 3.21(a) above, and except as may be permitted under Section 5.1(a), during the period from the date of the Most Recent Balance Sheet to the date hereof: (i) the Business has been operated in the ordinary course, consistent with past practice; (ii) there has been no event, change or development which, individually or in the aggregate, has had a Material Adverse Effect; (iii) there has not been any damage, destruction or casualty loss to the physical properties of any Seller or any of their suppliers; and (iv) no Seller has taken any action which, if taken after the execution and delivery of this Agreement, would constitute a breach or violation of Section 5.1 hereof.

3.22 No Illegal Payments, Etc. To the Actual Knowledge of Company, no Seller nor any of their respective Representatives at any time after May 30, 2003 has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder any Seller (or to assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect; or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.23 Regulatory Issues. During the year immediately prior to the Signing Date, with respect to the Products only, no Seller has received or been subject to: (i) any FDA Form 483’s relating to the Products; (ii) any FDA Notices of Adverse Findings relating to the Products; or (iii) any warning letters or other written correspondence from the FDA concerning the Products in which the FDA asserted that the operations of Seller were not in compliance with applicable Laws or guidelines of any Governmental Authority with respect to the Products. During the year immediately prior to the Signing Date, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Seller concerning the Products or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Products.

3.24 Interests in Other Persons. Except as set forth in Part 3.24 of the Disclosure Memorandum, no Employee of any Seller or Person directly or indirectly controlling, controlled by, or under common control with any Seller possesses, directly or indirectly, any material financial interest in, or is an Employee or Affiliate of, any Person which is a current client, supplier, franchisee, customer, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of or otherwise having a contractual relationship with any Seller. Ownership of securities of an entity (other than Company) whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.24.

3.25 No Insolvency or Bankruptcy. No Seller has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against any Seller. No general assignment of property of any Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for any Seller or any of its properties, including the Acquired Assets.

3.26 Broker Fees. No agent, advisor, broker or other Person acting on behalf of any Seller or any of its Affiliates is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from Company or Sellers, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

3.27 Availability of Documents. Company has made available for inspection by Buyer and its representatives true, correct, and complete copies of the certificates of incorporation, bylaws, certificates of formation, limited liability company operating agreements and other organizational documents of each Seller, all written agreements, arrangements, commitments, and documents (including, without limitation, all pending and approved ANDAs and regulatory files with respect thereto) referred to in the Disclosure Memorandum and all schedules attached hereto.

3.28 Information Supplied. None of the information supplied or to be supplied by any Seller in writing for inclusion or incorporation by reference in the Information Statement will, at the date the Information Statement is first mailed to Company’s shareholders or, except as set forth in any amendments or supplements to the Information Statement mailed to Company’s shareholders prior to Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If required by Law, the Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference therein.

3.29 Disclosure. To the Knowledge of Company, there is no fact (excluding facts with respect to general business, economic or political conditions and facts that are publicly known) which materially and adversely affects the business, assets, properties, operations, prospects, condition (financial or otherwise), results of operations or liabilities of Sellers, taken as a whole, that has not been set forth or disclosed in this Agreement (including the Schedules), the Disclosure Memorandum or in any other instrument or certificate delivered by any Seller pursuant to Article VI hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company as follows:

4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization.

(a)  Buyer has full limited liability company power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other action on the part of Buyer is necessary to authorize the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

4.3 No Violation. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer, or (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound.

4.4 Consents. No consent, approval or other authorization of any Governmental Authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.5 Broker Fees. No agent, advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

4.6 HSR Thresholds. Buyer represents that its ultimate parent entity (as defined in the HSR Laws) is Amneal Pharmaceuticals, LLC and, as of the Signing Date, Amneal Pharmaceuticals, LLC has less than $126.2 million in annual net sales (as defined in the HSR Laws) and less than $126.2 million in total assets (as defined in the HSR Laws).

4.7 Sufficient and Available Funds to Close and Pay Assumed Liabilities. Buyer represents that it has the wherewithal to fully fund and pay the Purchase Price, including making the Closing Cash Amount payment on the Closing Date and paying when due all of the Assumed Liabilities.

4.8 APR, LLC. Buyer represents that, to the Knowledge of Buyer, it has no knowledge of APR, LLC outside of the information in the public domain or as disclosed to Buyer by Company or Cameron Reid.

ARTICLE V
COVENANTS OF THE PARTIES

5.1 Conduct of the Business.

(a) Affirmative Covenants. At all times prior to the Closing, Company shall use all commercially reasonable and good faith efforts to preserve its goodwill, rights, property, assets and business, to keep available to itself and the Buyer its employees, and to preserve and protect its relationships with its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it. In addition, from and after the date hereof to the Closing, Seller shall (except with Buyer’s written consent, which consent shall not be unreasonably withheld or conditioned, and any request for which shall be timely responded to):

(i) maintain its corporate existence;

(ii) subject to Section 3.21(a) above and except as otherwise expressly provided herein, conduct its business only in the ordinary course consistent with the manner conducted as of the Signing Date; and

(iii) operate in such a manner as to assure that the representations and warranties of Company set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b) Negative Covenants. Company will not, and Company will cause the other Sellers not to, at all times prior to the Closing, without Buyer’s prior written consent (which consent shall not be unreasonably withheld or conditioned, and the request for which shall be timely responded to):

(i) change its method of management or operations in any material respect (including, without limitation, accelerating receivables, delaying payments or liquidating assets, except in the ordinary course of business consistent with past practices);

(ii) dispose of or acquire any assets or properties or make any commitment to do so, other than sales of inventory or acquisitions of raw materials, excipients or API, in each case in the ordinary course of business consistent with past practices;

(iii) incur any Indebtedness for borrowed money (other than (A) Buyer Advances, (B) after all of the Buyer Advances have been advanced, up to $200,000 (on substantially similar terms and the same interest rate as the Buyer Advances) in additional unsecured debt, provided that such unsecured debt is necessary for and used only for Sellers’ business operations and (C) additional Indebtedness to Wells Fargo under Company’s existing lines of credit as in effect on the Signing Date), make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien;

(iv) at any time after the expiration of the Due Diligence Period, modify, amend, cancel or terminate any Contract or, at any time during the Due Diligence Period, fail to give Buyer prompt written notice of any proposed modification, amendment, cancellation or termination of any Contract;

(v) make any change in the compensation paid or payable to any Employee or director as shown on Part 3.16(a) of the Disclosure Memorandum, except in the ordinary course of business and consistent with past practice;

(vi) pay or agree to pay any bonus or similar payment (other than success bonuses payable contingent upon the Closing);

(vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any of its Employees, except in the ordinary course of business and consistent with past practice;

(viii) enter into any new Contract involving payments by or to any Sellers in excess of $5,000 per Contract (and not more than $50,000 in the aggregate for all such Contracts) in any twelve (12) month period, other than Contracts for the sale of inventory or the acquisition of raw materials, excipients and API, in each case in the ordinary course of business consistent with past practices;

(ix) make any change in its accounting practices or procedures, or make any upward revaluation of any of its assets, except in the ordinary course of business and as required under accounting rules and regulations;

(x) change by more than ten percent (10%) its customer pricing, rebates, prebates, chargebacks, returns or discounts (on a per customer, per SKU basis) of any Product;

(xi) make any payment or distribution with respect to its equity securities, whether by way of redemption, dividend, distribution or otherwise;

(xii) issue any additional equity securities, options, warrants or other arrangements or commitments obligating any Seller to issue any membership interests or other securities (other than (A) the issuance of equity securities upon the exercise of options or warrants outstanding on the date of this Agreement, or (B) the issuance of up to $1,000,000 in additional equity securities, but only if (x) Company has first offered Buyer in writing a right of first refusal to provide such funds in the form of additional Buyer Advances and (y) Buyer has not, within three business days of its receipt of such written offer, agreed to provide such funds at such times and in such amounts as may be required by Company to operate the Business prior to the Closing);

(xiii) adopt any amendments to its certificate of incorporation or bylaws; adopt a plan of complete or partial liquidation or dissolution; or alter through merger, consolidation, reorganization, restructuring or in any other fashion its structure or ownership;

(xiv) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature; or consent to or acquiesce in the appointment of a trustee or receiver for any Seller or any property thereof; or permit any bankruptcy reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law to be instituted by or against any Seller; or consent to any involuntary petition filed pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction; or be adjudicated bankrupt;

(xv) take any other action which would be reasonably expected to have a Material Adverse Effect on its Business or the affairs, assets, condition (financial or otherwise) or prospects, or could adversely affect or detract from the value of its assets or the Business, except as required by Law; or

(xvi) commit to do any of the foregoing referred to in clauses (i) – (xv).

5.2 Payment of Obligations, Distributions to Majority Shareholders. Company covenants and agrees that, immediately upon receipt of the Closing Cash Amount at Closing, it will cause each Seller to pay off in full or otherwise satisfy all outstanding Indebtedness (other than capital leases) of such Seller and amounts payable thereon and any other liabilities of such Seller that are not expressly assumed by Buyer. Company further covenants and agrees that, in the event the Closing shall occur, Company will not make any payment or distribution with respect to its equity securities, whether by way of redemption, dividend, distribution or otherwise, to the Majority Shareholders or any other holders of Company’s capital stock until more than ninety (90) days after the Closing Date.

5.3 Required Approvals; Satisfaction of Closing Conditions. Between the date of this Agreement and the Closing Date, Company and Buyer shall each use their commercially reasonable efforts to (i) obtain promptly all such third party approvals and consents as are necessary or appropriate to the consummation of the transactions contemplated hereby, (ii) cause all conditions to the obligations of Buyer under this Agreement over which it is able to exercise influence or control to be satisfied prior to the Closing Date, and (iii) obtain promptly and timely comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

5.4 Investigations.

(a) Company shall, and shall cause each other Seller to, provide Buyer and its representatives and agents such access to the books and records of Sellers and furnish to Buyer and its representatives and agents such financial and operating data and other information with respect to the Business and the properties of Sellers as they may reasonably request from time to time. Company shall, and shall cause each other Seller to, permit Buyer and its Representatives to make such inspections of the Sellers Real Property and the personal properties of Sellers and the Business as they may reasonably request from time to time. Company shall, and shall cause each other Seller to, grant Buyer reasonable access to manufacturing and packaging equipment for generating data in support of Buyer’s ANDA supplements and new ANDA registration filings to transfer Buyer’s existing Products and Products under development to the Sellers Real Property.

(b) In the event that any Seller receives notice that the FDA intends to inspect the Sellers Real Property (a “FDA Inspection”), Company shall immediately notify Buyer and provide Buyer with a copy of such FDA notice and, at any time after the expiration of the Due Diligence Period, will allow a representative from Buyer to be present during the FDA Inspection (without participation). Within two (2) Business Days of receipt, Company will provide to Buyer a copy of any FDA Form 483 observations pertaining to the Sellers Real Property or any Seller’s equipment.

(c) After the date hereof and until the earlier of the Closing Date or date of termination of this Agreement, Company shall, and shall cause each other Seller to, submit to Buyer all adverse drug experience information and customer complaints brought to the attention of Sellers or its Employees with respect to the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products.

5.5 Records Pertaining to Sellers.

(a) At the Closing, Company shall deliver or cause to be delivered to Buyer any and all books and records in the possession of any Seller applicable to any Seller, the Business or the Acquired Assets (other than any Seller’s corporate and limited liability company minute books, stock/unit ledgers, certificates of incorporation, bylaws, shareholders agreements, certificates of formation, operating agreements and related corporate and limited liability company documents and instruments).

(b)  Buyer shall, for a period of five years (except in the case of any sales invoices, which shall be for three years) after the Closing Date, neither dispose of nor destroy any of the business records or files of Sellers or Buyer without first offering to turn over possession of copies thereof to Company, at Company’s expense, by written notice to Company at least thirty (30) days prior to the proposed date of such disposition or destruction.

(c) Promptly after request, Buyer shall allow Company access to all business records and files acquired hereunder during normal working hours at the principal place of business of Buyer, or at any location where such records are stored, in anticipation of, or preparation for, any existing or future third party actions, Tax, SEC filings, regulatory matters, contractual obligations or other matters in which any Seller is involved and which relate to the Business.

5.6 No Solicitation or Negotiation. Sellers and each Majority Shareholder, severally and not jointly, agree as follows:

(a) Unless and until such time as this Agreement is otherwise terminated in accordance with Section 7.1, each Seller and each Majority Shareholder shall, and shall cause its Representatives, to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the return or destruction of all confidential information regarding Sellers provided to any such persons on or prior to the Signing Date pursuant to the terms of any confidentiality agreements or otherwise. Each Seller and each Majority Shareholder shall not, and shall cause its respective Representatives, not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal; provided, however, that if, at any time before the date on which the definitive Information Statement is filed with the SEC (or, if earlier, mailed to the Company’s shareholders), Company’s Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is, or is reasonably likely to be, necessary in order to comply with its fiduciary duties under Law and that such Acquisition Proposal is reasonably likely to lead to a superior proposal for the common shareholders of Company as compared to the transactions contemplated by this Agreement, and if done for the sole purpose of increasing sums available for distribution to Common stockholders of Interpharm Holdings, Inc., then, in such case, Company may, in response to an Acquisition Proposal not solicited after April 11, 2008 and which is submitted in writing by such Person to the Board of Directors of Company after April 11, 2008 and subject to compliance with this Section 5.6 (and provided that Company has complied in all respects with its obligations under this Section 5.6) (x)  furnish information with respect to Company and its Subsidiaries (other than the terms of this Agreement, or that certain letter of intent dated April 11, 2008 between Company and Amneal Pharmaceuticals, LLC, or any discussions or negotiations regarding any of the foregoing) to the Person making such Acquisition Proposal (or its designated representatives) pursuant to a confidentiality and standstill agreement, provided that any such information has been or contemporaneously is provided to representatives of Buyer, and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(b) Except as set forth in Section 5.6(c), the Board of Directors of Company shall not (i) withdraw or modify, or propose to withdraw or modify, its approval and recommendation of this Agreement and the transactions contemplated hereby (the “Recommendation”), (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (iii) cause Company to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to an Acquisition Proposal as contemplated by Section 5.6(a)).

(c) If, before the date on which the definitive Information Statement is filed with the SEC (or, if earlier, mailed to Company’s shareholders), Company’s Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is necessary in order to comply with its fiduciary duties under Law and that such Acquisition Proposal is reasonably likely to lead to a superior proposal for the common shareholders of Company as compare to the transactions contemplated by this Agreement, and if done for the sole purpose of increasing sums available for distribution to common stockholders of Interpharm Holdings, Inc., and provided that Company has complied in all respects with its obligations under this Section 5.6 and has negotiated in good faith with Buyer with respect to any amendment or modification to this Agreement proposed by Buyer, then, in such case Company’s Board of Directors may (i) withdraw or modify its Recommendation or (ii) subject to the provisions of Section 7.2(b)(iii) hereof, cause Company to terminate this Agreement; but in either case (x) only at a time that is after the fifth business day following the receipt by Buyer of written notice advising Buyer that Company has received a definitive Acquisition Proposal and containing the information about such Acquisition Proposal specified by Section 5.6(d) and (y) only if simultaneously with taking such action it also executes a definitive written agreement to implement such Acquisition Proposal. For purposes of this Section 5.6(c), “50%” shall be substituted for “20%” in the definition of the term “Acquisition Proposal.”

(d) Company shall immediately (but in no event later than one Business Day after receipt thereof) advise Buyer orally and in writing (by facsimile and email) of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. Company will immediately inform Buyer of any material developments in any discussions or negotiations with respect to, and any material change in the terms (including amendments or proposed amendments) of, any such request or Acquisition Proposal, with the intent and desire of enabling Buyer to make a matching offer so that the transactions contemplated hereby may be effected, and if such matching offer is so made by Buyer, Company shall accept Buyer’s matching offer and reject such other Acquisition Proposal. Company will promptly provide Buyer with any agreements entered into by Company with respect to any such request or Acquisition Proposal.

(e) Nothing contained in this Section 5.6 shall prohibit Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to Company’s shareholders if, in the good faith judgment of its Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with Law; provided, however, that neither Company nor its Board of Directors shall, except as specifically permitted by Section 5.6(c), withdraw or modify, or propose to withdraw or modify, its Recommendation or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

(f) Remedies. If any Seller, any Majority Shareholder or their respective Representatives shall violate this Section 5.6 and if, as a result, the conditions to Closing in Section 6.2 will not be satisfied prior to the Outside Date, Buyer shall have the right to avail itself of any and all legal and equitable remedies available to Buyer, including, without limitation, specific performance (without the need to post a bond or other security and regardless of the absence or availability of remedies at law).

5.7 Employee Bonuses. Company hereby covenants and agrees that, except to the extent disclosed in Part 3.16(a) of the Disclosure Memorandum, it will not pay or permit to be paid to any Employees or directors of any Seller any bonuses otherwise payable upon a change of control of any Seller or termination of employment or engagement.

5.8 Public Announcements and Disclosure. The Company will notify the Buyer one Business Day in advance prior to making any required press release or public announcement with respect to the transactions contemplated by this Agreement except as may be required by Law or AMEX regulations. Except as and to the extent required by Law or AMEX regulations, without the prior written consent of the other party (which consent shall not be unreasonably withheld or conditioned, and the request for which shall be timely responded to), neither Buyer, any Seller nor any Majority Shareholders will at any time make, and each will direct its Representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the transactions contemplated by this Agreement or any of the terms of this Agreement or any other agreement among the parties (including without limitation those of the letter of intent). If either Buyer or Company is required by Law or AMEX regulations to make any such disclosure, it must first provide to the other party the content of the proposed disclosure (with a reasonable opportunity to comment thereon), the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

5.9 Majority Shareholder Written Consent. During the term of this Agreement, each Majority Shareholder covenants and agrees that it will not rescind, withdraw or modify its consent as set forth in the Transaction Written Consent or take or permit to occur any action that would modify the Required Shareholder Approval or cause the Required Shareholder Approval not to have been obtained.

5.10 Information Statement; Public Announcement; SEC Filings.

(a) Not more than 14 calendar days after the Signing Date, Company shall file with the SEC an Information Statement on Schedule 14C (the “Information Statement”) containing the information required by the Exchange Act with respect to the Transaction Written Consent and the transactions contemplated by this Agreement. Company shall cooperate and provide Buyer (and its counsel) with a reasonable opportunity to review and comment on the Information Statement prior to filing such with the SEC. Company will respond as promptly as practicable to any comments from the SEC or its staff with respect to the preliminary version of the Information Statement. Company will use all reasonable best efforts to cause the definitive version of the Information Statement to be mailed to its shareholders in accordance with Law and the applicable rules and regulations of AMEX as soon as it is legally permitted to do so but, in any event, not later than 21 calendar days before the Outside Date.

(b) Company will notify Buyer promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Information Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Company or Buyer, as applicable, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Company, such amendment or supplement. Company shall cooperate and provide Buyer (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement or any response to any comment made by the SEC or its staff prior to filing such with or communicating such to the SEC or its staff, and will provide Buyer with a copy of all such filings made with or communications to the SEC or its staff. Except as may be required by Law, no amendment or supplement to the Information Statement will be made by Company without the approval of Buyer, which will not be unreasonably withheld or delayed.

5.11 Bankruptcy Filing. For a period of ninety-one (91) days after the Closing Date, Sellers shall not file or enter into any bankruptcy proceeding or liquidation whether compulsorily or voluntarily, convene a meeting of its creditors, or have a receiver appointed over all or part of its assets, or take or suffer any similar action in consequence of its debt.

ARTICLE VI
CLOSING

6.1 Closing.

(a) Unless this Agreement is first terminated as provided in Section 7.1 hereof, and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the transactions contemplated hereby (the “Closing”) shall take place: (i) at the offices of Budd Larner, P.C., 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078 on June 16, 2008, as extended pursuant to paragraph (b) below; or (ii) at such other place, time and date as Buyer and Company may mutually agree in writing (the “Closing Date”).

(b) During the Due Diligence Period, Buyer and its Representatives will inspect Company’s facility at 75 Adams Avenue, Hauppauge, New York 11788 and give Seller a written list of the deficiencies which Buyer believes in good faith would be an impediment to the transfer to Buyer of Company’s Drug Enforcement Agency controlled substances Permit. Company will use its best efforts to, as promptly as practicable after Buyer’s delivery of such deficiencies list, remedy all such deficiencies with the first $120,000 in costs of such remediation borne 100% by Company and all additional costs of remediation (whether or the deficiencies list or otherwise imposed by the Drug Enforcement Agency) shall be split 50% by Buyer and 50% by Company; provided, however, that if total remediation costs in excess of the first $120,000 exceed $250,000, then either party can elect, by written notice given to the other party within five (5) Business Days of the end of the Due Diligence Period, not to pay for such excess remediation costs (such electing party, a “Non-Paying Party”). If such written election is made, then the other party may elect, by written notice given to the Non-Paying Party within five (5) Business Days of receipt of the Non-Paying Party’s written election, to assume all of said remediation costs and, if such notice to assume remediation costs is not given within such five (5) Business Day period, this Agreement shall immediately and automatically terminate at the end of such five (5) Business Day period.

(c) In the event that a Drug Enforcement Agency controlled substances license for the facility at 75 Adams Avenue, Hauppauge, New York 11788 (the “DEA License”) has not been issued to Buyer prior to June 16, 2008, then the Closing Date shall be automatically extended to the earlier of (i) July 16, 2008 and (ii) the third (3rd) Business Day following the date on which the DEA License has been issued. In the event that the DEA License has not been issued to Buyer prior to July 16, 2008 then, unless Buyer and Company mutually agree to extend the Closing Date or Buyer waives the condition that it be issued the DEA License prior to Closing and elects to close, this Agreement shall automatically terminate at midnight on July 16, 2008.

(d) In the event that Company shall not have fully complied with and satisfied all of the Information Statement filing and/or mailing obligations required under Section 5.10 of this Agreement prior to June 16, 2008, then the Closing Date shall be automatically extended to the third (3rd) Business Day following the date on which the last of such filing and/or mailing obligations have been fully complied with and satisfied.

(e) In the event that Sellers shall not have fully complied with and satisfied all of the conditions set forth in Section 6.2 hereof (other than Section 6.2(j) and other than as set forth in paragraphs (b), (c) and (d) above) prior to June 16, 2008, then the Closing Date shall be automatically extended to the third (3rd) Business Day following the date on which the last of such conditions has been fully complied with and satisfied.

6.2 Conditions to Buyer’s Obligations. The obligation of Buyer to effect the Closing shall be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived by Buyer, in whole or in part):

(a) Definitive Agreement. This Agreement (including the Schedules), the Disclosure Memorandum and other related documents and agreements consistent with the terms herein shall have been executed by Company (and, if applicable, the other Sellers) and delivered to Buyer.

(b) Representations, Warranties and Compliance with Covenants. Each representation and warranty of Company contained in this Agreement, the Disclosure Memorandum and in any Schedule shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representation and warranty had been made on and as of the Closing Date, without giving effect to any supplements or amendments to the Disclosure Memorandum which, individually or in the aggregate with all other such changes, would or would be reasonably expected to (i) in any material respect be adverse to any of the Acquired Assets or Assumed Liabilities, taken as a whole or (ii) materially detrimentally affect the benefit of the bargain struck by Buyer under this Agreement. Each of the covenants and agreements herein on the part of Company to be complied with or performed on or before the Closing Date shall have been complied with and performed. Buyer shall have received a certificate, dated the Closing Date, of Company to the foregoing effect.

(c) Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or (ii) which could reasonably be expected to have, if adversely determined, a Material Adverse Effect.

(d) Consents and Approvals. Company shall have obtained and delivered to Buyer evidence of approval by the board of directors and the shareholders of each Seller of this Agreement and the transactions contemplated hereby and copies of all consents, approvals or Permits required to be obtained for the consummation thereof (including, without limitation, all consents and approvals listed in Part 3.6 of the Disclosure Memorandum), and no such consents or consents, approvals or Permits shall have been withdrawn or suspended.

(e) Bill of Sale and Assignments. Each Seller shall have executed and delivered to Buyer: (i) a bill of sale, assignment and assumption agreement in substantially the form and substance of Exhibit B attached hereto (the “Bill of Sale”), (ii) transfer letters for the ANDAs for each of the approved Products and pending Products and for the rights of reference to the Drug Master Files included in such ANDAs to the extent that Seller has such rights of reference and to the extent they are assignable, and (iii) such patent assignments, trademark assignments, copyright assignments, domain name assignments and other instruments of conveyance with respect to the Acquired Assets as Buyer reasonably requests.

(f) Facility Purchase Agreement. Interpharm Realty shall have executed and delivered to Kashiv, LLC a contract of sale with respect to the Facility in substantially the form and substance of Exhibit C attached hereto (the “Facility Purchase Agreement”), and the closing of the transactions contemplated thereby shall have been consummated.

(g) Restrictive Covenant Agreements. Buyer shall have received a non-disclosure, non-solicitation and non-competition agreement in substantially the form and substance of Exhibit D attached hereto (each, a “Restrictive Covenant Agreements”) executed by each Seller.

(h) Certificates. Each Seller shall have delivered to Buyer (i) a certificate of the appropriate state official, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of such Seller in its state of organization and in each jurisdiction where it is qualified or licensed as a foreign corporation; (ii) a copy, certified by the appropriate state official of the state of organization as of a date not more than fifteen (15) days prior to the Closing Date, of its certificate of incorporation and all amendments thereto of such Seller; (iii) a copy of the bylaws of Sellers certified, as of the Closing Date, by the Secretary of such Seller; and (iv) a certificate, dated the Closing Date, of the Secretary of such Seller, relating to the incumbency and board and shareholder proceedings in connection with the consummation of the transactions contemplated hereby.

(i) Opinion of Counsel. Buyer shall have received an opinion of Guzov Ofsink, LLC, counsel to Company, in form and substance satisfactory to Buyer.

(j) No Material Adverse Effect. Since the date of the Most Recent Balance Sheet , there shall not have been (i) any change resulting in a Material Adverse Effect, or (ii) any damage, destruction or loss affecting the assets, properties, business, operations or condition of Company or any other Seller or the Business, whether or not covered by insurance, which could reasonably be expected to result in a Material Adverse Effect, or (iii) any FDA Inspection which discloses items that could reasonably be expected to materially and adversely effect Buyer’s ability to manufacture at the Facility any Products which have been FDA approved or are pending FDA approval.

(k) Release of Liens. Company shall have delivered to Buyer evidence of the proper filing of all duly executed UCC-3 Termination Statements or other releases and/or terminations of security interests (other than Permitted Liens) on all of the Acquired Assets, in each case satisfactory to Buyer.

(l) Certificate of Indebtedness; Lien Discharges. Company shall have prepared and delivered to Buyer a certificate (the “Certificate of Indebtedness”), signed by Company’s Chief Financial Officer, certifying as to the amount of Indebtedness of each Seller outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon. Company shall have caused each Seller’s creditors set forth in such Certificate of Indebtedness to deliver payoff letters and lien discharges, each in form reasonably satisfactory to Buyer, with respect to any such Indebtedness which does not constitute an Assumed Liability.

(m) Tax Clearance Certificates. At the Closing and at Company’s sole expense, each of the Sellers shall have delivered to Buyer Tax Clearance Certificates from the New York Department of Taxation and Finance.

(n) Tail Insurance Policy. At the Closing and at Company’s sole expense, Company shall have procured “tail-coverage” on the claims-made products liability insurance policies covering each Seller on such terms as may be reasonably satisfactory to Buyer, and Buyer shall be named as additional insured thereon.

(o) Information Statement. Company shall have complied with all Information Statement filing and/or mailing obligations required under Section 5.10 of this Agreement.

(p) Escrow Agreement. Each of Company and Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(q) EPA Notice of Violation. Company shall have resolved, to Buyer’s reasonable satisfaction, all violations raised by the U.S. Environmental Protection Agency in its Notice of Violation to Company dated October 4, 2007.

(r) Disclosure Memorandum. After the expiration of Due Diligence Period, there shall have been no changes set forth in any amendments or supplements to the Disclosure Memorandum which, individually or in the aggregate with all other such changes, would or would be reasonably expected to (i) in any material respect be adverse to any of the Acquired Assets or Assumed Liabilities, taken as a whole or (ii) materially detrimentally affect the benefit of the bargain struck by Buyer under this Agreement.

6.3 Conditions to Obligations of Company. The obligation of Company to effect the Closing shall be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived by Company, in whole or in part):

(a) Definitive Agreement. This Agreement (including the Schedules) and other related documents and agreements consistent with the terms herein shall have been executed by Buyer and delivered to Company.

(b) Accuracy of Representations and Warranties and Compliance with Covenants. Each representation and warranty of Buyer contained in this Agreement and in any Schedule shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representation and warranty had been made on and as of the Closing Date. Each of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed. Company shall have received a certificate, dated the Closing Date, of Buyer to the foregoing effect.

(c) Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, other than those asserted, threatened or instituted by the Sellers or Majority Shareholders.

(d) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained by Buyer, including the resolution of all comments of the SEC to the Information Statement and shall have mailed the Information Statement as required under Section 5.10.

(e) Assumption Documents. Buyer shall have executed and delivered to Company the Bill of Sale and such other documents of assumptions of liability relating to the Assumed Liabilities as Company reasonably request.

(f) Facility Purchase Agreement. Kashiv, LLC shall have executed and delivered to Interpharm Realty the Facility Purchase Agreement, and the closing of the transactions contemplated thereby shall have been consummated.

(g) Escrow Agreement. Each of Buyer and Escrow Agent shall have executed and delivered to Company the Escrow Agreement.

6.4 Closing Payments. At the Closing, Buyer shall: (i) deliver the Closing Cash Amount by wire transfer of immediately available funds in such amounts and to such bank accounts as may be directed in writing by Company at least two (2) Business Days prior to the Closing; and (ii) deposit with the Escrow Agent by wire transfer of immediately available funds an aggregate cash sum equal to the Escrow Amount, all in accordance with Sections 2.5(b) and 2.5(c).

ARTICLE VII
TERMINATION PRIOR TO CLOSING

7.1 Right of Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

(a) by the written mutual consent of Buyer and Company;

(b) by Buyer, upon written notice to Company, if any of the conditions set forth in Section 6.2 shall not have been fulfilled in all material respects at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, provided that at the time of such notice Buyer must have complied in all material respects with its obligations under this Agreement; and provided, further, that Company shall have ten (10) days after the notice sent by Buyer pursuant to this subsection (b) in which to fulfill such conditions not fulfilled unless satisfaction of such a condition is or becomes impossible;

(c) by Company, upon written notice to Buyer, if any of the conditions set forth in Section 6.3 shall not have been fulfilled in all material respects at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, provided that at the time of such notice Company must have complied in all material respects with their obligations under this Agreement; and provided, further, that Buyer shall have ten (10) days after the notice sent by Company pursuant to this subsection (c) in which to fulfill such conditions not fulfilled unless satisfaction of such a condition is or becomes impossible;

(d) by either Buyer or Company, upon written notice to the other, if the Closing shall not have occurred on or prior to September 16, 2008 (the “Outside Date”); provided, however, that at the time of such notice the party exercising such termination right shall have complied in all material respects with its obligations under this Agreement;

(e) by Buyer, if Buyer is not satisfied in its sole discretion with the results of its Due Diligence, upon written notice given to Company prior to expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement pursuant to this Section 7.1(e); provided, however, that Buyer shall be deemed to have waived its termination right under this Section 7.1(e) if Buyer has not given such written notice to Company prior to expiration of the Due Diligence Period;

(f) By Company, in connection with Company’s entering into a definitive agreement to effect an Acquisition Proposal in accordance, and provided that Company has complied, with Section 5.6; provided, however, that an election by Company to terminate this Agreement pursuant to this Section 7.1(f) shall not be effective until Company shall have paid the Break-up Fee plus all Buyer Advances to the Company as provided in Section 7.2(b)(iii);

(g) By Buyer, if (i) Company enters into a definitive agreement to effect an Acquisition Proposal, (ii) Company’s Board of Directors recommends that Company’s shareholders accept or approve any Acquisition Proposal or (iii) Company’s Board of Directors withdraws or modifies, in a manner material and adverse to Company, the Recommendation, in any case, regardless of whether Company has complied with Section 5.6;

(h) Automatically, as set forth in Section 6.1(b) above; or

(i) Automatically, as set forth in Section 6.1(c) above; or

(j) Automatically, in the event of Buyer’s termination for any reason of the Facility Purchase Agreement, as permitted thereunder.

7.2 Effect of Termination.

(a) In the event of a termination of this Agreement, all further obligations of the parties under this Agreement shall terminate, no party shall have any right under this Agreement against any other party, except as set forth in this Section 7.2, and each party shall bear its own costs and expenses; provided, however, that (except as set forth in Section 7.2(b)(ii) below) termination under Section 7.1 shall not relieve any party of liability for any failure to perform or comply with this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

(b) Notwithstanding anything herein to the contrary:

(i) in the event of any termination of this Agreement by Buyer pursuant to Sections 7.1(b), (d) or (e), or by mutual written consent pursuant to Section 7.1(a), or in the event of any termination of this Agreement pursuant to Section 7.1(h) due to Buyer’s election to be a Non-Paying Party or in the event of any termination of this Agreement pursuant to Section 7.1(i) or Section 7.1(j), Company shall immediately reimburse Buyer for all Buyer Advances in accordance with the terms of the Loan and Security Agreement;

(ii) in the event of any termination of this Agreement by Company pursuant to Section 7.1(c), or in the event of any termination of this Agreement pursuant to Section 7.1(h) due to Seller’s election to be a Non-Paying Party, all Buyer Advances shall be retained by Company as liquidated damages and Buyer shall have no further obligations against any of the Sellers or their shareholders of any nature whatsoever arising out of this Agreement;

(iii) if this Agreement is terminated by Company pursuant to Section 7.1(f) or by Buyer pursuant to Section 7.1(g), then Company shall pay to Buyer, an amount in cash equal to four percent (4%) of the Purchase Price plus reimbursement of all of its out-of-pocket costs and expenses (the “Break-up Fee”) plus all Buyer Advances; and

(iv)  If (A) this Agreement is terminated by Company pursuant to Section 7.1(d) and (B) Company consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve (12) months of such termination, then Company shall pay Buyer the Break-up Fee plus all Buyer Advances.

Payment of the Break-up Fee and Buyer Advances, if applicable, required by this Section 7.2(b) shall be payable by wire transfer of immediately available funds (1) in the case of termination of this Agreement by Company pursuant to Section 7.1(f) or by Buyer pursuant to Section 7.1(g), concurrently with the effective date of such termination, or (2) in case of a situation contemplated by Section 7.2(b)(iv), concurrently with the consummation of such Acquisition Proposal.

ARTICLE VIII
INDEMNIFICATION

8.1 Obligation of Company to Indemnify Buyer. Company hereby agrees to indemnify and hold harmless Buyer and its Representatives from, against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

(i) any representation or warranty made by Company in or pursuant to this Agreement or any of the other Transaction Documents being untrue or incorrect in any respect;

(ii) any failure by Company to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby;

(iii) any liability of any Seller to the extent it is not an Assumed Liability, including without limitation any liability of any Seller (other than the Assumed Liabilities) arising from the operation of the Business prior to the Closing;

(iv) any Taxes of any Seller or with respect to the Business for all periods prior to the Closing Date, and any Tax liability of any Seller or Company’s shareholders arising in connection with the transactions contemplated hereby;

(v) any failure of any Seller to have good, verified marketable title to the Acquired Assets free and clear of all Liens (other than Permitted Liens); or

(vi) any challenge to the transaction by any shareholder of the Company.

8.2 [Intentionally Omitted]

8.3 Obligation of Buyer to Indemnify Company. Buyer agrees to indemnify and hold harmless Company and its Representatives from, against, for and in respect of any all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

(i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any respect;

(ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby;

(iii)  Buyer’s failure to discharge or satisfy the Assumed Liabilities; or

(iv) the operation of Buyer or the conduct of Buyer's business following the Closing, including, without limitation, any loss, liability, obligation, Lien, damage, cost or expense arising from products produced or processed by Buyer after the Closing, provided that the act that gives rise to said Losses does not arise from a breach by any Seller of any of the Transaction Documents.

8.4 Claim Notice.

(a) Except to the extent set forth in the next sentence, a party will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless (i) a written notice (the “Claim Notice”) setting forth in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (the “Claimed Amount”) has been given to the Indemnifying Party (as defined below) prior to the time that the representations, warranties, covenants or agreements which are the basis for such indemnification terminate pursuant to Section 8.8(b) and, (ii) in addition, if such matter arises out of a third party suit, action, investigation, proceeding or claim, such Claim Notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give a Claim Notice hereunder shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent the Indemnifying Party is materially prejudiced by such failure to give such Claim Notice. The Indemnified Party, if Buyer, shall also concurrently deliver a copy of the Claim Notice to the Escrow Agent to the extent cash remains available in the Escrow Fund to satisfy the Claimed Amount.

(b) With respect to Losses described in Section 8.1, Company shall be the “Indemnifying Party” and Buyer and its Representatives shall be the “Indemnified Parties”. With respect to Losses described in Section 8.3, Buyer shall be the “Indemnifying Party” and Company and its Representatives shall be the “Indemnified Party”.

8.5 Defense of Third Party Claims.

(a) Upon receipt of Claim Notice of any third party suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must reasonably cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter.

(b) In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. Consent of the Indemnifying Party to such proposed settlement or compromise may not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor unless consent of the Indemnifying Party to such proposed settlement or compromise was unreasonably withheld, delayed or conditioned.

(c) If the Indemnifying Party undertakes the defense of such matters then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

(d)  Buyer, Company, the Majority Shareholders and each of their successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party, shall keep each other informed of all settlement negotiations with third parties and the progress of any litigation and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

8.6 Claims Between Company and Buyer.

(a) Company Claims Against Buyer. In the case of a claim for indemnification hereunder which is brought by Seller as the Indemnified Party against Buyer as the Indemnifying Party, this Section 8.6(a) shall apply. Upon the Claim Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Dispute Notice”) that the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnified Party the Claimed Amount within sixty (60) days after the date that the Claim Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.

(b) Buyer Claims Against Company. In the case of a claim for indemnification hereunder which is brought by Buyer as the Indemnified Party against Seller as the Indemnifying Party, this Section 8.6(b) shall apply. Within thirty (30) days after delivery of a Claim Notice from Indemnified Party, Indemnifying Party shall deliver to Indemnified Party and the Escrow Agent a written response (the “Company Response”) in which Indemnifying Party shall either:

(i) agree that Indemnified Party is entitled to receive all of the Claimed Amount, in which case Indemnified Party and Indemnifying Party shall deliver to the Escrow Agent, to the extent cash remains available in the Escrow Fund to satisfy the Claimed Amount, within two (2) Business Days following the delivery of the Company Response, a written notice executed by such parties instructing the Escrow Agent to disburse the Claimed Amount to Indemnified Party;

(ii) agree that Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) in which case Indemnified Party and Indemnifying Party shall deliver to the Escrow Agent, to the extent cash remains available in the Escrow Fund to satisfy the Agreed Amount, within two (2) Business Days following the delivery of the Company Response, a written notice executed by such parties instructing the Escrow Agent to disburse the Agreed Amount to Indemnified Party; or

(iii) dispute that Indemnified Party is entitled to receive any of the Claimed Amount, in which case, after a final, non-appealable judgment has been rendered or a settlement has been reached in respect of such dispute, Indemnified Party shall, to the extent Indemnified Party is successful in obtaining any cash sum in such final resolution or settlement, and to the extent cash remains available in the Escrow Fund to satisfy such cash sum, Indemnified Party shall deliver to the Escrow Agent a copy of the settlement agreement or court order or decree setting forth the cash sum to which Indemnified Party is thereby entitled and the Escrow Agent shall act in accordance with the terms of the Escrow Agreement.

8.7 Buyer’s Knowledge is Not Waiver. Notwithstanding any right of Buyer to fully investigate the affairs of Sellers and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement (including the Schedules), as modified by the Disclosure Memorandum, or in any document delivered to Buyer by any Seller or its Representatives in connection with the transactions contemplated by this Agreement, and such knowledge (except to the extent set forth in the Disclosure Memorandum in a section corresponding to the representation which it is intended to qualify or in a qualification contained in a provision of this Agreement or a Schedule hereto) shall not constitute a waiver of any Claims for indemnified Losses which Buyer may make under this Article VIII or estop Buyer from making any such Claims.

8.8 Survival. Notwithstanding anything to the contrary in this Agreement, the representations and warranties of each of the parties set forth in this Agreement shall survive the Closing, and such representations and warranties shall terminate on the one (1) year anniversary of the Closing; provided, however, that any representation or warranty that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of Section 8.4(a) prior to the one (1) year anniversary of the Closing shall survive with respect only to the specific matters described in such Claim Notice until the earlier to occur of (y) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (z) the date on which the matter described in such Claim Notice has otherwise reached final resolution. All covenants and agreements of each of the parties set forth in this Agreement shall survive the Closing indefinitely.

8.9 Indemnity Basket. Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any obligation to indemnify any Indemnified Party under this Article VIII until and unless the aggregate amount of Losses (other than those referred to in the proviso to this sentence) incurred by all Indemnified Parties exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (the “Basket”), after which point the Indemnifying Parties will be obligated to indemnify the Indemnified Parties from and against the full amount of such Losses (including the Basket), subject to the Ceiling; provided, however, that the Basket shall not apply with respect to any Losses set forth in Section 8.10(b) below.

8.10 Indemnity Ceiling. Notwithstanding anything to the contrary in this Agreement, the liability of the parties under this Article VIII shall be limited as follows:

(a) The maximum amount of Losses incurred by a party for which any party shall be liable pursuant to this Article VIII shall not exceed (i) with respect to all of Company, Three Million Five Hundred Thousand Dollars ($ 3,500,000.00), and (ii) with respect to Buyer, Three Million Five Hundred Thousand Dollars ($ 3,500,000.00) (as applicable, the “Ceiling”).

(b) Notwithstanding the foregoing, with respect to Losses relating to or resulting from any fraud or any intentional misconduct, an Indemnified Party shall be entitled to indemnification with respect to such Losses as though the Ceiling were equal to the Purchase Price.

8.11 Characterization of Indemnity Payment for Tax Purposes. All amounts payable under this Article VIII shall be treated for all tax purposes as adjustments to the Purchase Price, except as otherwise required by law.

8.12 Exclusive Remedy. Other than in respect of Claims arising out of fraud, intentional misconduct or criminal conduct (in which case Buyer shall have all remedies available at law or in equity), the sole and exclusive remedy for any matter arising out of this Agreement after the Closing is a claim for indemnification under this Article VIII (subject to the limitations contained in Sections 8.8, 8.9 and 8.10) and Buyer’s sole recourse in order to satisfy any such claim (other than a claim for Losses set forth in Section 8.10(b) above) shall be limited to the Escrowed Funds; provided, however, that this paragraph shall not operate as a bar to any suit for specific performance (which does not seek monetary damages) contemplated by this Agreement.

8.13 Duty to Mitigate; Insurance Benefits.

(a) No Indemnified Party shall be entitled to indemnification under this Article VIII for any Losses with respect to:

(i)	any covenant or condition waived in writing by the other party on or prior to the Closing; or

(ii)
any Loss with respect to any matter to the extent that such matter was incorporated in the calculation of the adjustment of the Purchase Price pursuant to Section 2.6 and not otherwise a breach of a representation or warranty.

(b) Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification under this Article VIII.

(c) The amount of any Losses under Article VIII sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefor. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and/or from such other Person alleged to have responsibility with respect to the Loss, as applicable. If an Indemnified Party receives an amount under insurance coverage and/or from such other Person, as applicable, with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party.

ARTICLE IX
OTHER COVENANTS

9.1 Certain Employment Arrangements.

(a) Not less than fifteen (15) days prior to the Closing, Buyer will provide to Company a list identifying the number of the Employees that will be offered employment (each, a “Specified Employee”) as Buyer determines satisfy Buyer’s needs and hiring criteria (which shall be not less than seventy percent (70%) of Sellers’ employees). Prior to (but conditioned upon) the Closing, Buyer shall offer each of the Specified Employees engagement or employment with Buyer. Other than the Specified Employees, Buyer shall have no obligation to engage or hire any Seller Employees.

(b) Sellers shall be solely responsible for (i) ensuring compliance with the WARN Act (to the extent applicable), (ii) payment of accrued vacation or paid time off, (iii) payment of any severance payments that may be due to any of its Employees, and (iv) all other legal requirements in connection with any reductions in force or other terminations of Sellers’ Employees.

9.2 Rights of Endorsement. From and after the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by any Seller hereunder and to endorse with the name of the applicable Seller any checks received on account of such receivables or other items, and Company agrees that it will, and shall cause each of the Sellers to, transfer or deliver promptly to Buyer from time to time, any cash or other property that any Seller may receive with respect to any of the Acquired Assets. Company shall, and shall cause each of the Sellers to, cooperate with Buyer in such transfers, including the execution and delivery of all documents and instruments in order to effectuate the foregoing.

9.3 Additional Regulatory Matters; Agency Relationship During Transition Period.

(a) Registrations. On or promptly after the Closing Date, the parties will cooperate in transferring to Buyer the new drug applications and ANDAs required to manufacture, market and sell finished dosage forms of each Product in the United States, its territories, commonwealths and possessions filed by or on behalf of any Seller with the FDA and any amendments or supplements thereto which were filed on behalf of any Seller on or prior to the Closing Date (the “Registrations”). Promptly following the Closing Date, the parties will agree upon procedures to ensure a smooth transition from each Seller to Buyer of all of the activities required to be undertaken by the Registration holder, including adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals, customers and the FDA. Company shall, and shall cause each Seller to, cooperate with Buyer, at no charge, to ensure a smooth transition of the activities contemplated hereby.

(b) Interim Responsibility for Registrations. Until the Registrations have been transferred to Buyer, Buyer shall act as the regulatory agent for all Registrations pending before the FDA and shall be responsible for maintaining them at its sole cost and expense. Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement. After each Registration approval is received from the FDA, Buyer shall transfer such Registration into Buyer’s name.

(c) Communication With Agencies. Until the Registrations are transferred to Buyer, Buyer, as the Regulatory Agent, shall have responsibility for all communications with FDA and corresponding foreign bodies relating to the Products, and Company shall, and shall cause each of the Sellers to, promptly provide Buyer with copies of all communications to or from the FDA with respect to each Product and/or the manufacture thereof. After such transfer has been completed, Buyer shall have responsibility for all such communication and each party shall promptly provide the other with copies of any communications or contacts it sends to or receives from any other governmental agency in the Territory concerning the Products, other than communications by Buyer concerning promotional materials, with respect to which Buyer shall not be required to provide copies to Company.

(d) Sellers’ NDC Numbers. Until Buyer’s establishment of Buyer NDC Numbers as set forth in Section 9.3(e) below, Company shall, and shall cause each of the Sellers to, not discontinue the NDC Numbers for the Products existing as of the date hereof; at which time, Buyer shall discontinue the use of Sellers’ NDC Numbers for the Products other than with respect to returns, rebates, allowances and adjustments for Products sold prior to the Closing Date; provided, however, that Buyer will be permitted to continue to sell the Products with labeling bearing Sellers’ NDC Numbers if Buyer does not have sufficient Product Inventory bearing Buyer NDC Number to meet its firm orders; and provided, further, that Sellers shall not seek from any customer any type of cross-referencing of Buyer NDC Numbers with any Seller products and provided, further, that Sellers shall provide Buyer with draft notifications to any Seller customers regarding the use or discontinued use of such numbers by any Seller prior to such notifications being disseminated to the customers. Buyer shall have five (5) Business Days in which to approve such notifications, such approval shall not be unreasonably withheld; otherwise, Buyer’s approval shall be deemed given.

(e) Buyer NDC Numbers. Buyer covenants and agrees that, within five (5) Business Days of the Closing Date, Buyer will apply for and initiate applicable processes to obtain and establish new NDC Numbers (the “Buyer NDC Numbers”) and notify Company thereof. Buyer may be permitted to sell the inventory of Product with labeling bearing the NDC Numbers as of the date hereof until the inventory of such Product is exhausted. Buyer will not sell any inventory bearing Buyer’s NDC Numbers prior to selling any products or inventory bearing Sellers’ NDC Numbers.

(f) Governmental Inspections. Each party shall advise the other party of any governmental visits to, or written or oral inquiries about, any facilities (to the extent such visit relates to, or the results thereof could affect the manufacture or supply of, a Product) or procedures for the manufacture, storage or handling of a Product, or the marketing, selling, promotion or distribution of any Product, promptly after any such visit or inquiry (or in advance, for any scheduled visits). Each party shall promptly furnish to the other party any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry, purged only of confidential information of such party wholly unrelated to the other party's activities under this Agreement and any information that is unrelated to the Products. Each party shall permit the relevant governmental authorities to inspect its facilities in connection with the activities contemplated by this Agreement.

9.4 Name Use License. For a period of three (3) years from and after the Closing, Buyer shall have a royalty free, fully paid, perpetual, transferable license to use the names “Interpharm” and “Interpharm Holdings” and the related logos in connection with Buyer’s seeking to obtain regulatory approval to market and sell the Products.

9.5 Amendment to Real Estate Lease Agreement. Company shall cause Sutaria Family Realty, LLC, as landlord under the lease agreement for the Leased Real Property located at 75 Adams Avenue, Hauppauge, New York 11788, to execute and deliver to Buyer, at least two (2) Business Days prior to the expiration of the Due Diligence Period, an amendment to said lease agreement in form and substance reasonably acceptable to Buyer. Failure to meet this requirement shall give Buyer the right to terminate this Agreement at any time prior to the end of the Due Diligence Period.

ARTICLE X
MISCELLANEOUS

10.1 Notices.

(a) Any notice, consent, request or other communication required or provided for by this Agreement shall be in writing and shall be deemed to have been duly and properly given or served for any purpose only if (i) delivered personally (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by an internationally recognized courier service, postage and charges prepaid, in each case to the appropriate addresses and telecopier numbers set forth below:

If to Buyer:	Amneal Pharmaceuticals of New York, LLC
209 McLean Boulevard
Paterson, New Jersey 07504
Attn: Chirag Patel, President
Facsimile: (973) 357-0230

With a copy to:	Budd Larner, P.C.
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Attn: Robert A. Loewenstein, Esq.
Facsimile: (973) 379-7734

And with a copy to:	Tarsadia Hotels
620 Newport Center Drive, Fourteenth Floor
Newport Beach, CA 92660
Attn: Edward Coss, Executive Vice President
   and General Counsel
Facsimile: (949) 610-8222

If to any Seller or
any Majority
Shareholder:	c/o Interpharm Holdings, Inc.
75 Adams Avenue
Hauppauge, New York 11788
Attn: Cameron Reid
Facsimile: (201) 818-1786

With a copy to:	Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York  10022
Attn: Darren L. Ofsink, Esq.
Facsimile: (212) 688-7273

And with a copy to:	Davidoff Malito & Hutcher LLP
200 Garden City Plaza, Suite 315
Garden City, New York 11530
Facsimile: (516) 248-6422
Attention: Neil Kaufman, Esq.

And with a copy to:	Martin, Lucas & Chioffi, LLP
177 Broad Street
Stamford, CT 06901
Facsimile: Fax: (203) 973-5232
Attention: Gloria Skigen, Esq.

A party may change his or her address for the purpose of this Section 10.1 by written notice to the other parties in the manner provided for above.

(b) All such notices, requests, consents and other communications shall be deemed to have been given (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of mailing by an internationally recognized express courier service, if sent by next day delivery providing receipt of delivery, on the second Business Day following the date of such mailing, (iii) in the case of registered or certified mailing, postage and charges prepaid, return receipt requested, on the third Business Day following the date of such mailing and (iv) in the case of telecopy, when received.

10.2 Entire Agreement. This Agreement together with the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof including, but not limited to, that certain Letter of Intent dated October 20, 2007, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

10.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto; provided, however, that Buyer may assign its rights to any Affiliate or to a successor of the business of Buyer, in each case without the consent of Company.

10.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

10.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.6 Schedules, Etc. All Exhibits and Schedules annexed hereto and the Disclosure Memorandum are expressly made a part of this Agreement as though fully set forth herein, and all references to this Agreement herein or in any such Exhibits or Schedules or the Disclosure Memorandum shall refer to and include all such Exhibits and Schedules and the Disclosure Memorandum.

10.7 Governing Law. This Agreement shall be construed, enforced, and governed by the internal laws of the State of Delaware, without regard to its conflicts of laws principles.

10.8 Consent to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the federal courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 10.1. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 10.8 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

10.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10 Responsibility for Taxes. Each party shall be responsible for any Taxes that such party may incur pursuant to the transactions contemplated hereby and specifically Sellers shall be responsible for and pay all sales, use and other transfer Taxes resulting from the transactions contemplated hereunder.

10.11 Fees and Expenses. Each party shall pay all of its own fees and expenses incurred by it in connection with the transactions contemplated hereby.

10.12 Confidentiality Agreement. Between the date of this Agreement and the Closing Date or termination date, each of the parties hereto shall continue to be bound by the terms and conditions of that certain Confidentiality Agreement dated February 15, 2008 between Company and Buyer. The terms and conditions of such Confidentiality Agreement shall survive any termination of this Agreement.

10.13 Third Party Beneficiaries. Except as otherwise specifically provided in Article VIII, no Person shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

10.14 Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, the parties hereto shall execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

10.15 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, including by means of facsimile, electronic mail or similar means, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

10.16 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

Buyer:

AMNEAL PHARMACEUTICALS OF NEW YORK, LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: President

Company:

INTERPHARM HOLDINGS, INC.

By:	/s/ Peter Giallorenzo
Name: Peter Giallorenzo
Title: Chief Financial Officer

Majority Shareholders (solely for purposes of Sections 5.6, 5.8, 5.9 and 8.5(d)):

TULLIS-DICKERSON CAPITAL FOCUS III, L.P.

By:	Tullis-Dickerson Partners III, L.L.C., its general partner

By:	/s/ Joan P. Newuscheler
Name: Joan P. Neuscheler
Title: Principal

AISLING CAPITAL II, L.P.

By:	AISLING CAPITAL PARTNERS, LP, its General Partner

By:	AISLING CAPITAL PARTNERS, LLC, its General Partner

By:	/s/ Dennis Purcell
Name: Dennis Purcell
Title: Senior Managing Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Majority Shareholders (solely for purposes of Sections 5.6, 5.8, 5.9 and 8.5(d)) (continued):

RAJ HOLDINGS I, LLC

By:	/s/ Manganlal K. Sutaria
Name: Perry Sutaria
Title: Managing Member
By: Manganlal K. Sutaria, attorney-in-fact

RAVI HOLDINGS I, LLC

By:	/s/ Ravi Sutaria
Name: Ravi Sutaria
Title: Managing Member

P&K HOLDINGS, LLC

By:	/s/ Manganlal K. Sutaria
Name: Perry Sutaria
Title: Managing Member
By: Manganlal K. Sutaria, attorney-in-fact

/s/ Manganlal K. Sutaria
Maganlal K. Sutaria

/s/ Manganlal K. Sutaria
Perry Sutaria
By: Manganlal K. Sutaria, attorney-in-fact

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Company:

INTERPHARM, INC.

By:	/s/ Peter Giallorenzo
Name: Peter Giallorenzo
Title: Chief Financial Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SCHEDULES

Schedule 2.1(a)	–	Acquired Assets – Equipment
Schedule 2.1(b)	–	Acquired Assets – Inventory
Schedule 2.1(c)	–	Acquired Assets – Receivables
Schedule 2.1(d)	–	Acquired Assets – Products
Schedule 2.1(g)	–	Acquired Assets - ANDAs
Schedule 2.1(h)	–	Acquired Assets – Assumed Contracts
Schedule 2.2	–	Excluded Assets
Schedule 2.3(a)	–	Assumed Liabilities – Capital Leases
Schedule 2.3(b)	–	Assumed Liabilities – Trade Payables
Schedule 2.3(c)	–	Assumed Liabilities – Pending Litigation
Schedule 2.7	–	Allocation of Consideration Among the Acquired Assets

EXHIBITS

Exhibit A	–	Loan and Security Agreement
Exhibit B	–	Bill of Sale
Exhibit C	–	Facility Purchase Agreement
Exhibit D	–	Restrictive Covenant Agreement

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made this 2nd day of May, 2008 by and among (i) Amneal Pharmaceuticals of New York, LLC, a Delaware limited liability company (“Buyer”), (ii) Interpharm Holdings, Inc., a Delaware corporation, and Interpharm, Inc., a New York corporation (collectively, “Company”), and (iii) the shareholders of Company indicated as “Majority Shareholders” on the signature pages hereto (the “Majority Shareholders”). All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in that certain Asset Purchase Agreement dated as of April 24, 2008 (the “Purchase Agreement”) by and among the parties.

Recitals:

WHEREAS, as an inducement not to exercise its termination rights pursuant to Section 7.1(e) of the Purchase Agreement, Buyer requires that Company agree to amend certain terms and conditions of the Purchase Agreement, all on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Modifications of Purchase Agreement.

1.1 Modification of Purchase Price and Base Cash Amount. Section 2.5(a) of the Purchase Agreement is hereby deleted and replaced with the following:

“(a) Amount of Purchase Price. In full and complete consideration for the acquisition of the Acquired Assets, at the Closing Buyer shall (i) pay to Company the sum of Sixty One Million Six Hundred Thousand Dollars ($61,600,000.00) (the “Base Cash Amount”), as adjusted pursuant to Section 2.6 below (the Base Cash Amount, as so adjusted, the “Closing Cash Amount”), (ii) deliver to the Escrow Agent the Escrow Amount, and (iii) assume the Assumed Liabilities as set forth in Section 2.3 hereof (clauses (i)-(iii) collectively, the “Purchase Price”).”

1.2 Modifications to Company Indemnity Obligations. Section 8.1 of the Purchase Agreement is hereby modified to add the following new subsections:

“(vii)all reasonable attorneys fees and disbursements or other Losses incurred by Buyer and its Representatives in connection with any pending litigation against the Acquired Assets or the Business which is not set forth on Schedule 2.3(c) (after giving effect to any amendments to said schedule effected in accordance with Section 2.3(c)); provided, however, that in the event that there are more than Two Hundred Thousand Dollars ($200,000) of attorneys’ fee and disbursements, no amount no amount in excess of Two Hundred Thousand Dollars ($200,000) shall be released to Buyer therefor without Company’s written consent, which consent shall not be unreasonably withheld; and in the event that Company reasonably withholds such consent, then Company shall be obligated to provide, at Company’s sold cost and expense, legal counsel reasonably acceptable to Buyer to represent Buyer in connection with any such pending litigation;

(viii) any failure by any Employee or IP Contractor who has contributed to or participated in the conception and development of Sellers Intellectual Property (that is not Licensed Intellectual Property) on behalf of Sellers to either (A) be and have been a party to an enforceable arrangement or agreement with Sellers in accordance with applicable law that has accorded Sellers full, effective, exclusive and original ownership of all tangible property and Intellectual Property thereby arising, or (B) have executed appropriate instruments of assignment in favor of Sellers as assignee that have conveyed to Sellers effective and exclusive ownership of all tangible property and Intellectual Property thereby arising;

(ix) any brokers fees, commissions or similar payments to Greiner-Maltz Company of Long Island, Inc. or any its Affiliates with respect to the sale of the Facility or otherwise;

(x) any failure by Company to pay costs, to the extent such payment is required by Section 6.1(b) of the Purchase Agreement, to remedy deficiencies which Buyer has notified Company (in accordance with Section 6.1(b) of the Purchase Agreement) would be an impediment to the transfer to Buyer of Company’s Drug Enforcement Agency controlled substances Permit; or

(xi) any costs of product recalls, which recalls occur within one hundred eighty (180) days from the Closing Date, for product lots which were manufactured prior to the Closing Date.”

1.3 Additional Covenants. The Purchase Agreement is hereby modified to add the following new Section 5.12:

“5.12. Additional Covenants.

(a) Company shall, prior to Closing and at Company’s sole cost, cause each of Buyer and Amneal Pharmaceuticals, LLC to be added as additional insureds to Company’s tail insurance coverage.

(b) Company shall, not later than five (5) Business Days prior to Closing, take such action as may be necessary to dismiss with prejudice its first cause of action (titled ‘Rescission of Contract Due to Fraudulent Misrepresentation/Concealment’) in its complaint filed November 2, 2007 in Interpharm, Inc. v. Watson Laboratories, Inc. (Index No: 4600-CV-07, U.S. District Court, Eastern District of New York).

(c) Company shall, prior to Closing and at Company’s sole cost, remove all Materials of Environmental Concern (including, at the request of Buyer, hormonal and controlled substances) from all Sellers Real Property, except that for purposes of this Section 5.12(c) only, Inventory shall not be deemed Materials of Economic Concern.”

1.4 Basket and Ceiling. Notwithstanding anything to the contrary in the Purchase Agreement or this Amendment, Company’s indemnification obligations under clauses (vii) through (xi) of Section 8.1 and, to the extent arising from a breach of Section 5.12 of the Purchase Agreement or Section 3 of this Amendment, under clause (ii) of Section 8.1 shall be subject to the Basket and the Ceiling.

1.5 EPA Notice of Violation. Section 6.2(q) of the Purchase Agreement is hereby amended to add the following at the end of the first sentence:

“In the event that any violation raised by the U.S. Environmental Protection Agency in such notice also exists as a condition at any other Sellers Real Property, Company shall have resolved, to Buyer’s reasonable satisfaction, all such conditions at such other Sellers Real Property.”

1.6  Information Statement; Public Announcement; SEC Filings. The first sentence of Section 5.10 of the Purchase Agreement shall be deleted and replaced with the following:

“Not more than 17 calendar days after the Signing Date, Company shall file with the SEC an Information Statement on Schedule 14C (the “Information Statement”) containing the information required by the Exchange Act with respect to the Transaction Written Consent and the transactions contemplated by this Agreement.”

1.7  Certain Employee Arrangements.  Section 9.1(a) of the Purchase Agreement shall be deleted and replaced with the following:

“Not less than fifteen (15) after the Signing Date, Buyer will provide to Company a list identifying the number of the Employees that will be offered employment (each, a “Specified Employee”) as Buyer determines satisfy Buyer’s needs and hiring criteria (which shall be not less than fifty percent (50%) of Sellers’ employees). Prior to (but conditioned upon) the Closing, Buyer shall offer each of the Specified Employees engagement or employment with Buyer. Other than the Specified Employees, Buyer shall have no obligation to engage or hire any Seller Employees.”

1.8  Amendment to Real Estate Lease Agreement. Section 9.5 of the Purchase Agreement shall be deleted in its entirety.

1.9  Conditions to Buyer’s Obligations – No Material Adverse Effect. Section 6.2(j) of the Purchase Agreement shall be deleted and replaced with the following:

“(j)  No Material Adverse Effect. Since the date of the Most Recent Balance Sheet , there shall not have been (i) any change resulting in a Material Adverse Effect, or (ii) any damage, destruction or loss affecting the assets, properties, business, operations or condition of Company or any other Seller or the Business, whether or not covered by insurance, which could reasonably be expected to result in a Material Adverse Effect, or (iii) any FDA Inspection which discloses items that could reasonably be expected to materially and adversely affect Buyer’s ability to manufacture at the Facility or sell one or more Products which, individually or in the aggregate, have resulted in revenues to the Company of in excess of $5 million in the twelve months prior to the Closing and which have been FDA approved.”

  1.10  Conditions to Buyer’s Obligations – Tax Clearance Certificates. Section 6.2(m) of the Purchase Agreement shall be deleted in its entirety.

1.11  Covenant - Tax Clearance. The Purchase Agreement is hereby modified to add the following new Section 5.13:

“5.13  Tax Clearance Certificates.  At Company’s sole expense, it shall use its best efforts to deliver to Buyer Tax Clearance Certificates from the New York Department of Taxation and Finance by the Closing, and, if not by such date, as soon as practicable thereafter.”

2. Modifications to Schedules.

2.1 Modifications to Schedule 2.1(c). Schedule 2.1(c) to the Purchase Agreement is hereby amended to add all receivables or other payment obligations owed to Company by Leiner Health Products or its subsidiaries.

2.2 Modifications to Schedule 2.3(c). Schedule 2.3(c) to the Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 2.3(c) hereto.

2.3 Allocation of the Purchase Price. Schedule 2.7 to the Purchase Agreement is hereby deleted and replaced with the following:

“Each of Company and Buyer covenants to endeavor to negotiate in good faith and use its diligent efforts to reach mutual agreement on the terms of this Schedule 2.7 at least five (5) Business Days prior to the Closing Date.”

3. Additional Covenants.

3.1  Transaction Written Consent. On or before the date of signing of this Amendment, the Company shall have delivered to Buyer executed copies of (i) a binding written consent approving this Amendment and its execution and delivery, and of Company’s consummation of each of the transactions contemplated hereby, signed by the holders of (A) a majority of the outstanding shares of the Series A-1 Preferred Stock, (B) all of the outstanding shares of the Series D-1 Preferred Stock, and (C) a majority of the outstanding shares of the Common Stock; and (ii) reasonable evidence as to the approval by Company’s Board of Directors of this Amendment and its execution and delivery, and of Company’s consummation of each of the transactions contemplated hereby.

3.2  Remediation Plan. Company shall deliver to Buyer, within two (2) Business Days of the date of this Amendment, a plan for remediation of all conditions that are required to be remedied under Section 6.2(q) of the Purchase Agreement for each of the Sellers Real Property, as amended by this Amendment (the “Remediation Plans”). Buyer and Company shall each endeavor to negotiate in good faith, within three (3)) Business Days after receipt by Buyer of the Remediation Plans, any reasonable changes requested by Buyer to the Remediation Plans. Upon the parties final agreement as to the Remediation Plans, it will be annexed hereto as Exhibit A and Sellers’ compliance with the Remediation Plans shall be deemed to satisfy all of the conditions under Section 6.2(q) of the Purchase Agreement, as amended by this Amendment.

3.3  Connection to Public Sewerage System. Company shall, within two (2) days of the date of this Amendment, at its sole expense, deliver to Buyer all materials (including, without limitation, correspondences, engineering details, reports, plans, studies, and contact information to engineers and attorneys retained and/or used by Company) with respect to or in connection with the Company’s analysis, efforts and ability to connect with the local sewage system for the Facility. Buyer shall have until 5:00 p.m. Eastern time on May 16, 2008 to review said materials, contact the county and appropriate municipalities and utility providers, retain and consult with in-house and third party consultants, interview Company’s engineering staff and its third party consultants and attorneys (and Company shall, within such two (2) day period, instruct such engineering staff, consultants and attorneys to openly discuss with Buyer and its representatives all of such materials and their respective efforts and analysis in connection with such sewerage system connection) to analyze and assess Buyer’s ability to obtain the applicable permits for such sewage system connection, the timing thereof, capacity issues, and feasibility. In the event that Buyer determines, in its reasonable discretion, that it will be unable to obtain any such required permits, or that the sewage capacity required by Buyer for maximum utilization of the Facility will be insufficient, or that the time within which it can obtain such permits and construct the sewage system connection is unacceptable to Buyer, then Buyer may terminate the Purchase Agreement pursuant to Section 7.1(e) thereof (and solely for purposes hereof, the Due Diligence Period shall be deemed to be extended to May 16, 2008 at 5:00 p.m. Eastern time).

4. Miscellaneous. Except as amended pursuant to this Amendment, the Purchase Agreement (including the Schedules and Exhibits thereto) remains in effect in all respects. The provisions of Article X of the Purchase Agreement, to the extent applicable, are hereby incorporated herein by reference.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Buyer:

AMNEAL PHARMACEUTICALS OF NEW YORK, LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: President & Managing Member

Company:

INTERPHARM HOLDINGS, INC.

By:	/s/ Peter Giallorenzo
Name: Peter Giallorenzo
Title: COO/CFO

INTERPHARM, INC.

By:	/s/ Peter Giallorenzo
Name: Peter Giallorenzo
Title: COO/CFO

Majority Shareholders:

TULLIS-DICKERSON CAPITAL FOCUS III, L.P.

By:	Tullis-Dickerson Partners III, L.L.C., its general partner

By:	/s/ Joan P. Neuscheler
Name: Joan P. Neuscheler
Title: Principal

Majority Shareholders (continued):

AISLING CAPITAL II, L.P.

By:	AISLING CAPITAL PARTNERS, LP, its General Partner

By:	AISLING CAPITAL PARTNERS, LLC, its General Partner

By:	/s/ Dennis Purcell
Name: Dennis Purcell
Title: Senior Managing Director

RAJS HOLDINGS I, LLC

By:	/s/ Bhupatlal. K. Sutaria
Name: Bhupatlal. K. Sutaria
Title: Manager

RAVIS HOLDINGS I, LLC

By:	/s/ Bhupatlal. K. Sutaria
Name: Bhupatlal. K. Sutaria
Title: Manager

P&K HOLDINGS I, LLC

By:	/s/ Perry Sutaria
Name: Perry Sutaria
Title: Manager

/s/ Maganlal K. Sutaria
Maganlal K. Sutaria

Perry Sutaria

ANNEX B

CONTRACT OF SALE

INTERPHARM, INC.
and
INTERPHARM REALTY LLC

SELLER

and

KASHIV, LLC

PURCHASER

FOR PROPERTY LOCATED AT 50 HORSEBLOCK ROAD, YAPHANK, NEW YORK

DATED April 24, 2008

CONTRACT OF SALE

THIS AGREEMENT (hereinafter referred to as this "Contract") made this 24th day of April, 2008, by and among INTERPHARM, INC., a New York corporation, and INTERPHARM REALTY LLC, a New York limited liability company, having an office at 75 Adams Avenue, Hauppauge, New York ("Seller"), and Kashiv, LLC, a Delaware limited liability company, having an address at 209 McLean Boulevard, Paterson, New Jersey 07504 ("Purchaser").

WHEREAS, Seller, Interpharm Holdings, Inc. and certain of its shareholders (collectively referred to as “Interpharm”) are the sellers under an Asset Purchase Agreement of even date herewith and Amneal Pharmaceuticals of New York LLC is the Purchaser, pursuant to which Agreement substantially all of Interpharm’s assets (including the property referred to herein below) will be sold by Seller and certain of its liabilities will be assumed by Purchaser, said Asset Purchase Agreement hereinafter referred to as the “Asset Agreement”.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Property.

Upon and subject to the following terms, covenants and conditions, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, fee simple title in and to all of the property of Seller consisting of approximately 38 acres of land located at 50 Horseblock Road, Yaphank, New York, (the "Land") (as more particularly described in Exhibit “A” annexed hereto), free and clear of all liens, encumbrances and exceptions to title except for the Permitted Exceptions (as hereinafter defined):

(a) Fee simple title in and to any and all streets, alleys, passages, easements, rights of way, ways, water, water courses, privileges, licenses, hereditaments, and any appurtenances and other rights and benefits belonging or in any way related to the Land.

(b) Fee simple title in and to any buildings, structures, infrastructure, utility lines, drainage facilities, and other improvements (collectively, "Improvements"), now or hereafter located, placed, erected or constructed upon the Land, including the building consisting of approximately 110,000 square feet of space, (the "Building") as located on the Land.

(c) Good and marketable title in and to all machinery, apparatus, appliances, equipment, fittings and fixtures now or hereafter attached or appurtenant to, or forming a part of, the Improvements or located upon and used in connection with the maintenance and operation of the Property including, without limitation all heating, lighting, plumbing, drainage, ventilating, air conditioning, exhaust, pneumatic, mechanical, electrical, fire alarm, signage, and other systems attached to, appurtenant to, forming a part of, or abutting the Property, all as more fully described on Schedule A attached hereto ("Equipment").

(d) All of Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road, avenue, way or boulevard, open or proposed, in front of or adjoining the Land, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any award for damage to the Land or the Improvements by reason of any change of grade in any street, road, avenue, way or boulevard; and Seller covenants to execute and deliver to Purchaser at the Closing (as hereinafter defined) or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of such award.

(e) All of Seller's right, title and interest in and to any consents, authorizations, variances, waivers, licenses, permits and approvals from any Federal, state, county, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Property, (as hereinafter defined) building, and zoning heretofore held by or granted to Seller, including without limitation, the permanent certificate(s) of occupancy (collectively, "Approvals").

(f) The property rights described in Sections 1 (a)-(e) hereof are collectively referred to herein as the “Property”.

2. Purchase Price.

The purchase price ("Purchase Price") for the Property to be paid by Purchaser to Seller at Closing upon receipt of the Closing Documents (as hereinafter described) shall be TWENTY MILLION DOLLARS ($20,000,000) to be paid at Closing by certified check, bank cashier’s check or wire transfer of funds to Seller’s order.

3. The closing ("Closing") shall be held at the offices of Budd Larner, P.C., 150 John F. Kennedy Parkway, Short Hills, New Jersey at 10 a.m. on June 16, 2008 (such date or the date to which the Closing may be advanced or adjourned as hereinafter provided or by agreement of the parties, being herein called the "Closing Date"). Notwithstanding anything to the contrary contained herein, the sale of the Property shall be closed contemporaneously with the closing of the Asset Agreement unless the Closing Date is extended in accordance with the terms hereof.

4. Representations, Warranties and Covenants of Seller.

In order to induce Purchaser to enter into this Contract and to perform its obligations hereunder, Seller represents, warrants and covenants to and agrees with Purchaser that:

(a) Authorization of Seller. Seller has full power and authority to (i) execute and deliver this Contract and all other documents executed and delivered by Seller (both contemporaneously herewith and at the Closing hereunder) in connection with the sale of the Property contemplated in this Contract and (ii) perform all of its obligations arising under or in connection with this Contract. Seller represents that all other documents executed and delivered by Seller (both contemporaneously herewith and at the Closing hereunder) in connection with the sale of the Property have been (or will be, if executed at Closing) duly executed and delivered and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms and provisions, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws then in effect and affecting creditors’ rights generally. No consent or approval of any person, firm, corporation or governmental commission, board, bureau or other administrative agency is required to be obtained by Seller in order for Seller to enter into this Contract or any such other document or to fully perform all of its obligations under this Contract or under any such other document, except as expressly provided herein.

(b) Title to the Property.

(i) Seller is the sole owner of the Property and has not assigned, pledged, transferred or otherwise encumbered its interest therein except for the exceptions which are listed on Exhibit "B" annexed hereto (the "Permitted Exceptions"). Seller has, is able to and will transfer and deliver to Purchaser, fee simple, good, marketable and Insurable Title (as hereinafter defined) to the Property, by bargain and sale deed in recordable form, free of liens, claims, encumbrances, rights-of-way, easements, restrictions, reservations, covenants, conditions, claims, liabilities, charges, reversions, options or other agreements and any other matter affecting title except the Permitted Exceptions, which title shall include such state of facts as an accurate survey will disclose, provided the same does not prohibit the use of the Property for currently zoned purposes. The words "Insurable Title" and "Insurable" as used in this Contract are hereby defined to mean title which may be insured at standard rates by any reputable title insurance company authorized to do business in the State of New York and selected by Purchaser (the "Title Company") without exception other than the Permitted Exceptions and standard title policy exceptions.

(ii) The Property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for business operations as presently conducted and as proposed to be conducted thereon. There is no condition or defect of the Property thereon that could materially affect its use or operation thereof as described herein. Seller enjoys peaceful and undisturbed possession of the Property. Seller has valid easements and rights of way necessary to conduct its operations thereon as then are currently conducted and following the consummation of the Closing, such easements and rights of way will remain valid and in full force and effect. No options have been granted by Seller to others to purchase, lease or otherwise acquire any interest in the Property or any part thereof. Seller has the exclusive right of possession of the Property, and on and as of the Closing, will have vacated the Property.

(iii) To the Knowledge (as hereinafter defined) of Seller, all aspects of the Property and its present use, occupancy and operation thereof are in compliance, in all material respects, with all laws and restrictive covenants of record, and there has not been any proposed change thereto that would affect the Property or its use, occupancy or operation. Seller has not received any written or oral communications alleging any conflict or dispute relating to the Property or the activities thereon. To the Knowledge of Seller, no portion of the Property is subject to any classification, designation or preliminary determination of any government authority or pursuant to any law that restrict its use, development, occupancy or operation. Neither Seller nor any other person have caused any work or Improvements to be performed upon or made to the Property for which there remains outstanding payment obligation that would or might serve as the basis for any lien in favor of the person who performed the work.

(iv) All requisite certificates of occupancy and other permits and approvals required to be obtained by Seller with respect to the Property and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and allow Sellers to operate the Property as presently and proposed to be conducted.

(v) From and after the date hereof and until Closing or the earlier termination of this Contract, Seller will not sell, assign, lease or create any right, title or interest whatever in or to the Property or create or permit to exist any lien, encumbrance, charge, or other exception to title thereon (except for the Permitted Exceptions).

(c) No Violations, Compliance with Laws.

(i) As to Seller, neither the execution, nor the delivery of, nor the performance under this Contract or any other document executed and delivered by it (both contemporaneously herewith and at the Closing hereunder) in connection with the sale of the Property hereunder is precluded by, will conflict with, result in a breach of or violate, any provision of (x) any existing Federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, (y) any judgment, order, decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Seller or any other person or entity with respect to the Property, or (z) Seller’s Certificate of Incorporation or By-laws.

(ii) Seller has not received any verbal or written notice of any condition which may give rise to any violation of any law, rule, regulation, order or ordinance applicable to the Property now in effect. Seller has not received notice or request from any insurance company or board of fire underwriters, requesting the performance of any work or alteration with respect to the Property now in effect.

(d) Condemnation.

There has been no actual nor, to the Knowledge of Seller, any threatened condemnation or taking by eminent domain of any of the Property or any real property proximate to the Land. Seller will give Purchaser prompt notice of any actual or, if known to Seller, any threatened condemnation of any of the Property or any land proximate to the Land.

(e) Possession.

No other person, firm, corporation or entity has any right or option to acquire lease, use or occupy all or any portion of the Property.

(f) Litigation.

Seller has no Knowledge of any pending or threatened litigation affecting the Property, or Seller's interest in the Property, and that Seller is not a party to any litigation affecting the Property except for claims, if any, covered by policies of liability insurance, for which carriers shall have undertaken the defense thereof.

(g) Environmental.

(i) Except as set forth on Schedule “C” attached hereto, the Property is not presently, and to the Knowledge of Seller after due inquiry and investigation, has never been used for the generation, manufacture, storage, treatment, discharge or disposal of Hazardous Materials (as hereinafter defined); and

(ii) During the occupancy and operation of the Property by Seller, and, to the Actual Knowledge of Seller, prior to Seller’s occupancy or operation, no release, leak, discharge, spill, disposal, or emission of any Hazardous Materials has occurred in, on or under the Property in quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; and

(iii) Seller does not use, treat, store, dispose or transport any Hazardous Materials. There is no pending or, to the Actual Knowledge of Seller, threatened litigation or administrative proceeding or investigation (whether civil, criminal or administrative) concerning the use of the Property involving any Hazardous Materials or Environmental Requirements. To the Knowledge of Seller, there is no material quantity of friable ACM within the Property, and there are no above-ground or underground storage tank systems located at the Property.

(iv) There is no pending, or to the Knowledge of Seller, threatened claim, action, complaint, notice of violation or proceeding by any governmental authority or third party respecting the Property arising out of any violation or alleged violation of any Environmental Law; and

(v) To the Knowledge of Seller, the Property is in compliance with all Environmental Laws.

(vi) The execution and delivery of this Contract by Seller and the consummation by Seller of the transactions contemplated hereby will not affect the validity or require the transfer of any permits under Environmental Requirements and will not require notification, registration, reporting, filing, investigation or remediation under any Environmental Requirement, including without limitation, any environmental transfer law.

(vii) As used in this paragraph 4(g), the term “Environmental Law” shall mean and include CERCLA, 42 U.S.C. 9601, et seq., RCRA 42 U.S.C. 6901, et seq., all other similar existing and future federal, state and municipal statutes and ordinances governing the environment, all as amended from time to time and all rules and regulations promulgated thereunder. The term “Hazardous Materials” shall mean and include asbestos, polychlorinated biphenyls, petroleum products and any other hazardous or toxic material, wastes and substances which are defined as such in any Environmental Law.

(h) Bankruptcy.

Seller has not filed any petition in connection with any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency relating to its business operations, nor has any such petition been filed against Seller. No general assignment of property of Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for the Seller or any of its properties, including the Property. Prior to the Closing, Seller shall not voluntarily file or enter into any bankruptcy proceeding or liquidation, convey a meeting of its creditors or have a receiver appointed over all or part of its assets, or take any similar action in consequence of its debt.

(i) Survival.

Notwithstanding anything to the contrary in the Contract, the representations, warranties and covenants of Seller set forth in this Contract shall survive the Closing and shall terminate on the one (1) year anniversary of the Closing.

As used in this Section 4, “Knowledge” and “Actual Knowledge” shall mean any fact, circumstance, event or other matter that (i) any of the officers or directors of the Seller actually knows (hereinafter referred to as “Actual Knowledge”), or (ii) any of the foregoing parties should reasonably know in the normal discharge of his or her assigned duties and responsibilities, and “Environmental Requirements” means all Environmental laws, documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority relating to the regulation of, imposing standards of conduct or liability regarding, or protection of, human health and safety (including, without limitation, employee health and safety), public welfare, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of Hazardous Materials.

5. Assignment; Assignment of Mortgage.

(a) Purchaser shall have the right to assign this Contract without the prior written consent of Seller. Purchaser shall notify Seller of any assignment no later than two (2) days prior to Closing.

(b) Seller shall, upon request of Purchaser, use commercially reasonable efforts to cause the holder of the existing mortgage(s) encumbering the Property to assign such mortgage(s) to Purchaser’s lender at Closing. Purchaser shall pay any and all costs in connection herewith. The amount paid by or on behalf of Purchaser to the holder(s) of such mortgage(s) shall be deemed a payment on account of the Purchase Price. The holder(s) of such existing mortgage(s) shall comply with Section 274-a of the Real Property Law.

6. Conditions.

(a) As conditions precedent to Purchaser's obligation to purchase the Property, (unless waived in whole or in part by Purchaser in writing), (i) all of the representations and warranties of Seller set forth in this Contract shall be true and correct as of the Closing Date with the same force and effect as if made on such date, (ii) that the closing under the Asset Agreement occurs concurrently with the sale of the Property and (iii) all of the covenants and agreements of Seller set forth in this Contract shall have been observed and complied with in full on or before the Closing Date (unless such observance or compliance is not required by the terms of such covenants prior to the Closing), including, without limitation, the delivery of all documents required to be delivered by Seller pursuant to this Contract.

(b) As conditions precedent to Seller's obligation to sell the Property, (unless waived in whole or in part by Seller in writing), (i) all of the representations and warranties of Purchaser set forth in this Contract shall be true and correct as of the Closing Date with the same force and effect as if made on such date, (ii) that the closing under the Asset Agreement occurs concurrently herewith and (iii) all of the covenants and agreements of Purchaser set forth in this Contract shall have been observed and complied with in full on or before the Closing Date (unless such observance or compliance is not required by the terms of such covenant prior to the Closing), including, without limitation, the delivery of all documents required to be delivered by Purchaser pursuant to this Contract.

7. Contingencies.

This Contract is expressly subject to the satisfaction of the following conditions and contingencies:

(a) Title Examination. Purchaser shall undertake within thirty (30) days after the execution of this Contract to obtain a title commitment and report and shall have instructed the title company to forward a copy of the title commitment to Seller’s counsel, in accordance with paragraph 8 (b) hereof. If Purchaser shall not object to matters affecting title within thirty (30) days of the date hereof, the condition of title set forth in the report shall be deemed accepted by Purchaser thereby waiving any title objections, excepting title objections which may arise after the thirty (30) day period.

(b) Intentionally Omitted.

(c) Due Diligence Investigation. Purchaser shall have a period until April 30, 2008 (the “Due Diligence Period”), to conduct (directly and through its Representatives) any and all legal, regulatory, financial, business, environmental and other investigations, evaluations and inspections regarding the Property (the “Due Diligence”) as desired by Purchaser (including, but not limited to, a physical inspection of the Land, the Improvements, the Equipment, a “Phase I” environmental inspection, an inspection of the title and survey, financing, an investigation of all Approvals and specific zoning and land use ordinances and investigation of all other facts and circumstances necessary for Purchaser to determine whether or not the Property is suitable for Purchaser’s intended purposes. If Purchaser is not satisfied, in it sole discretion, with the results of its Due Diligence, it may exercise its termination rights upon the conditions and subject to the limitations set forth herein.

Purchaser further agrees that, except for pre-existing conditions, it shall indemnify, defend and save harmless Seller from and against any and all claims or liabilities incurred in connection with the making of said inspections. Purchaser shall repair and restore any damage to the Property incurred in connection with the performance of said investigations.

(d) Termination. In the event of the failure of any of the contingencies hereinabove referred to or any of the conditions set forth in Section 6.2 of the Asset Agreement, Purchaser shall either (i) terminate the within Contract or (ii) waive any such condition and seek specific performance of this Contract, if required.

(e) Delivery of Documents to Purchaser. Within one (1) day of the execution of this Contract, Seller shall deliver to Purchaser building plans, site plans, environmental and engineering studies/reports, property operating statements, back title policy and survey and any other relevant information and documentation pertaining to the Property which are in Seller’s possession. If Closing does not take place, Purchaser shall promptly return all such materials to Seller.

8. Conditions Precedent to Closing. The obligation of Purchaser to purchase the Property and to perform its obligations hereunder is expressly conditioned on the satisfaction at Closing of each of the following conditions precedent (any one or more of which may be waived in whole or in part by Purchaser, at Purchaser's option):

(a) Performance of the terms and conditions of paragraph 7.

(b) Delivery to Purchaser of a preliminary title binder issued by the title insurance company selected by Purchaser, at Purchaser's sole expense, together with copies of all documents constituting exceptions to title. If the title binder reflects any defects or objections, other than Permitted Exceptions, then Seller shall have twenty (20) days after receipt of the title binder from Purchaser or the Title Company within which to cure or remove any such defects or objections and have a new title binder issued and Seller shall take such action during such twenty (20) day period as shall be necessary to cure or remove any such defects or objections and to have a new title binder issued to Purchaser. However, the period of time to cure shall be extended if it is reasonable to conclude that Seller will require more than twenty (20) days to cure the defect and Seller has demonstrated a good faith effort to start to remove the defect. Any such objection which can be cured at the Closing by payment of funds may be so cured by Seller at the Closing. If such defects or objections are not cured or removed to the satisfaction of Purchaser within said twenty (20) day period, or any agreed upon extension thereto, then Purchaser may elect to accept such title as Seller can convey, without abatement, upon payment of the Purchase Price less the amount of any liens or encumbrances of definite or ascertainable amount which Seller is obligated to pay and discharge.

(c) Closing of the Asset Agreement simultaneous with the closing of this Contract.

9. Seller's and Purchaser's Obligations at Closing.

(a) At the Closing, Seller will:

(i) deliver to Purchaser the customary Bargain and Sale Deed with covenants against grantor's acts duly executed and acknowledged so as to convey to Purchaser fee simple title in and to the Property, and such other documents as may be required to comply with the terms and conditions of this Contract and the reasonable requirements of Purchaser's title insurance company.

(ii) provide for payment of all outstanding liens, mortgages or other monetary encumbrances which are liens against the Property which payment shall be made through the Title Company or Purchaser’s attorney out of the proceeds to be paid at Closing.

(iii) deliver all additional documents reasonably required by the Title Company or Purchaser's attorney

(iv) deliver to Purchaser original Closing Statement setting forth the Purchase Price and the prorations between the parties.

(v)   deliver to Purchaser a certification that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended, and regulations promulgated thereunder.

(b) At the Closing, Purchaser will

(i) pay the Purchase Price due hereunder in accordance with the provisions of this Contract.

(ii) deliver all documents reasonably required to effectuate the purposes of this Contract.

(iii) deliver to Seller an original Closing Statement setting forth the Purchase Price and the prorations between the parties.

10. Fees and Expenses.

Each party will pay its own fees and expenses of counsel in connection with the purchase and sale of the Property.

11. New York State Real Property Transfer Tax and Recording Fees.

New York State Real Property Transfer Tax with respect to the sale of the Property pursuant to this Contract shall be paid by Seller. Purchaser shall be solely responsible for the recording fees of the deed. Purchaser shall pay the Peconic Tax, if applicable.

12. Prorations.

At Closing there shall be adjusted and/or prorated between the parties, the following:

(a) Taxes, water and sewer charges, assessments, charges, fees, levies and impositions constituting a lien. unconfirmed assessments for which work has been completed prior to the date of execution of this Contract, but not yet assessed, shall be the obligation of Seller for which proper assessment shall be taken and held by the Title Company if the same shall be effective.

(b) The parties shall have utility meters read the day of Closing and Seller shall be responsible for paying all utility bills which accrue against the Property prior to the date of Closing and Purchaser shall be required to pay all utility bills accruing against the Property subsequent to the date of Closing. Purchaser shall, as of the day prior to the date of Closing, post with each utility company, such deposit as each such utility company shall require, to the end that Seller's utility deposits shall be refunded to Seller following the Closing, after appropriate charge for Seller's utility bills.

13. Indemnification.

(a) Seller agrees to indemnify and hold Purchaser harmless from, against and in respect of any and all losses, damages, liabilities, obligations, fines, penalties, costs and expenses, including, but not limited to, reasonable attorneys fees and environmental expert fees (collectively “Losses”) suffered, sustained, incurred or required to be paid by Purchaser by reason of:

(i) any representation or warranty made by Seller in or pursuant to this Contract being untrue or incorrect in any material respect; or

(ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Contract.

(b) Except to the extent set forth in the next sentence, Seller will not have any liability under the indemnity provisions of this Contract with respect to a particular matter unless (i) Purchaser has given Seller a written notice setting forth in reasonable detail the specific nature and estimated amount of the Losses (the “Claim Notice”) prior to the time that the representations, warranties, covenants or agreements which are the basis for such indemnification terminate pursuant to paragraph 4(i) and, (ii) in addition, if such matter arises out of a third party suit, action, investigation, proceeding or claim, such Claim Notice is given promptly, but in any event within thirty (30) days after Purchaser is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of Purchaser to give a Claim Notice hereunder shall not release Seller from its obligations under this paragraph 13, except to the extent Seller is materially prejudiced by such failure to give such Claim Notice.

(c) (i) Upon receipt of Claim Notice of any third party suit, action, investigation, claim or proceeding for which indemnification might be claimed by Purchaser, Seller shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and Purchaser must reasonably cooperate in any such defense or other action. Purchaser shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but Seller shall be entitled to control the defense unless Purchaser has relieved Seller from liability with respect to the particular matter or Seller fails to assume defense of the matter.

(ii) In the event Seller shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, Purchaser shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from Seller including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that Purchaser must send a written notice to Seller of any such proposed settlement or compromise, which settlement or compromise Seller may reject within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. Consent of Seller to such proposed settlement or compromise may not be unreasonably withheld, delayed or conditioned. Purchaser shall have the right to effect a settlement or compromise over the objection of Seller; provided, that if Seller is contesting such claim in good faith or has assumed the defense of such claim from the other party or waives any right to indemnity therefore unless consent of Seller to such proposed settlement or compromise was unreasonably withheld, delayed or conditioned.

(iii) If Seller undertakes the defense of such matters, then Purchaser shall not, so long as Seller does not abandon the defense thereof, be entitled to recover from Seller any legal or other expenses subsequently incurred by Purchaser in connection with the defense thereof other than the reasonable costs of investigation undertaken by such party with the prior written consent of Seller.

(iv) The parties shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party, shall keep each other informed of all settlement negotiations with third parties and the progress of any litigation and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

(d) In the case of a claim for indemnification hereunder that is not a third party claim covered by paragraph 13(c) hereof, upon the Claim Notice having been given to Seller, it shall have thirty (30) days in which to notify Purchaser in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to Purchaser within the required thirty (30) days, Seller shall be obligated to pay Purchaser the amount set forth in the Claim Notice within sixty (60) days after the date that the Claim Notice had been given to Seller. In the event that a Dispute Notice is timely given to Purchaser, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.

(e) Notwithstanding the foregoing, Seller shall only be responsible to indemnify Purchaser for damages to the extent the aggregate of all Claims made by Purchaser hereunder and pursuant to the Asset Agreement exceed $250,000 (the “Basket”) and are less than $3,500,000 (the “Ceiling”); provided, however, that any claim hereunder shall be satisfied only from the Escrow Fund established pursuant to the Asset Agreement. The procedure for the parties to determine the amount of damages to be paid to Purchaser is set forth in Article 8 of the Asset Agreement.

14. Broker.

Each of Purchaser and Seller represents and warrants to the other that no real estate broker has been involved with the negotiation and consummation of the sale of the Property. Purchaser and Seller each agrees to indemnify each other from any claims or liabilities asserted by any real estate broker alleging participation in the purchase and sale of the property and claiming authority from the indemnifying party.

15. Risk of Loss.

(a) In the event of condemnation or casualty to the Property between the date hereof and the Closing Date, the same shall affect the rights and obligations of the parties hereunder as hereinafter provided. If, prior to the Closing Date, all or any portion of the Property is condemned, taken by eminent domain, damaged by fire or by any other cause of any nature, Seller shall promptly give Purchaser notice of such taking or damage. In the event of condemnation, Purchaser shall have the right at its election to take title subject to the claim of Seller as to the condemnation award or in lieu thereof, to terminate the Contract. Such decision shall be made within thirty (30) days of Seller's notice. In the event of casualty or damage, if the cost of restoration shall be less than TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00), Seller shall undertake to restore the Property and Improvements to the condition required to be delivered under the terms and conditions of this Contract and the Closing Date shall be extended for such reasonable time as may be required to effectuate restoration. If the cost of restoration shall exceed TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00), then either party shall have the right to terminate this Contract within forty five (45) days from the date of such fire or casualty, provided that if Seller elects to terminate this Contract, Purchaser shall have the right to keep this Contract in full force and effect by agreeing to proceed to purchase the Property and to accept an assignment of the insurance proceeds payable to Seller in connection with such fire or casualty. Seller shall advise Purchaser in writing within fifteen (15) days after said fire or casualty whether or not the cost to restore will exceed TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) as shall be evidenced by the written opinion of an AIA architect licensed to practice in the State of New York.

(b) Purchaser reserves the right, if Seller terminates this Contract as provided in paragraph 15(a) above, to elect to close title without abatement of Purchase Price, subject to assignment of Seller to Purchaser of Seller's right, title and interest in and to any claims Seller may have under its insurance policies, or to deduct from the Purchase Price any sums received by Seller in settlement of the casualty claim; provided, Purchaser gives Seller fifteen (15) days notice of such election.

16. Notices.

All notices, consents, demands, waivers, Approvals and other communications made hereunder or in connection herewith shall be in writing and shall be given by hand delivery or by mailing the same addressed to the party for whom it is intended by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight delivery service (such as Federal Express), addressed as follows:

To Seller:	Interpharm, Inc.
Interpharm Realty LLC
75 Adams Avenue
Hauppauge, New York 11788
Attn: Mr. Peter Giallorenzo
Fax# (631) 656-1009

with an additional copy to:	Guzov Ofsink LLC
600 Madison Avenue
New York, New York 10022
Attn: Darren L. Ofsink, Esq.
Fax# (212) 688-7273

To Purchaser:	Kashiv, LLC
209 McLean Boulevard
Paterson, New Jersey 07504
Attn:
Fax #

with an additional copies to:	Budd Larner, P.C.
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Attn: Henry A. Larner, Esq.
Fax # (973) 379-7734
and
Tarsadia Hotels
620 Newport Center Drive Fourteenth Floor
Newport Beach, CA 92660
Attn: Edward Coss, Executive Vice President
and General Counsel
Facsimile# (949) 610-8222

Either party may designate by notice to the other given as hereinabove provided a new address to which notices shall thereafter be delivered or mailed. Notices shall be effective upon the earlier to occur of receipt or refusal of delivery.

17. Further Documents.

Each party to this Contract agrees to execute, acknowledge and deliver or cause to be delivered, such other deeds, assignments, affidavits, certificates and other instruments and documents as may be reasonably necessary and required by the other party from time to time to confirm and carry out the intent and purpose of this Contract and the performance of each party's obligations under the terms of this Contract, in such form as shall be reasonably satisfactory to counsel for both parties.

18. Benefits and Obligations; No Third Party Beneficiary.

This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, no party other than the parties hereto or their respective successors and assigns shall have any right or benefit herein, including, without limitation, the right to insist upon or enforce against either Seller or Purchaser the performance of all or any of their respective obligations hereunder and no such third party shall be deemed to have received any benefit as a result of any of the provisions of this Contract.

19. Miscellaneous.

(a) This Contract, including all exhibits and schedules hereto, together with all other documents delivered in connection herewith, contains the entire agreement between the parties hereto with respect to the Transaction and supersedes all prior understandings, if any, with respect thereto. If any term or provision of this Contract or any application thereof shall be invalid or unenforceable, the remainder of this Contract and any other application thereof shall not be affected thereby. This Contract may not be modified, terminated or amended nor any of its provisions waived except by a written instrument signed by the party to be charged or by its agent duly authorized in writing. The captions and headings used in this Contract are for convenience of reference only and shall not affect the construction to be given to any of the provisions hereof.

(b) This Contract shall be construed in accordance with the laws of the State of New York, and neither it nor any memorandum of it shall be recorded.

(c) This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which counterparts shall constitute one and the same Contract.

20. Remedies.

(a) In the event Purchaser shall default or refuse to close title except for any reason permitted hereunder or due to a default of Seller, then and in that event, Seller shall have the right to commence a suit for specific performance.

(b) In the event Seller shall default and refuse to close title except for any reason permitted hereunder or due to a default of Purchaser, Purchaser shall have the right to either (i) commence a suit for specific performance and if successful, shall also be entitled to all Purchaser’s costs and expenses, including, without limitation, reasonable attorneys’ and experts’/consultants’ fees; provided, however, in the event specific performance is unavailable, Purchaser shall be entitled to bring suit for all damages, including reasonable attorneys’ fees, experts’ and consultants’ fees suffered by reason of such failure and all of Purchaser’s actual costs and expenses in connection with the purchase of the Property or (ii) terminate this Contract, in which case Seller shall reimburse Purchaser for all costs associated with its Due Diligence Investigation pursuant to paragraph 7 hereof and the parties hereunder shall have no further obligations or liabilities, one to the other with respect to the Property.

21. Bind and Inure.

This Contract shall be binding upon the parties hereto and their successors and assigns.

22. Tax Free Exchange.

(a) It is mutually understood and agreed by and between Seller and Purchaser that Purchaser shall have the right to effectuate a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986 (“§1031”), as amended, and the Regulations promulgated thereunder (“§1031 Exchange”), in connection with the subject transaction. Seller agrees to fully cooperate and execute and deliver all documents necessary to accomplish the §1031 Exchange for Purchaser including but not limited to, delivery of escrow instructions, as appropriate, consenting to Purchaser’s assignment of certain rights to a “qualified intermediary” (as defined in §1031) for the limited purpose of complying with §1031, and the execution thereof.

(b) Without limiting the foregoing, Purchaser agrees that (a) it shall be responsible for all costs associated with its §1031 Exchange, and that Seller shall not be required to incur any additional cost, expense, or liability of any kind for the purpose of effectuating a §1031 Exchange for Purchaser; (b) Purchaser shall indemnify and hold Seller harmless from and against any loss, cost, damage, expense or other liability (including reasonable attorney’s fees) that Seller may incur or suffer in the performance of its obligations under this paragraph 22; (c) no assignment by Purchaser to a “qualified intermediary” for purposes of complying with §1031 shall operate to limit or modify Purchaser’s obligations or liabilities to Seller under this Contract.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Contract to be duly executed and delivered as of the date and year first above written.

SELLER:

ATTEST:	INTERPHARM, INC.

/s/ Jeffrey Weiss	By:	/s/ Peter Giallorenzo

WITNESS:	INTERPHARM REALTY LLC

/s/ Jeffrey Weiss	By:	/s/ Peter Gallorenzo

PURCHASER:

WITNESS:	KASHIV, LLC

	By:	/s/ Chirag Patel
Managing Member

ANNEX C

May 7, 2008

Board of Directors
Interpharm Holdings, Inc.
85 Adams Avenue
Hauppauge, NY 11788

Dear Members of the Board of Directors:

We understand that Amneal Pharmaceuticals of New York, LLC (the “Acquiror”), Interpharm Holdings, Inc. (the “Company”), Interpharm, Inc., a wholly-owned subsidiary of the Company (“Interpharm”), and certain shareholders of the Company listed therein (the “Majority Shareholders”), have entered into an Asset Purchase Agreement, dated as of April 24, 2008 (the “Original Agreement”), as amended pursuant to the First Amendment to Asset Purchase Agreement, dated May 2, 2008 (the “Amendment”, and together with the Original Agreement, the “Asset Purchase Agreement”), and that Interpharm, Interpharm Realty LLC (“Realty LLC”) and Kashiv LLC have entered into a Contract of Sale dated April 24, 2008 (the “Contract of Sale”), pursuant to which, among other things, the Company and its subsidiaries will sell substantially all of their respective assets, including real property located at 50 Horseblock Road, Yaphank, New York (the “Real Estate”), to the Acquiror and its affiliates, and the Acquiror will assume certain specified liabilities of the Company and its subsidiaries, for a cash purchase price of $61.6 million (the “Consideration”), subject to certain adjustments, together with the Acquiror establishing an escrow fund of $3.5 million for the potential payment of additional consideration to the Company and Interpharm, as provided for in the Asset Purchase Agreement (such sale of the Real Estate, together with the other asset sales and liability assumptions contemplated by the Asset Purchase Agreement, collectively, the “Transaction”). The Company, Interpharm and Realty LLC are referred to herein collectively as the “Sellers”. We further understand that, in connection with the Transaction, the Majority Shareholders and certain other holders of Company common stock have entered into a Proceeds Sharing Agreement, dated as of May 2, 2008 (the “Proceeds Sharing Agreement”), which sets forth an allocation of the proceeds due to certain shareholders from the Transaction amongst those stockholders and allocates some of the proceeds to the holders of the Company’s common stock, $0.01 par value per share (“Company Common Stock”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the aggregate Consideration to be received by the Sellers in the Transaction is fair to the Sellers, in the aggregate, from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the following agreements and documents:

Board of Directors Interpharm Holdings, Inc.,	Page 2
May 7, 2008

a.  the Original Agreement;

b.  the Amendment; and

c.  the Contract of Sale;

2. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) financial projections for the fiscal year ending June 30, 2009, prepared by the management of the Company, relating to the Company as a going concern, (b) cash flow projections for the thirteen week period ending June 20, 2008 (together, the “Projections”) and (c) a liquidation analysis prepared by the management of the Company (the “Liquidation Analysis”);

4. spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction;

5. reviewed the current and historical market prices and trading volume for Company Common Stock;

6. reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

7. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

Board of Directors Interpharm Holdings, Inc.,	Page 3
May 7, 2008

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections and Liquidation Analysis reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company (or the future results of any liquidation thereof) and we express no opinion with respect to such projections, analysis or the assumptions on which they are based. We note that the Projections and Liquidation Analysis are subject to significant uncertainty, particularly in light of the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. In this regard, you have advised us, and we have relied upon and assumed, that the Company is unable to obtain financing in an amount or on terms that will allow the Company to continue as a going concern and therefore, absent the Transaction, the Company will have no alternative other than to seek protection under U.S. bankruptcy laws and would likely result in a liquidation of the Company. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or any of its security holders may be a party (other than as specifically described herein with respect to the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in an adverse effect on the amount or timing of receipt of the Consideration. The Company has informed us that (i) it has very little or no unrestricted cash on hand, (ii) financial projections that represent the best currently available estimates and judgments of the Company management as to the future financial results and operations of the Company exist only through June 30, 2009, and (iii) as referred to above, the Company is unable to obtain financing sufficient to continue as a going concern. As a result, in reaching our conclusions hereunder, we did not perform a discounted cash flow analysis. In addition, we reviewed data regarding publicly traded companies in the same industry as the Company and recent change of control transactions involving companies in the same industry as the Company. However, because of (i) the Company’s lack of financing, (ii) the lack of publicly traded companies in the same industry as the Company facing similar going concern issues, and (iii) the lack of recent change of control transactions involving companies in the same industry as the Company facing similar going concern issues, we did not rely, in whole or in part, on either a comparable public companies analysis or a comparable mergers and acquisitions transaction analysis in reaching the conclusion set forth herein.

Board of Directors Interpharm Holdings, Inc.,	Page 4
May 7, 2008

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of any of the Sellers or any other party, nor were we provided with any such appraisal or evaluation, other than (a) the Liquidation Analysis, and (b) certain appraisals relating to the Real Estate and the machinery and equipment of the Sellers (collectively, the “Appraisals”). We have relied upon and assumed, without independent verification, the accuracy of the conclusions set forth in the Liquidation Analysis and the Appraisals, and have assumed that the assumptions, estimates and conclusions contained in the Liquidation Analysis accurately reflect the outcome of an orderly liquidation of the Sellers’ assets. We are not real estate, machinery or equipment appraisers, and do not express any opinion with respect to such subject matter. If the conclusions set forth in said Appraisals and the Liquidation Analysis are not accurate, the conclusion set forth in this Opinion could be materially affected. We did not estimate, and express no opinion regarding, the liquidation value of any entity or asset. We note, however, that the Liquidation Analysis reflects the belief of management of the Company that the liquidation value of the Company’s assets is substantially lower that the amount of the Consideration. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which any of the Sellers is or may be a party or is or may be subject, and have assumed, with your consent, that the Consideration will not be reduced pursuant to Schedule 2.3(c) of the Asset Purchase Agreement by more than $5 million as a result of any liability assumed by the Acquiror related to pending litigation.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of any of the Sellers, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. In reaching our conclusions hereunder, we have considered the status of the Company’s ongoing negotiations with its lenders with respect to the Company’s defaults on the covenants of its credit facilities and our discussions with Company management as to the Company’s financing alternatives and recent efforts to raise additional capital and seek other strategic alternatives, including a potential sale of the Company and/or its assets. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with the exercise of its fiduciary duties, and may not be relied on by any other person or used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors, any security holder or any other person as to how to act with respect to any matter relating to the Transaction.

Board of Directors Interpharm Holdings, Inc.,	Page 5
May 7, 2008

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, any of the Sellers, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to any of the Sellers, the Acquiror and other participants in the Transaction and their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of any of the Sellers, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), including the terms of the Proceeds Sharing Agreement, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of any of the Sellers, or to any other party, including the terms of the Proceeds Sharing Agreement, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for any of the Sellers or any other party or the effect of any other transaction in which any of the Sellers or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of any of the Sellers’ or any other party’s security holders vis-à-vis any other class or group of any of the Sellers’ or such other party’s security holders (including without limitation (a) the allocation of any consideration amongst or within such classes or groups of security holders, whether pursuant to the Proceeds Sharing Agreement, or otherwise, (b) the allocation of the Consideration amongst the Sellers, or (c) the allocation of the Consideration amongst the assets purchased in the Transaction), (vi) whether or not any of the Sellers, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of any of the Sellers or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Sellers and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Board of Directors Interpharm Holdings, Inc.,	Page 6
May 7, 2008

If the Company is required under the federal securities laws to include the text of this Opinion and a description hereof in any proxy statement or other similar communication required to be filed by the Company with the Securities and Exchange Commission and delivered to the Company’s stockholders in connection with the Transaction, the Company may do so, provided that (i) this Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company’s engagement of Houlihan Lokey, the services provided by Houlihan Lokey or this Opinion) shall be subject to Houlihan Lokey’s prior review and written approval (and, if applicable, formal written consent).

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the aggregate Consideration to be received by the Sellers in the Transaction is fair to the Sellers, in the aggregate, from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.